Exhibit 2.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

PARSONS GOVERNMENT SERVICES, INC.,

XATOR HOLDINGS CORPORATION,

XATOR CORPORATION,

THE PRINCIPAL SELLER STOCKHOLDERS LISTED ON ANNEX I ATTACHED HERETO,

THE OTHER SELLER STOCKHOLDERS LISTED ON ANNEX I ATTACHED HERETO EXECUTING JOINDER AGREEMENTS

and

DAVID L. SCOTT, AS SELLER STOCKHOLDER REPRESENTATIVE

DATED AS OF MAY 20, 2022

4.9	Compliance with Laws	47
4.10	Permits	47
4.11	Employee Benefit Plans	48
4.12	Employees; Labor Matters	50
4.13	Property	52
4.14	Taxes	53
4.15	Environmental Matters	56
4.16	Material Contracts	57
4.17	Intellectual Property	60
4.18	Data Privacy and Security	63
4.19	Insurance	65
4.20	Customers and Suppliers	65
4.21	Compliance with Export Control Laws and Sanctions Laws	65
4.22	Anti-Bribery, Anti-Corruption, and Anti-Money Laundering Laws	66
4.23	Facility Security Clearances	67
4.24	Brokers	67
4.25	Affiliate Transactions	67
4.26	Inventory	68
4.27	Bank Accounts; Names; Power of Attorney	68
4.28	Government Contracts	68
4.29	Excluded Entities	71
4.30	No Other Representations	71

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		71

5.1	Organization and Corporate Power	71
5.2	Authority Relative to this Agreement	71
5.3	Consents and Approvals; No Violations	71
5.4	Legal Proceedings	72
5.5	Financing	72
5.6	Broker’s Fees	72
5.7	No Other Representation or Warranty	72
5.8	Non-Reliance and Acknowledgement	72

ARTICLE VI. PRE-CLOSING COVENANTS		73

6.1	Conduct of Business by the Company and Company Subsidiaries	73
6.2	No-Solicitation	76
6.3	Regulatory Filings; Reasonable Best Efforts	77
6.4	Pre-Closing Access to Information	79
6.5	Disclosure; Confidentiality	79
6.6	Excluded Entities and Excluded Contracts	80
6.7	Pre-Closing Reorganization	80
6.8	Potential OCI	80

ARTICLE VII. ADDITIONAL COVENANTS		81

7.1	Access to Information	81
7.2	Employee Benefits	81
7.3	Indemnification of Officers and Directors	82
7.4	R&W Insurance Policy	83
7.5	Termination of Certain Agreements	84
7.6	Release	84
7.7	Further Assurances	84
7.8	Post-Closing Excluded Entity Liabilities	84
7.9	Post-Closing Receivables	85

ARTICLE VIII. TAX MATTERS		86

8.1	Tax Returns.	86
8.2	Amended Returns	88
8.3	Transfer Taxes	88
8.4	Cooperation	88
8.5	Tax Proceedings	89
8.6	Asset Allocation Statement	89

ARTICLE IX. CONDITIONS		90

9.1	Conditions to Obligations of Buyer	90
9.2	Conditions to Obligations of Seller, the Company and Seller Stockholders	91

ARTICLE X. INDEMNIFICATION		92

10.1	Survival	92
10.2	Indemnification of Buyer Indemnified Parties	93
10.3	Indemnification of Seller Stockholder Indemnified Parties	95
10.4	Defense of Third-Party Claims	96
10.5	Direct Losses	97
10.6	Final Resolution; Determination of Loss Amount	97
10.7	Exclusive Remedy	98
10.8	Disregard for Qualifications as to Materiality	98
10.9	Manner of Payment; Escrow	98
10.10	Adjustments for Tax Purposes	99

ARTICLE XI. TERMINATION		99

11.1	Termination	99
11.2	Effect of Termination	100

ARTICLE XII. GENERAL PROVISIONS		100

12.1	Interpretation; Absence of Presumption	100
12.2	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	101
12.3	Entire Agreement	102
12.4	No Third-Party Beneficiaries	102

12.5	Notices	102
12.6	Successors and Assigns	104
12.7	Amendments and Waivers	104
12.8	Severability	104
12.9	Expenses	104
12.10	Specific Performance	105
12.11	Counterparts	105
12.12	Disclosure Schedules	105
12.13	Waiver of Conflict; Privilege	105

EXHIBITS, ANNEXES AND SCHEDULES

Exhibits

Exhibit A:	Sample Net Working Capital Calculation

Exhibit B:	Form of Escrow Agreement

Exhibit C:	Form of Restrictive Covenant Agreement

Exhibit D:	Form of Retention Bonus Agreement (including Employee Agreement and Acknowledgment of Obligations and Agreement to Arbitrate in the forms attached thereto)

Exhibit E-1:	Form of Transition Services Agreement

Exhibit E-2:	Form of Facility Access and Use Agreement

Exhibit E-3:	Form of Subcontract Pending Novation Agreement

Exhibit F:	Form of Joinder Agreement

Exhibit G:	Form of Closing Note

Exhibit H-1:	Form of Equity Award Holder Acknowledgment Agreement

Exhibit H-2:	Form of Warrant Holder Acknowledgment Agreement

Annexes

Annex I: Holders

Annex II: Key Executives

Annex III: Retention Bonus Recipients

Schedules

Schedule I – Accounting Principles

v

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of May 20, 2022 (the “Agreement Date”), is entered into by and among (i) Parsons Government Services, Inc., a Nevada corporation (“Buyer”); (ii) Xator Holdings Corporation, a Delaware corporation (the “Seller”); (iii) Xator Corporation, a Florida corporation; (iv) the Persons listed on Annex I under the heading “Principal Seller Stockholders” (collectively, the “Principal Seller Stockholders”); (v) the Persons listed on Annex I under the heading “Other Seller Stockholders” (collectively, the “Other Seller Stockholders” and together with the Principal Seller Stockholders, the “Seller Stockholders”) executing Joinder Agreements; and (vi) David L. Scott, a resident of the State of Florida (the “Seller Stockholder Representative”), in his capacity as representative of (A) Seller Stockholders, (B) the Persons listed on Annex I under the heading “Seller Optionholders” (collectively, the “Seller Optionholders”), (C) the Persons listed on Annex I under the heading “Seller SARs Holders” (collectively, the “Seller SARs Holders”), who hold Awards of SARs (each as defined in the Xator Holdings Corporation 2021 Stock Appreciation Rights Plan, as may be amended from time to time, the “Seller SARs Plan” and such SARs, the “Seller SARs”) pursuant to the Seller SARs Plan, and (D) the Persons listed on Annex I under the heading “Seller Warrant Holders” (collectively, the “Seller Warrant Holders”; each Seller Stockholder, Seller Optionholder, Seller SARs Holder and Seller Warrant Holder is sometimes referred to as a “Holder” and collectively, as the “Holders”). Each of Buyer, Seller, Seller Stockholder Representative and Seller Stockholders may be referred to as a “Party” or, collectively, as the “Parties.” Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in Section 1.1.

RECITALS

A.    Seller Stockholders collectively own all the issued and outstanding shares of capital stock of Seller, which as of the date of this Agreement consists of 1,084,178 shares of the common stock, par value $0.0001 per share, of which 1,071,584 shares are designated as Class A Voting Common Stock (the “Seller Class A Common Stock”) and 12,594 shares are designated as Class B Non-Voting Common Stock (the “Seller Class B Common Stock,” together with the Class A Common Stock, the “Seller Common Stock”), and Seller owns all the issued and outstanding shares of capital stock of the Company.

B.    The Seller Optionholders collectively own all of the outstanding options to acquire shares of Seller Common Stock (the “Seller Options”), which as of the date of this Agreement consist of Seller Options to acquire up to 50,000 shares of Seller Common Stock on the terms and conditions provided in the agreements evidencing such Seller Options, the Seller SARs Holders collectively own all of the outstanding Seller SARs, which as of the date of this Agreement consist of Seller SARs covering up to 28,000 shares of Seller Common Stock on the terms and conditions provided in the agreements evidencing such Seller SARs, and the Seller Warrant Holders collectively own all of the outstanding stock purchase warrants (the “Seller Warrants”), which as of the date of this Agreement consist of Seller Warrants to acquire up to 41,628 shares of Seller Common Stock on the terms and conditions provided in the agreements evidencing such Seller Warrants.

C.    Buyer desires to purchase and acquire all of the shares of capital stock of the Company (the “Equity”) from Seller, and Seller desires to sell and transfer all the Equity to Buyer, upon the terms and subject to the conditions set forth in this Agreement (the “Transaction”).

D.    In connection with the Transaction, each Seller SAR, each Seller Option and each Seller Warrant shall be cancelled, terminated and extinguished at the Closing, in each case upon the terms and subject to the conditions set forth in this Agreement.

E.    In connection with the Transaction, and as a condition and inducement to Buyer’s willingness to enter into this Agreement and concurrently with the execution of this Agreement by Seller, the Company and the other Parties hereto, as of the date hereof, each Person set forth on Annex II (each a “Key Executive”) has executed and delivered a Restrictive Covenant Agreement in the form of Exhibit C attached hereto (collectively, the “Restrictive Covenant Agreements”) to Buyer.

F.    In connection with the Transaction, Buyer shall offer to enter into a Retention Bonus Agreement in the form of Exhibit D attached hereto (each a “Retention Bonus Agreement”) with each Person set forth on Annex III (each a “Retention Bonus Recipient”).

G.    As of the date hereof, the respective stockholders and board of directors of Seller and the Company (the “Boards”) have approved this Agreement, the Transaction and the Pre-Closing Reorganization.

H.    Each of the Parties desires to make certain representations, warranties, covenants, and agreements and to prescribe various conditions to the transactions contemplated by this Agreement.

AGREEMENT

In consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1    Defined Terms. For the purposes of this Agreement, the following terms have the following meanings:

“Accounting Principles” means (i) to the extent not inconsistent with GAAP, GAAP applied consistently with the Audited Financial Statements, and (ii) otherwise, GAAP, in each case, except as specifically modified on Schedule I attached hereto.

“Action” means any claim, demand, hearing, action, third party audit, suit, arbitration, litigation or proceeding (civil, criminal, arbitral, administrative, legal or otherwise).

“Acquisition Proposal” has the meaning assigned to such term in Section 6.2.

“Adjustment Escrow Amount” means $2,500,000.

“Adjustment Escrow Fund” has the meaning assigned to such term in Section 2.6.

“Adjustment Time” means 11:59 p.m. Eastern Time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that directly or through one or more intermediaries controls or is controlled by or is under common control with such Person, and if such Person is an individual, such Person’s Family Members; provided, however, that from and after the Closing, neither the Company nor any Company Subsidiary will be considered an Affiliate of any holder of the Seller Common Stock, Seller Options, Seller SARs or Seller Warrants.

“Affiliate Contracts” has the meaning assigned to such term in Section 4.25.

“Aggregate Exercise Amount” means (i) the aggregate exercise price of all In-the-Money Seller Options outstanding as of immediately prior to their cancellation pursuant to Section 2.3, (ii) the aggregate strike price of all In-the-Money Seller SARs outstanding as of immediately prior to their cancellation pursuant to Section 2.3, and (iii) the aggregate exercise price of all In-the-Money Seller Warrants outstanding as of immediately prior to their cancellation pursuant to Section 2.3.

“Agreement” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Agreement Date” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Ancillary Documents” means the Escrow Agreement, the Restrictive Covenant Agreements, the Disclosure Schedules, the Retention Bonus Agreements, the Transition Services Agreement, the Facility Access and Use Agreement, the Subcontract Pending Novation Agreement, the Joinder Agreements, the Closing Note, the Equity Award Holder Acknowledgement Agreements, and any other instruments, certificates and agreements delivered at or prior to the Closing in connection with the transactions contemplated by this Agreement.

“Available Retention Bonus Pool” means the amount of the Total Retention Bonus Pool that has not been allocated to a Retention Bonus Recipient as of Closing pursuant to Annex III, which amount is equal to $425,000.

“Benefit Plan” means each employee compensation and benefit plan, program, policy, agreement or other arrangement, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any employee benefit plan within the meaning of Section 3(3) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, phantom equity or phantom bonus plan or agreement, stock option, equity or equity-based, severance, employment, change of control, pension, retirement, or fringe benefit plan or other compensation plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), whether or not reduced to writing, in each case that is sponsored, maintained or contributed to by Seller, the Company or any Company Subsidiary or any of their ERISA Affiliates for the benefit of current or former Service Providers or with respect to which Seller, the Company or any Company Subsidiary or any of their ERISA Affiliates has any direct or indirect present or future liability.

“Blue Grass Receivables” has the meaning assigned to such term in Section 7.9.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York, are required or authorized by Law to be closed.

“Buyer” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Organization and Corporate Power), 5.2 (Authority Relative to this Agreement), 5.3(b)(i) (Consents and Approvals; No Violations) and 5.6 (Brokers’ Fees).

“Buyer Indemnified Parties” means Buyer, the Company, the Company Subsidiaries (other than the Excluded Entities) and their respective Affiliates, direct and indirect equityholders, officers, directors, managers, employees and each of their representatives, advisors, and agents.

“Buyer Released Claim” has the meaning assigned to such term in Section 7.6.

“Buyer Released Party” has the meaning assigned to such term in Section 7.6.

“Cap” has the meaning assigned to such term in Section 10.2(c).

“Cares Act” means the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law.

“Cash” means, without duplication and as of the Adjustment Time, the aggregate amount of cash and cash equivalents held by the Company and the Company Subsidiaries (other than the Excluded Entities), plus (i) checks received by the Company or any Company Subsidiary (other than an Excluded Entity) that have not been posted, less (ii) cash or cash equivalents held by the Company or any Company Subsidiary (other than an Excluded Entity) as security deposits and any amounts held in escrow or otherwise held by a third party for the benefit of third parties as security or similar deposit or subject to any other legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose, less (iii) the amount of any bank overdrafts of the Company or any Company Subsidiary (other than an Excluded Entity), less (iv) the amount of all cash deposits delivered by third parties to the Company or any Company Subsidiary (other than an Excluded Entity) in respect of leases or subleases, less (v) the aggregate amount of outstanding or “cut” checks or drafts of the Company and the Company Subsidiaries (other than the Excluded Entities) that have not posted (to the extent not included as a current liability in Closing Net Working Capital). “Cash” shall not include any items included in “Closing Net Working Capital” or the Aggregate Exercise Amount. For the avoidance of doubt, “Cash” shall be calculated without giving effect to the distribution by the Company of cash for the payment of the Closing Seller Option Consideration to the Seller Optionholders, the Closing Seller SARs

Consideration to the Seller SARs Holders or the Closing Seller Warrant Consideration to the Seller Warrant Holders pursuant to Sections 2.3(b), 2.3(c) and 2.3(d) below. Cash shall be calculated in conformity with the Accounting Principles. For the avoidance of doubt, Cash may be a positive or negative number.

“Closing” has the meaning assigned to such term in Section 2.2.

“Closing Cash” means Cash as of the Adjustment Time.

“Closing Date” has the meaning assigned to such term in Section 2.2.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company and the Company Subsidiaries (other than the Excluded Entities) as of immediately prior to the Closing.

“Closing Net Working Capital” means, as of the Adjustment Time, the items that are classified as current assets of the Company and the Company Subsidiaries (other than the Excluded Entities) in the sample calculation of Closing Net Working Capital as of March 31, 2022, which is attached to this Agreement as Exhibit A (the “Sample Calculation”), minus the items that are classified as current liabilities of the Company and the Company Subsidiaries (other than the Excluded Entities) in the Sample Calculation; provided that the definition of “Closing Net Working Capital” shall not include (i) Closing Indebtedness, (ii) Closing Transaction Expenses, (iii) any current or deferred Tax assets or Tax liabilities, (iv) any Excluded Entity Receivables, (v) any KSSS Receivables or (vi) any Blue Grass Receivables. Closing Net Working Capital shall be calculated in conformity with the Accounting Principles.

“Closing Seller Option Consideration” means the aggregate consideration payable to a Seller Optionholder in respect of such Seller Optionholder’s Seller Options pursuant to Section 2.3(b), as set forth in the Consideration Spreadsheet.

“Closing Seller SARs Consideration” means the aggregate consideration payable to a Seller SARs Holder in respect of such Seller SARs Holder’s Seller SARs pursuant to Section 2.3(c), as set forth in the Consideration Spreadsheet.

“Closing Share Number” means the total number of shares of Seller Common Stock outstanding as of immediately prior to Closing.

“Closing Statement” has the meaning assigned to such term in Section 2.9(a).

“Closing Transaction Consideration” means (i) the Estimated Transaction Consideration, minus (ii) the Indemnity Escrow Amount, minus (iii) the Adjustment Escrow Amount, minus (iv) Seller Stockholder Representative Expense Fund.

“Closing Transaction Expenses” means the Transaction Expenses remaining unpaid as of immediately prior to the Closing.

“Closing Seller Warrant Consideration” means the aggregate consideration payable to a Seller Warrant Holder in respect of such Seller Warrant Holder’s Seller Warrants pursuant to Section 2.3 at the Closing, as set forth in the Consideration Spreadsheet.

“COBRA” means Section 601 of ERISA and Section 4980B of the Code.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means, prior to the Pre-Closing Reorganization, Xator Corporation, a Florida corporation, and following the Pre-Closing Reorganization, shall mean Xator, LLC, a Florida limited liability company, in each case as the context requires.

“Company Employee Loans” means the loans by Seller or the Company to the employees and other service providers identified on Section 1.1 (CEL) of the Disclosure Schedules.

“Company Employee Payables” means any payments that are compensatory in nature due and payable by Seller, the Company or any Company Subsidiary (other than an Excluded Entity) to any current or former Service Provider or equity holder of Seller, the Company or any Company Subsidiary (other than an Excluded Entity) at any time pursuant to agreements in effect before the Closing Date, including any bonus, change of control, retention, or severance payments (in each case whether such payments are discretionary or mandatory), including the Transaction Bonuses, but excluding any payments pursuant to the Retention Bonus Agreements, in each case that are triggered, either automatically or with the passage of time, in whole or in part, by the execution of this Agreement transactions contemplated by this Agreement (either alone or in conjunction with any other event(s)).

“Company Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization and Qualification; Authority), 4.2 (Authority Relative to this Agreement), 4.3 (Capitalization and Related Matters), 4.4 (Subsidiaries), 4.5(b)(i) (Consents and Approvals; No Violations), 4.14 (Taxes), and 4.24 (Brokers).

“Company Insurance Policies” has the meaning assigned to such term in Section 4.19.

“Company Intellectual Property” means the Non-Owned Intellectual Property and the Owned Intellectual Property.

“Company IT Systems” has the meaning assigned to such term in Section 4.17(n).

“Company Privacy and Data Security Policies” means each and every past or present, internal or public-facing policy, notice, and statement concerning the privacy, security, or Processing of Personal Information.

“Company Products or Services” means all products (including software programs and applications), Technologies and services (including online services) of the Company or any Company Subsidiary (including, for each product, service or Technology, related documentation), provided, distributed, hosted, leased, licensed out, sold, resold or otherwise made commercially available by the Company or any Company Subsidiary prior to the date of this Agreement, or that are under development and that the Company or any Company Subsidiary intends to provide, distribute, host, lease, license out, sell, resell or otherwise make commercially after the date of this Agreement.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Transaction” means any (i) reorganization, liquidation, dissolution or recapitalization of Seller, the Company or any Company Subsidiary, (ii) merger or consolidation involving Seller, the Company or any Company Subsidiary, (iii) purchase or sale of any assets or Seller Common Stock, Seller Options, Seller SARs or Seller Warrants (or any rights to acquire, or securities convertible into or exchangeable for, any such Seller Common Stock, Seller Options, Seller SARs or Seller Warrants) or (iv) similar transaction or business combination involving Seller, the Company or any Company Subsidiary or its businesses.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of February 16, 2022, between Seller and Parsons Corporation.

“Consideration Spreadsheet” has the meaning assigned to such term in Section 2.10.

“Contract” means any agreement, engagement letter, instrument, lease, sublease, letter of credit, guarantee, deed, loan, credit agreement, hedging arrangement, purchase order, license, bond, note, mortgage, indenture or contract, and any other legally binding, non-statutory/regulatory obligation, commitment or undertaking, written or oral.

“Contributor” has the meaning assigned to such term in Section 4.17(g).

“control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” have correlative meanings).

“Controlled Information” means, collectively, Controlled Unclassified Information as defined in 32 C.F.R 2002.4(h) and Covered Defense Information, as defined by 48 C.F.R. 204.7012.

“Conversions” means the conversion of the Company and each of the Company Subsidiaries that is a corporation (other than the Excluded Entities) to a limited liability company.

“Copyrights” has the meaning assigned to such term in the definition of Intellectual Property.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester or other Law, order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act (P.L. 116-127).

“COVID-19 Response” has the meaning set forth in Section 6.1.

“Deductible” has the meaning assigned to such term in Section 10.2(c).

“Deferred Payroll Taxes” means any Taxes payable by Seller, the Company or any Company Subsidiary (other than an Excluded Entity), including without limitation, any penalties or interest incurred by Seller, the Company, any Company Subsidiary (other than the Excluded Entities) or Buyer and its Affiliates related thereto or arising out of any failure to comply with any repayment obligation of such amounts, that (x) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (y) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.

“Delaware Courts” has the meaning assigned to such term in Section 12.2(b).

“Determination Date” has the meaning assigned to such term in Section 2.9(c)(iii).

“Direct Claim” has the meaning assigned to such term in Section 10.5.

“Direct Claim Notice” has the meaning assigned to such term in Section 10.5.

“Discussion Period” has the meaning assigned to such term in Section 10.5.

“Disputed Amounts” has the meaning assigned to such term in Section 2.9(c)(iii).

“Effective Time” has the meaning assigned to such term in Section 2.2.

“End Date” means June 30, 2022.

“Environmental Claim” means any action, suit, claim, demand, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on or resulting from or relating to: (i) the presence, Release, threatened Release, investigation, remediation, or exposure to, any Hazardous Materials; (ii) the Handling of Hazardous Materials; or (iii) any actual or alleged non-compliance with or violation of any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any Law; judicial or administrative interpretation thereof; Environmental Permit; or Order, binding guidance, directive, enforcement action, or agreement with a Governmental Entity relating to: (i) Releases or threatened Releases of Hazardous Material; (ii) protection, or clean-up of the environment; the Handling of Hazardous Materials; air emissions, indoor air quality, and greenhouse gas emissions; the preservation or protection of natural resources, endangered species, or the environment (including ambient and indoor air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); pollution, contamination or protection of public or employee health or the environment; or (iii) the presence (including in products), management, manufacture, handling, transport, use, treatment, storage, containment, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, remediation, or disposal of Hazardous Material.

“Environmental Notice” means any written directive, written notice of violation or infraction, or written notice respecting any Environmental Claim or any written communication from a Governmental Entity relating to potential, actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, registration, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity” has the meaning assigned to such term in the Recitals.

“Equity Award Holder Acknowledgment Agreement” has the meaning given to such term in Section 2.3(b)(ii).

“Equity Interests” means ownership interests in Seller, the Company or any Company Subsidiary, whether membership interests or other securities, including any purchase option, call option, right of first refusal or offer, co-sale, participation right, preemptive right or similar right in such membership interests or other securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any corporation or trade or business, any other corporation or trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first corporation or trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first corporation or trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means U.S. Bank.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among Buyer, Seller Stockholder Representative and the Escrow Agent as of the Closing Date in the form attached to this Agreement as Exhibit B.

“Escrow Funds” means, collectively, the Adjustment Escrow Fund and the Indemnity Escrow Fund.

“Estimated Closing Cash” has the meaning assigned to such term in Section 2.1(a).

“Estimated Closing Indebtedness” has the meaning assigned to such term in Section 2.1(a).

“Estimated Closing Net Working Capital” has the meaning assigned to such term in Section 2.1(a).

“Estimated Closing Transaction Expenses” has the meaning assigned to such term in Section 2.1(a).

“Estimated Tax Liability Amount” has the meaning assigned to such term in Section 2.1(a).

“Estimated Transaction Consideration” has the meaning assigned to such term in Section 2.4(b).

“Excluded Contracts” means Contract #W912HQ22D0006 issued by USACE Humphreys Eng CTR SPT Activity (INTAC), dated February 18, 2022 and Contract #2021-21062800001 issued by Office of Security Contracts Team (PAC Training), dated June 30, 2021.

“Excluded Entities” means SPRA, Bill Scott Raceway, Incorporated, a Virginia corporation, and SPARC.

“Excluded Entity Receivables” has the meaning assigned to such term in Section 7.9.

“Export Control Laws” means (i) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4852), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (ii) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Facility Access and Use Agreement” means the Facility Access and Use Agreement to be entered into by and among SPRA or SPBSR and Buyer as of Closing in the form attached to this Agreement as Exhibit E-2.

“Family Member” means, with respect to each Person, any individual related by blood, marriage or adoption to any such Person.

“Final Allocation” has the meaning assigned to such term in Section 8.6.

“Financial Statements” has the meaning assigned to such term in Section 4.6(a).

“Fraud” means actual and intentional misrepresentation with respect to the making of the representations and warranties set forth in Article III, Article IV or Article V, or any certificate delivered by any of the Parties in connection with Closing. For the avoidance of doubt, “Fraud” does not include constructive fraud or any torts based solely on negligence.

“Fully Diluted Share Number” means the sum of (i) the total number of shares of Seller Common Stock outstanding as of immediately prior to Closing, plus (ii) the total number of shares of Seller Common Stock attributable to Seller Options that are entitled to receive the Closing Seller Option Consideration pursuant to the Consideration Spreadsheet and Section 2.3, plus (iii) the total number of shares of Seller Common Stock attributable to Seller SARs that are entitled to receive the Closing Seller SARs Consideration pursuant to the Consideration Spreadsheet and Section 2.3, plus (iv) the total number of shares of Seller Common Stock attributable to Seller Warrants that are entitled to receive Closing Seller Warrant Consideration pursuant to the Consideration Spreadsheet and Section 2.3.

“Fundamental Representations” means, collectively, Seller Stockholder Fundamental Representations and the Company Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States, as in effect as of the Closing, consistently applied.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract, grant cooperative agreement, or other similar arrangement of any kind between the Company or any Company Subsidiary and where the counterparty or the ultimate customer is or the work performed under such contract was funded by a Governmental Entity. A task, purchase or delivery order under a Government Contract does not constitute a separate Government Contract for purposes of this definition but is part of the Government Contract to which it relates.

“Government Contract Bid” means quotations, bids, and proposals for awards of new Government Contracts made by the Company or any Company Subsidiary for which no award has been announced and which, if accepted, would result in a Government Contract.

“Government Official” means any officer or employee of a Governmental Entity or any department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Governmental Entity” means any foreign, domestic, federal, territorial, state or local governmental entity, quasi-governmental entity (including any sovereign wealth fund or corporation owned or controlled in whole or in part by any governmental entity), court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Handling of Hazardous Materials” means the production, use, reuse, generation, Release, storage, treatment, formulation, processing, labeling, registration, transportation, reclamation, recycling, disposal, arranging for disposal, discharge or other handling or disposition of Hazardous Materials.

“Hazardous Material” means (i) petroleum or any petroleum product, or derivative or fraction thereof, radon, radioactive materials or wastes, special waste, ignitable, reactive or corrosive substances, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances (including PFAS, PFOA, PFOS, Gen X, and PFBs), and polychlorinated biphenyls and/or (ii) any chemical, material, substance, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas which is listed, classified or regulated as toxic, a hazardous substance, hazardous waste, acutely hazardous, hazardous material, contaminant, or pollutant as those terms are defined by any applicable Environmental Law, or described with words of similar import or regulatory effect under Environmental Laws.

“Holder Releasing Party” has the meaning assigned to such term in Section 7.6.

“Holders” has the meaning assigned to such term in the opening paragraph of this Agreement.

“HSR Act” shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

“In-the-Money Seller Option” has the meaning assigned to such term in Section 2.3(b).

“In-the-Money Seller SAR” has the meaning assigned to such term in Section 2.3(c).

“Indebtedness” means with respect to any Person, without duplication, the aggregate amount of all payment obligations of such Person in respect of the following: (i) indebtedness, whether or not contingent, for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including any indebtedness or forgivable loans obtained pursuant to the CARES Act (or any similar or conforming legislation in any U.S. jurisdiction), and any subsequent legislation relating to the COVID-19 pandemic, or any similar state, local, or foreign Law, (ii) any other indebtedness that is evidenced by a note, bond, debenture, lien, mortgage draft or similar instrument or security, (iii) notes payable and drafts accepted representing extensions of credit, (iv) letters of credit, performance bonds, bankers’ acceptances or similar facilities, to the extent drawn upon but not yet reimbursed, (v) obligations under any lease arrangements that are or would be capitalized under GAAP in effect on the respective date the determination is made (but excluding the effects of ASC 842), (vi) amounts due under any future derivative, swap, collar, cap, put, call, forward purchase or sale transaction, fixed price contract or similar hedging obligations, (vii) obligations for purchase price adjustments, the deferred purchase price of property, assets, services or equity interests, “earn-outs,” retention bonuses and similar payments and seller notes (in each case pursuant to any acquisition agreement entered into prior to the Agreement Date), (viii) the amount of any overdrafts (other than any amounts that would be deducted from Cash pursuant to clause (iv) of the definition thereof), (ix) any Deferred Payroll Taxes, (x) any guarantee (including by way of a “keep well” or other similar undertaking) of any of the foregoing obligations or any other indebtedness of others guaranteed by such Person or secured by any Lien on the assets of by such Person, (xi) all obligations in respect of severance related to periods prior to the Closing, and (xii) all accrued interest, related expenses, prepayment penalties, make-whole payments, success fees and all other amounts payable in connection with any of the foregoing obligations, including the prepayment of any Indebtedness; provided that the definition of “Indebtedness” shall not include any amounts included in Closing Transaction Expenses to the extent paid at or prior to the Closing.

“Indemnitee” has the meaning assigned to such term in Section 10.4(a).

“Indemnity Administrator” has the meaning assigned to such term in Section 10.4(a).

“Indemnity Escrow Amount” means $1,800,000.

“Indemnity Escrow Fund” has the meaning assigned to such term in Section 2.6.

“Independent Accountant” means BDO USA, LLP, or, if BDO USA, LLC is not able to serve as the Independent Accountant, another nationally or regionally recognized independent accounting firm mutually agreed to by Seller Stockholder Representative and Buyer; provided, however, that in the event Seller Stockholder Representative and Buyer are unable to agree on such independent accounting firm, the firms designated by Seller Stockholder Representative and Buyer shall together appoint the independent accounting firm to serve as the Independent Accountant.

“Initial Payment Time” has the meaning assigned to such term in Section 2.3(b)(ii).

“Intellectual Property” means all rights, title and interest in or relating to intellectual property, existing now or in the future, whether in the United States or any foreign jurisdiction, including: (i) all issued patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, revivals, substitutions and extensions thereof, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Entity, including all registrations and applications for registration, renewals and extensions of registration for any of the foregoing (“Patents”), (ii) registered and unregistered trademarks, service marks, trade dress and applications therefor, along with names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill of the business associated with any of the foregoing, along with all registrations, applications for registrations, renewals and extensions of registrations for any of the foregoing (“Trademarks”), (iii) all registered and unregistered copyrights and copyrightable subject matter (including literary works and any other original works of authorship fixed in any tangible medium, moral rights, mask work, databases, data collections and rights therein, Software, web site content, rights to compilations, design rights, collective works and derivative works, and the right to create collective and derivative works, of any of the foregoing), whether or not published, all recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (“Copyrights”), (iv) Trade Secrets, (v) domain names, (vi) all other intellectual property rights arising from or relating to Technology, (vii) all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing clauses (i) through (vi) above, (viii) the right to file applications and obtain registrations, all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and (ix) all rights arising therefrom and pertaining thereto and all products, proceeds and revenues arising from or relating to any and all of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreement” means the agreement whereby a Seller Stockholder becomes a Party to this Agreement with respect to all of their shares of Common Stock, substantially in the form attached hereto as Exhibit F.

“Key Executive” has the meaning set forth in the Recitals.

“Key Retention Bonus Recipient” means the Persons set forth on Annex III under the heading “Key Retention Bonus Recipient.”

“Knowledge of Buyer” or “Buyer’s Knowledge” means the actual knowledge of any of Michael Kolloway and Timothy Schmitt as of the Closing.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of any of Holly Freedlander, Amy McNaughton, Jerry Pfeiffer, David Scott, Mark Skinner, Hal Smith, Ted Timberlake, Wendy Piazza and Skip Davidson as of the Closing.

“KSSS” has the meaning assigned to such term in Section 7.9.

“KSSS Receivables” has the meaning assigned to such term in Section 7.9.

“Law” means any federal, state, local or foreign law, statute, regulation, ordinance, rule, judgment, order, decree, award, approval, concession, grant, common law, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision or approval of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Entity.

“Lease” and “Leases” each has the meaning assigned to such term in Section 4.13(c).

“Leased Real Property” has the meaning assigned to such term in Section 4.13(c).

“Liabilities” means debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and regardless of whether such item would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liens” means all liens, mortgages, pledges, charges, claims, security interests, purchase options, restrictions on transfer, title defects, easements, covenants, conditions, restrictions, leases, securities-related encumbrances or other encumbrances of any kind or nature.

“Losses” means all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees and costs incurred in investigating or pursuing indemnification), obligations, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies.

“Malicious Code” has the meaning assigned to such term in Section 4.17(n).

“Material Adverse Effect” means a material and adverse effect or development upon (x) the business, operations, assets, Liabilities, condition (financial or otherwise) or operating results, cash flow or net worth of the Company or any Company Subsidiary (other than an Excluded Entity), taken as a whole, or (y) on the ability of Seller, the Holders or the Company to perform their respective obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or by any Ancillary Document, except, solely in the case of clause (x), to the extent resulting from (i) changes in general local, domestic, foreign, or international economic conditions, (ii) changes affecting generally the industries or markets in which the Company or any Company Subsidiary (other than an Excluded Entity) operates, (iii) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (iv) any action expressly required to be taken by this Agreement or the Ancillary Documents, (v) the announcement or pendency of the transactions contemplated by this Agreement and the Ancillary Documents, provided that the exception contained in this clause (v) shall not apply to the use of Material Adverse Effect with respect to the representations and warranties set forth in Sections 3.5 or 4.5, including for purposes of the conditions set forth in Sections 9.1(a); (vi) the failure of the Company or any Company Subsidiary (other than an Excluded Entity) to meet internal expectations or projections, provided that any event that caused or contributed to such failure shall not be excluded under this clause (vi), (vii) any adverse effect resulting directly or indirectly from natural disasters, such as hurricanes, tornadoes, floods, or earthquakes, (viii) any epidemic or pandemic, whether or not occurring or commenced before or after the date of this Agreement, including any event, fact, condition, or circumstance resulting from COVID-19 or the worsening thereof, and (ix) any adverse effect resulting directly or indirectly from any acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or the escalation or worsening thereof; except, in the case of the immediately preceding clauses (i), (ii), (iii), (vii), (viii) or (ix), to the extent such change or act has a disproportionate impact on the Company or any Company Subsidiary (other than an Excluded Entity) or its business relative to the effect on other Persons operating in the same industry in which the Company or such Company Subsidiary (other than an Excluded Entity) operates.

“Material Contracts” has the meaning assigned to such term in Section 4.16(a).

“Material Customer” has the meaning assigned to such term in Section 4.20.

“Material Supplier” has the meaning assigned to such term in Section 4.20.

“Most Recent Balance Sheet” has the meaning assigned in Section 4.6(a).

“NISPOM” has the meaning assigned to such term in Section 4.23.

“NIST” has the meaning assigned to such term in Section 4.18(a).

“Non-Owned Intellectual Property” means all Intellectual Property used by the Company or any Company Subsidiary or necessary for the operation of the business of the Company or any Company Subsidiary that is not Owned Intellectual Property.

“OCI” has the meaning assigned to such term in Section 4.28(c).

“Open Source Materials” means open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Mozilla Public License (MPL), the Berkeley Software Distribution (BSD) licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License, any derivative of the foregoing, or other Software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use Software for commercial purposes.

“Order” means any outstanding order, ruling, temporary restraining order, judgment, writ, preliminary or permanent injunction, stipulation, award or decree.

“Owned Intellectual Property” means all Intellectual Property owned (or purported to be owned) by the Company or any Company Subsidiary.

“Party” or “Parties” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Pass-Through Tax Return” means any Tax Return filed by Seller in respect of any income Tax that is imposed on and payable by the beneficial owners of Seller with respect to the income or profits of Seller.

“Patents” has the meaning assigned to such term in the definition of Intellectual Property.

“Per Share Amount” means an amount equal to (i) the sum of (A) the Estimated Transaction Consideration, plus (B) the Aggregate Exercise Amount, divided by (ii) the Fully Diluted Share Number.

“Per Share Escrow Amount” means an amount equal to (i) the sum of (A) the Indemnity Escrow Amount and (B) the Adjustment Escrow Amount, divided by (ii) the Closing Share Number.

“Per Share Seller Stockholder Rep Amount” means an amount equal to (i) Seller Stockholder Representative Expense Fund, divided by (ii) the Closing Share Number.

“Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Entity.

“Permitted Liens” means the following Liens: (i) statutory Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable, (ii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions which are not violated by the current use and operation of the assets and properties of the Company or any Company Subsidiary, and (iii) Liens not created by the Company or any Company Subsidiary that affect the underlying fee interest of any Leased Real Property, including master leases or ground leases, easements (including for gas pipelines and power lines), declarations, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances, recorded in the public real estate records that do not or would not, individually or in the aggregate impair the continued use and operation of such Leased Real Property as used by the Company or any Company Subsidiary as of the Closing Date; provided, however, to the extent such Liens secure monetary indebtedness, then such Liens shall constitute Permitted Liens solely to the extent that lenders to such lessor have provided commercially reasonable non-disturbance agreements to the applicable Company or Company Subsidiary with regard to the applicable Lease.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Entity, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, or any other information that is considered “Controlled Information,” “personally identifiable information,” “personal information,” or “personal data” under applicable Law.

“Post-Closing Adjustment” has the meaning assigned to such term in Section 2.9(b).

“Post-Closing Excluded Entity Liability Payments” has the meaning assigned to such term in Section 7.8.

“Post-Closing Retention Bonus Recipients” has the meaning assigned to such term in Section 7.2(a).

“Post-Closing Tax Period” means all taxable periods beginning after the Closing Date, including the portion of the Straddle Period beginning on the day after the Closing Date.

“PPACA” has the meaning assigned to such term in Section 4.11(c).

“Pre-Closing Period” means the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement pursuant to Section 11.1.

“Pre-Closing Reorganization” means (i) the Conversions and (ii) the transactions contemplated by Section 6.6.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date, including the portion of the Straddle Period ending on and including the Closing Date.

“Pre-Closing Statement” has the meaning assigned to such term in Section 2.1(a).

“Privacy Commitments” has the meaning assigned to such term in Section 4.18(a).

“Privacy and Security Laws” means all applicable Laws concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data-breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications.

“Pro Rata Share” means, with respect to each Seller Stockholder, the quotient, expressed as a percentage rounded down to the nearest fourth decimal place, of: (i) the number of shares of Seller Common Stock held by such Seller Stockholder immediately prior to Closing, divided by (ii) the aggregate amount of shares of Seller Common Stock outstanding as of immediately prior to Closing.

“Process” (and the corollary term “Processing”) means to perform any operation or set of operations upon electronic data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating, or otherwise making available electronic data.

“Proposed Purchase Price Allocation” has the meaning assigned to such term in Section 8.6.

“Purchase Price” means $400,000,000.

“Purchase Price Allocation Dispute Notice” has the meaning assigned to such term in Section 8.6.

“R&W Insurance Policy” means that certain representation and warranty insurance policy with respect to the representations and warranties of the Company, Seller and Seller Stockholders under this Agreement purchased by Buyer in connection with the execution and delivery of this Agreement

“Regulatory Laws” means the HSR Act and any applicable foreign antitrust Laws relating to the transactions contemplated by the Transaction.

“Related Party” means (i) any officer, director, employee, stockholder or Affiliate of any of the Company or any Company Subsidiary; (ii) any Family Member of such Person in clause (i); or (iii) any entity in which any such Person in clause (i) owns any beneficial interest.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, placing, depositing, dispersing, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” or “Representatives” means, with respect to a particular Person, any director, manager, officer employee, consultant, financial advisor, counsel, accountant or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Resolution Period” has the meaning assigned to such term in Section 2.9(c)(ii).

“Restricted Party” has the meaning assigned to such term in Section 4.21(c).

“Restrictive Covenant Agreements” has the meaning assigned to such term in the Recitals.

“Retention Bonus Agreements” has the meaning assigned to such term in the Recitals.

“Retention Bonus Recipient” has the meaning set forth in the Recitals.

“Review Period” has the meaning assigned to such term in Section 2.9(c)(i).

“Sanctions Laws” means applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by relevant Governmental Entities, including those administered by the U.S. government through the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the European Union or its Member States, or Her Majesty’s Treasury of the United Kingdom.

“SPBSR” means SPBSR Holdings, Inc., a Delaware corporation.

“Security Incident” has the meaning assigned to such term in Section 4.18(d).

“Seller Option Plan” means the Xator Holdings Corporation 2013 Stock Incentive Plan, as may be amended from time to time.

“Seller SAR” has the meaning assigned to such term in the Preamble.

“Seller SARs Plan” has the meaning assigned to such term in the Preamble.

“Seller Stockholder Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.2 (Authority Relative to this Agreement), 3.3 (Title to Shares), 3.5(b)(i) (Consents and Approvals; No Violations) and 3.7 (Brokers).

“Seller Stockholder Indemnified Parties” has the meaning assigned to such term in Section 10.3(a).

“Seller Stockholder Representative” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Seller Stockholder Representative Expense Fund” means an amount designated by the Stockholder Representative to Buyer prior to the Closing, but not to exceed $1,000,000.

“Seller Stockholder Representative Expenses” has the meaning assigned to such term in Section 2.11(d).

“Service Provider” means an employee, director, officer or individual consultant or independent contractor of the Company or a Company Subsidiary.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Source Code” means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Split Fees” means (i) all fees, cost and expenses incurred by the Parties and payable to the Escrow Agent pursuant to Section 2.6, (ii) all Transfer Taxes payable pursuant to Section 8.3, and (iii) all fees, cost and expenses incurred by the Parties in connection with the D&O Tail Policy.

“Statement of Objections” has the meaning assigned to such term in Section 2.9(c)(ii).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subcontract Pending Novation Agreement” means the Subcontract Pending Novation Agreement to be entered by and among the Parties in the form attached hereto as Exhibit E-3.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner or managing member.

“SPARC” means Summit Point Automotive Research Center, LLC, a West Virginia limited liability company.

“SPRA” means Summit Point Raceway Associates, Inc., a West Virginia corporation.

“Target Net Working Capital” means $20,500,000.

“Tax” means any federal, state, local or foreign taxes of any kind, including income, profits, license, severance, occupation, premium, windfall profits, capital gains, capital stock, transfer, branch, registration, social security, production, franchise, gross receipts, payroll, sales, employment, social security, use, property, environmental, escheat or abandoned property, excise, value added, estimated, stamp, alternative or add-on minimum, withholding, or other tax, exclusive of duties payable upon imports into the United States, including any interest, additional tax and penalties imposed with respect to such amounts, whether disputed or not, including any liability in respect of any item described herein payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.

“Tax Liability Amount” means the sum of (i) all Transfer Taxes for which Seller and Seller Stockholders are liable pursuant to Section 8.3 and (ii) an amount, if any (and not less than zero), equal to all Taxes of the Company and any Company Subsidiary with respect to any Straddle Period (determined in accordance with Section 8.1(b)) or any Pre-Closing Tax Period, including, (A) any Taxes not covered under the R&W Insurance Policy, (B) any Taxes attributable to the income, earnings or profits of the Excluded Entities and (C) any and all Taxes of the Company and any Company Subsidiary (1) imposed on or incurred in connection with (x) all prepaid amounts and advance payments received for which income inclusion was deferred to a Post-Closing Tax Period under Section 451(c) of the Code (or any similar provision of Law) and (y) all adjustments relating to the use of an improper method of accounting or pursuant to Section 481 of the Code (or any similar provision of Law), including any such adjustment arising as a result of the transactions contemplated by this Agreement, (2) arising from the transactions contemplated by this Agreement, excluding all Transfer Taxes for which Buyer is liable pursuant to Section 8.3, but including any Taxes of the Company and any Company Subsidiary resulting from (x) the Pre-Closing Reorganization and (y) any pre-Closing sale, distribution or other disposition of assets by the Company or any Company Subsidiary, and (3) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise. For purposes of calculating the Tax Liability Amount, any available elections shall be made under Revenue Procedure 2011-29, 2011-18 I.R.B. to treat seventy percent (70%) of any success-based fees, within the meaning of Treasury Regulations Section 1.263(a)-5(f) and Revenue Procedure 2011-29, that are economically borne by the Holder as an amount that does not facilitate the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Tax Liability Amount shall be determined without regard to any Tax attributes of (1) the Company and any Company Subsidiary that were generated in, or are attributable to, any Post-Closing Tax Period, (2) Buyer or any of its Affiliates (other than the Company and any Company Subsidiary that is not an Excluded Entity) that were generated in, or are attributable to, any taxable period (or portion thereof) and (3) any Excluded Entity.

“Tax Proceeding” means any audit, examination, contest, litigation, notice of deficiency or other similar proceeding with or against any Tax Authority.

“Tax Return” means any return, declaration, report, claim for refund, information return, schedule, form or statement, including any schedules or amendments thereto, filed with or submitted to, or required to be filed with or submitted to, any Tax Authority relating to Taxes.

“Technology” means, collectively, all Software, APIs, SDKs, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, proprietary information, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, protocols, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, design rules, models, databases, data collections, diagrams, creations, improvements, logos, marks (including brand names, Company Product or Service names, logos and slogans), network configurations and architectures, schematics, techniques, user interfaces, URLs, websites, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Third-Party Claim” has the meaning assigned to such term in Section 10.4(a).

“Total Retention Bonus Pool” means the aggregate amount of all payments to be made to Retention Bonus Recipients pursuant to Retention Bonus Agreements pursuant to the terms of this Agreement, which amount is set forth on Annex III and is equal to $6,000,000.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and, whether or not confidential, all business information (including inventions, ideas, research and development information, know-how, formulas, compositions, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, business and marketing plans and proposals).

“Trademarks” has the meaning assigned to such term in the definition of Intellectual Property.

“Transaction” has the meaning assigned to such term in the Recitals.

“Transaction Bonuses” means the transaction bonuses and/or success fees set forth on Section 1.1 (TB) of the Disclosure Schedules.

“Transaction Consideration” has the meaning assigned to such term in Section 2.4.

“Transaction Expenses” means, without duplication, (i) the Company Employee Payables, including any severance payable pursuant to the employment agreements with Jerry Pfeiffer, David Scott and Mark Skinner (unless the individual’s right to such severance is terminated, without payment of any amounts to the individual, prior to Closing pursuant to a form of termination agreement reasonably acceptable to Buyer), and any fees, costs, expenses of, or payments made by, Seller, the Company or any Company Subsidiary or other Liabilities of Seller, the Company or any Company Subsidiary related to or arising from the Company Employee Payables, (ii) fifty percent (50%) of the Split Fees, (iii) the aggregate amount of all fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, experts, consultants, brokers and other representatives and consultants; appraisal fees, finders’ fees, costs and expenses; and travel, lodging, entertainment and associated expenses) payable by, or Liabilities of, Seller, the Company or any Company Subsidiary in connection with the consideration of, planning for, the negotiation of, the performance of or all the other efforts to implement, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, in each case to the extent that such fees, expenses and disbursements have not been paid by Seller, the Company or any Company Subsidiary prior to the Determination Date, (iv) any transaction fees, expenses or other amounts payable as management services fees by Seller, the Company or any Company Subsidiary to Seller or any Holder or Affiliate thereof pursuant to any advisory, management or similar agreement (including any amounts payable upon the termination of such agreement), and (v) the employer portion of any applicable Taxes payable in respect of (A) the Company Employee Payables, (B) the forgiveness of any of the Company Employee Loans, and (C) any amounts payable in respect of the Seller Options, Seller SARs or Seller Warrants pursuant to Sections 2.3(b) and 2.3(c) (in the case of each of clauses (i) through (v), whether incurred or accrued before or after the Closing and whether or not such amounts have been billed as of or before the Closing). Notwithstanding the foregoing, references to the Company Subsidiaries in this definition shall not include the Excluded Entities.

“Transfer Taxes” has the meaning assigned to such term in Section 8.3.

“Transition Services Agreement” means the Transition Services Agreement dated as of the Closing Date by and between the Company and SPBSR in the form attached to this Agreement as Exhibit E-1.

“Travel Expense Matter” means any failure to report taxable wage income or compensation to current or former employees or independent contractors of Seller, the Company or any Company Subsidiary, or to withhold any amount therefrom, for travel expenses or allowances paid on long-term or indefinite assignments that should have been treated as compensation according to Revenue Ruling 93-86 and Revenue Ruling 99-7, any audit, investigation, Tax Proceeding, claim or corrective action related thereto, and any amounts payable to or on behalf of any current or former employee of Seller, the Company or any Company Subsidiary arising out of or related thereto (including any Taxes, interest or penalties, social insurance or other required withholdings imposed on or payable or reimbursed by any Buyer Indemnified Party as a result of the Travel Expense Matter, including any pyramiding Taxes and any employer Taxes resulting from such payments).

“Treasury Regulations” means the final and temporary United States Treasury Regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (or any successor provision) and any applicable state equivalent.

“Warrant Holder Acknowledgement Agreement” has the meaning assigned to such term in Section 2.3(d)(ii).

ARTICLE II.

THE PURCHASE AND SALE

2.1    Delivery of Pre-Closing Statement.

(a)    At least three Business Days prior to the Closing Date, the Company shall prepare in good faith and deliver to Buyer a statement (the “Pre-Closing Statement”) setting forth a calculation of its good faith estimate of (A) Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (B) Closing Cash (the “Estimated Closing Cash”), (C) Closing Indebtedness (the “Estimated Closing Indebtedness”), (D) Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), (E) the Tax Liability Amount (the “Estimated Tax Liability Amount”), (F) the Closing Share Number, (G) the Fully Diluted Share Number, (H) the aggregate amount to be paid to each Holder at Closing in accordance with Section 2.3 hereof, (I) the Per Share Amount, (J) the Per Share Escrow Amount, (K) each Seller Stockholder’s Pro Rata Share, (L) each Seller Optionholder’s Closing Seller Option Consideration, (M) each Seller SARs Holder’s Closing Seller SARs Consideration, and (N) each Seller Warrant Holder’s Closing Seller Warrant Consideration, together with reasonable supporting detail.

(b)    During the period between the delivery of the Pre-Closing Statement and the Closing, the Company shall make available to Buyer and its representatives such information as Buyer may reasonably request in connection with their review of the Pre-Closing Statement. The Company shall review any comments proposed by Buyer and its representatives with respect to the Pre-Closing Statement and shall consider, in good faith, and incorporate any appropriate changes requested by Buyer; provided, that, the Estimated Tax Liability Amount shall not exceed $500,000.

2.2    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place via email (in PDF or image format) transmission to the respective offices of legal counsel for the Parties at 10:00 a.m. Eastern Time (a) on May 31, 2022, subject to the satisfaction or waiver of the conditions set forth in Article IX (other than those that by their terms are to be satisfied at the Closing), (b) if the Closing does not occur on May 31, 2022, then on or before the fifth Business Day following satisfaction or waiver of the conditions set forth in Article IX (other than those that by their terms are to be satisfied at the Closing), or (c) at such other time and date as Seller Stockholders Representative and Buyer may in writing designate or such exchange actually occurs. The date of the Closing hereunder is referred to herein as the “Closing Date” and the Closing Date will be deemed to have occurred at 12:01 a.m. Eastern Time on the date upon which the Closing occurs.

2.3    Purchase and Sale of Equity; Treatment of Seller Options; Treatment of Seller SARs; Treatment of Seller Warrants.

(a)    Equity. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase and acquire from Seller, and Seller shall sell, convey, transfer, assign and deliver to Buyer, all right, title and interest (record and beneficial) in and to the Equity, free and clear of all Liens (other than restrictions imposed on transfer under applicable federal and state securities Laws or regulations). The purchase price to be paid by Buyer to Seller with respect to the Equity shall consist of (i) delivery at the Closing of a promissory note in the form attached as Exhibit G (the “Closing Note”), which will be distributed by Seller to the Seller Stockholders following the Closing as part of a plan of liquidation and will be payable to Seller Stockholders in accordance with their Pro Rata Shares on the first Business Day following the Closing by wire transfer of immediately available funds to the accounts designated by Seller in the Consideration Spreadsheet, of an amount equal to (A) the Estimated Transaction Consideration, minus (B) the Indemnity Escrow Amount, minus (C) the Adjustment Escrow Amount, minus (D) Seller Stockholder Representative Expense Fund, and (ii) the Post-Closing Adjustment. Buyer is not assuming and shall not assume any obligations or Liabilities under (a) any options or warrants to purchase or otherwise acquire any shares of Seller Common Stock or other Equity Interests, or (b) any other direct or indirect rights to acquire any shares of Seller Common Stock or other Equity Interests. Seller shall take all actions necessary or appropriate, including providing any such required notices, so that any such options, warrants or other direct or indirect rights to acquire Equity or other Equity Interests in the Company are terminated as of the Closing. The Transaction is intended to be a purchase of the equity interests of the Company.

(b)    Seller Options.

(i)    Prior to the Initial Payment Time, Seller and the Company shall take such actions as it deems necessary or desirable to provide that: (i) each Seller Option outstanding as of the Initial Payment Time (including those that become vested immediately prior to the Initial Payment Time) shall, in accordance with the Seller Option Plan, be cancelled, terminated and extinguished at the Initial Payment Time in exchange for the right to receive the consideration set forth in Section 2.3(b)(ii); and (ii) the Seller Option Plan shall terminate as of the Closing.

(ii)    Pursuant to the terms and subject to the conditions set forth herein and subject to and conditioned upon the Seller Optionholder’s execution and delivery to the Company of an Equity Award Holder Acknowledgment Agreement in the form of Exhibit H-1 (an “Equity Award Holder Acknowledgement Agreement”), Seller shall, or shall cause the Company to, at any time prior to Closing and after the Pre-Closing Statement has become final pursuant to Section 2.1(b), pay (the date of such payment, the “Initial Payment Time”) to each Seller Optionholder an amount in cash per Seller Option equal to the result of the product of (A) the aggregate number of shares of Seller Common Stock such Seller Optionholder could have purchased if such holder had exercised such Seller Option in full immediately prior to the Initial Payment Time, multiplied by (B) the difference between (x) the Per Share Amount minus (y) the applicable exercise price per share of Seller Common Stock of such Seller Option. A Seller Option eligible to receive the payments pursuant to this Section 2.3(b) is referred to herein as an “In-the-Money Seller Option.”

(iii)    If the exercise price per share of any Seller Option is equal to or greater than the Per Share Amount (each an “Out-of-the-Money Seller Option”), such Seller Option shall be cancelled immediately prior to the Closing without any cash payment being made in respect thereof.

(iv)    Upon the surrender and cancellation of each Seller Option in accordance with this Section 2.3(b), each Seller Optionholder shall cease to have any rights with respect thereto, except the right to receive from Seller the consideration payable with respect thereto pursuant to this Section 2.3(b).

(v)    All cash amounts payable to Seller Optionholders in accordance with this Section 2.3(b) shall be paid pursuant to Seller’s or the Company’s standard payroll procedures subject to applicable Tax withholding and in compliance with applicable Law. Prior to the Initial Payment Time, Seller and the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 2.3(b), including any actions as may be required under the Seller Option Plan and all Seller Option agreements and any other applicable plan or arrangement of Seller, the Company or any Company Subsidiary (whether written or oral, formal or informal), including delivering all notices required thereby. Materials to be submitted to the Seller Optionholders in connection with any notice required under this Section 2.3(b) shall be subject to review and comment by Buyer (which comments shall be considered by Seller and the Company in good faith), which review shall not be unreasonably withheld, conditioned or delayed. In the event the Closing Seller Option Consideration is not paid by Seller or the Company prior to the Closing pursuant to this Section 2.3(b), Buyer shall cause the Company to pay such amounts to the Seller Optionholders as soon as reasonably practicable following the Closing in accordance with this Section 2.3(b). The Company’s payment of the Closing Seller Option Consideration shall completely satisfy Buyer’s payment obligations to Seller and to any Seller Optionholder with respect to that portion of the Transaction Consideration otherwise payable by Seller that is paid by the Company or any Company Subsidiary to the Seller Optionholders with regard to the Seller Options.

(c)    Seller SARs.

(i)    Prior to the Initial Payment Time, Seller and the Company shall take such actions as it deems necessary or desirable to provide that: (i) each Seller SAR outstanding at the Initial Payment Time (including those that become vested immediately prior to the Initial Payment Time) shall, in accordance with the Seller SARs Plan, be cancelled, terminated and extinguished at the Initial Payment Time in exchange for the right to receive the consideration set forth in Section 2.3(c)(ii); and (ii) the Seller SARs Plan shall terminate as of the Closing.

(ii)    Pursuant to the terms and subject to the conditions set forth herein and subject to such Seller SARs Holder’s execution of an Equity Award Holder Acknowledgment Agreement, at the Initial Payment Time, Seller shall or shall cause the Company to pay to each Seller SARs Holder an amount in cash per Seller SAR equal to the result of the product of (A) the aggregate number of vested shares of Seller Common Stock attributable to such Seller SARs

Holder’s Seller SARs as of immediately prior to the Initial Payment Time, multiplied by (B) the difference between (x) the Per Share Amount minus (y) the applicable strike price per share of such Seller SAR. A Seller SAR eligible to receive the payments pursuant to this Section 2.3(c) is referred to herein as an “In-the-Money Seller SAR.”

(iii)    If the strike price per share of any Seller SAR is equal to or greater than the Per Share Amount (each an “Out-of-the-Money Seller SAR”), such Seller SAR shall be cancelled without any cash payment being made in respect thereof.

(iv)    Upon the surrender and cancellation of each Seller SAR in accordance with this Section 2.3(c), each Seller SARs Holder shall cease to have any rights with respect thereto, except the right to receive from Buyer the consideration payable with respect thereto pursuant to this Section 2.3(c).

(v)    All cash amounts payable to Seller SARs Holders in accordance with this Section 2.3(c) shall be paid pursuant to Seller’s or the Company’s standard payroll procedures subject to applicable Tax withholding and in compliance with applicable Law. Prior to the Initial Payment Time, Seller and the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 2.3(c), including any actions as may be required under the Seller SARs Plan and all Seller SARs agreements and any other applicable plan or arrangement of Seller, the Company or any Company Subsidiary (whether written or oral, formal or informal), including delivering all notices required thereby. Materials to be submitted to the Seller SARs Holders in connection with any notice required under this Section 2.3(c) shall be subject to review and comment by Buyer (which comments shall be considered by Seller and the Company in good faith), which review shall not be unreasonably withheld, conditioned or delayed. In the event the Closing Seller SARs Consideration is not paid by Seller or the Company prior to the Closing pursuant to this Section 2.3(c), Buyer shall cause the Company to pay such amounts to the Seller SARs Holders as soon as reasonably practicable following the Closing in accordance with this Section 2.3(c). The Company’s payment of the Closing Seller SARs Consideration shall completely satisfy Buyer’s payment obligations to Seller and to any Seller SARs Holder with respect to that portion of the Transaction Consideration otherwise payable by Seller that is paid by the Company or any Company Subsidiary to the Seller SARs Holders with regard to the Seller SARs.

(d)    Seller Warrants.

(i)    Prior to the Initial Payment Time, Seller shall take such actions as it deems necessary or desirable to provide that each Seller Warrant outstanding immediately prior to the Initial Payment Time be cancelled, terminated and extinguished at the Initial Payment Time in exchange for the right to receive the consideration set forth in Section 2.3(c)(ii).

(ii)    Pursuant to the terms and subject to the conditions set forth herein and subject to such Seller Warrant Holder’s execution of a Warrant Holder Acknowledgment Agreement in the form of Exhibit H-2 (a “Warrant Holder Acknowledgement Agreement”), at the Initial Payment Time, Seller shall pay to each Seller Warrant Holder an amount in cash per Seller Warrant equal to the result of the product of (A) the aggregate number of shares of Seller Common Stock attributable to such Seller Warrant Holder’s Seller Warrants as of immediately prior to the

Initial Payment Time, multiplied by (B) the difference between (x) the Per Share Amount minus (y) the applicable strike price per share of such Seller Warrant. A Seller Warrant eligible to receive the payments pursuant to this Section 2.3(d) is referred to herein as an “In-the-Money Seller Warrant.”

(iii)    If the strike price per share of any Seller Warrant is equal to or greater than the Per Share Amount (each an “Out-of-the-Money Seller Warrant”), such Seller Warrant shall be cancelled without any cash payment being made in respect thereof.

(iv)    Upon the surrender and cancellation of each Seller Warrant in accordance with this Section 2.3(d), each Seller Warrant Holder shall cease to have any rights with respect thereto, except the right to receive from Buyer the consideration payable with respect thereto pursuant to this Section 2.3(d).

(v)    Prior to the Initial Payment Time, Seller shall take all actions reasonably necessary to effect the transactions contemplated by this Section 2.3(d), including any actions as may be required under Seller Warrants and any other applicable arrangement of Sellers (whether written or oral, formal or informal), including delivering all notices required thereby. Materials to be submitted to the Seller Warrant Holders in connection with any notice required under this Section 2.3(d) shall be subject to review and comment by Buyer (which comments shall be considered by Seller in good faith), which review shall not be unreasonably withheld, conditioned or delayed. In the event the Closing Seller Warrant Consideration is not paid by Seller or the Company prior to the Closing pursuant to this Section 2.3(d), Buyer shall cause the Company to pay such amounts to the Seller Warrant Holders as soon as reasonably practicable following the Closing in accordance with this Section 2.3(d). The Company’s payment of the Closing Seller Warrant Consideration shall completely satisfy Buyer’s payment obligations to Seller and to any Seller Warrant Holder with respect to that portion of the Transaction Consideration otherwise payable by Seller that is paid by the Company or any Company Subsidiary to the Seller Warrant Holders with regard to the Seller Warrants.

(e)    Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate purchase price paid at the Initial Payment Time and Closing (as applicable) pursuant to this Section 2.3 exceed an amount equal to (i) the Estimated Transaction Consideration, minus (ii) the Indemnity Escrow Amount, minus (iii) the Adjustment Escrow Amount, minus (iv) Seller Stockholder Representative Expense Fund.

2.4    Transaction Consideration.

(a)    The aggregate consideration (such amount, the “Transaction Consideration”) payable by Buyer to Seller (or to Seller Stockholders pursuant to disbursements by Seller Stockholder Representative from the Seller Stockholder Representative Expense Fund pursuant to Section 2.11(d)) pursuant to the terms of this Agreement is an amount equal to (i) the Closing Transaction Consideration, plus (ii) that portion of the Escrow Funds, if any, that Seller becomes entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement, plus (iii) that portion of the Seller Stockholder Representative Expense Fund, if any, that is distributed by Seller Stockholder Representative to Seller Stockholders pursuant to Section 2.11(d), plus (iv) the Post-Closing Adjustment, if any positive Post-Closing Adjustment is determined pursuant to Section 2.9(b).

(b)    At the Closing, Buyer shall deliver the Closing Note and make payments in accordance with Section 2.5(b) and the Consideration Spreadsheet in an aggregate amount equal to the “Estimated Transaction Consideration” (less the Closing Seller Option Consideration, the Closing Seller SARs Consideration and the Closing Seller Warrant Consideration, to the extent paid by Seller prior to Closing pursuant to Sections 2.3(b), (c) and (d)). For purposes hereof, the “Estimated Transaction Consideration” is equal to the sum of the following:

(i)    the Purchase Price; plus

(ii)    the Estimated Closing Cash; minus

(iii)    the Estimated Closing Indebtedness; plus

(iv)    the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital; minus

(v)    the amount, if any, by which the Target Net Working Capital is greater than the Estimated Closing Net Working Capital; minus

(vi)    the Estimated Closing Transaction Expenses, minus

(vii)    the Estimated Tax Liability Amount.

2.5    Pre-Closing & Closing Deliveries.

(a)    Seller, the Company and the Holders shall deliver or cause to be delivered to Buyer the following on or prior to the Closing Date each of the items below, provided that, the items required to be delivered by Section 2.5(a)(viii)(C) below shall be delivered by the Company to Buyer at least five Business Days prior to Closing:

(i)    the Escrow Agreement duly executed by Seller Stockholder Representative;

(ii)    a certificate representing all of the ownership interests in the Company held by Seller, free and clear of all Liens, duly endorsed for transfer or accompanied by an appropriate transfer document;

(iii)    a certificate duly executed by an authorized officer or manager of each of Seller and the Company certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the Boards or manager(s) (as the case may be) (1) approving this Agreement and the Ancillary Documents to which Seller or the Company is or will be a party and the Transaction and the Pre-Closing Reorganization, (2) determining that the terms of this Agreement, the Transaction and the Pre-Closing Reorganization are in the best interests of Seller Stockholders, and (3) adopting this Agreement and the Ancillary Documents to which Seller or the Company is or will be a party, (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (C) the fact that this Agreement and the Pre-Closing Reorganization have been duly approved and adopted by the requisite vote of Seller Stockholders and Seller in accordance with their respective organizational documents and applicable Law and that such approval and adoption is in full force and effect;

(iv)    a good standing certificate (or its equivalent) for the Company and each Company Subsidiary (other than an Excluded Entity) from the secretary of state or other appropriate Governmental Entity from the state of incorporation, formation or organization, as the case may be, dated within fifteen Business Days of the Closing Date;

(v)    a duly completed and executed IRS Form W-9 by Seller, dated as of the Closing Date;

(vi)    [reserved];

(vii)    written resignations in a form reasonably acceptable to Buyer of each director, manager and statutory officer (President, Secretary and Treasurer) of the Company or the Company Subsidiaries (other than the Excluded Entities) previously identified by Buyer, effective as of the Effective Time;

(viii)    (A) evidence of the termination of all agreements set forth on Section 2.5(a)(viii)(A) of the Disclosure Schedules, including, with respect to the employment agreements with each of David Scott, Jerry Pfeiffer and Mark Skinner, a waiver of any right to severance thereunder and, in the case of Mark Skinner, an acknowledgement of receipt of all amounts due under Section 2(b)(ii) of his employment agreement with the Company), in each case pursuant to a form of termination agreement reasonably acceptable to Buyer; (B) evidence of the release of all Liens (other than any Permitted Liens) related to the assets and properties of the Company or any Company Subsidiary (other than an Excluded Entity), which Liens are set forth on Section 2.5(a)(viii)(B) of the Disclosure Schedules; (C) duly executed payoff letters with respect to any Indebtedness for borrowed money outstanding as of the Closing (in each case on terms and conditions reasonably satisfactory to Buyer) (the “Payoff Letters”); and (D) copies of the consents, if any, listed on Section 2.5(a)(viii)(D) of the Disclosure Schedules and identified with an asterisk (*) each duly executed by the applicable parties;

(ix)    Equity Award Holder Acknowledgment Agreements executed by each Seller Optionholder and Seller SARs Holder, Warrant Holder Acknowledgment Agreements executed by each Seller Warrant Holder, and such other documentation reasonably requested by Buyer, in a form reasonably acceptable to Buyer evidencing termination of the Seller Option Plan, the Seller SARs Plan and all outstanding Seller Options, Seller SARs and Seller Warrants, effective no later than immediately prior to the Closing;

(x)    copies of invoices relating to all unpaid Transaction Expenses of Seller, the Company or any Company Subsidiary (other than the Excluded Entities), to the extent received, certifying that there are no further liabilities or obligations for Transaction Expenses, except for payment of the amount set forth therein;

(xi)    the Transition Services Agreement, duly executed by the Company and SPBSR;

(xii)    Facility Access and Use Agreement, duly executed by the Company and SPRA; and

(xiii)     the Subcontract Pending Novation Agreement, duly executed by the Company and Seller Stockholder Representative.

(b)    Buyer shall deliver or cause to be delivered to Seller Stockholder Representative (or such other Person as may be specified herein) the following on or prior to the Closing Date:

(i)    the Escrow Agreement duly executed by Buyer;

(ii)    a Closing Note providing for payment to Seller Stockholders of the consideration specified in Section 2.4(a) on the first Business Day following the Closing Date by wire transfer of immediately available funds to the accounts designated by Seller Stockholder Representative in the Consideration Spreadsheet;

(iii)    payment to the Escrow Agent, by wire transfer of immediately available funds, of the Adjustment Escrow Amount and the Indemnity Escrow Amount, as provided in Section 2.6;

(iv)    payment to third parties, by wire transfer of immediately available funds, that amount of money due and owing from the Company or any Company Subsidiary (other than an Excluded Entity) to such third parties of the Estimated Closing Transaction Expenses, as set forth in the Consideration Spreadsheet (or to the Company or a Company Subsidiary (other than an Excluded Entity), for payment through normal payroll practices, to the extent payable to current or former employees of the Company or a Company Subsidiary);

(v)    payment to holders of outstanding Indebtedness for borrowed money, if any, by wire transfer of immediately available funds, that amount of money due and owing from the Company or any Company Subsidiary (other than an Excluded Entity) to such holders of outstanding Indebtedness for borrowed money, as set forth in the applicable Payoff Letters and the Consideration Spreadsheet;

(vi)    Facility Access and Use Agreement, duly executed by Buyer; and

(vii)    the Subcontract Pending Novation Agreement, duly executed by Buyer.

2.6    Escrow Funds. In accordance with the Escrow Agreement, Buyer shall deposit or cause to be deposited with the Escrow Agent at the Closing, by wire transfer of immediately available funds, the Adjustment Escrow Amount (such amount, including any interest of other amounts earned thereon (if any) and less any disbursements therefrom in accordance with the Escrow Agreement, the “Adjustment Escrow Fund”), to be held for the sole purpose of securing and satisfying the obligations, if any, of Seller Stockholders in Section 2.9 in a separate account of the Escrow Agent (the “Adjustment Escrow Account”), and the Indemnity Escrow Amount (such amount, including any interest of other amounts earned thereon (if any) and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnity Escrow Fund”), to be held for the sole purpose of securing and satisfying the obligations, if any, of Seller Stockholders in Section 2.9 or Article X in a separate account of the Escrow Agent (the “Indemnification Escrow Account”).

2.7    No Further Ownership Rights in the Company, Seller Options, Seller SARs or Seller Warrants. All Transaction Consideration paid or payable upon the surrender of the Equity in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Company and all Transaction Consideration paid or payable upon the surrender of Seller Options, Seller SARs or Seller Warrants in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Holders other than the holders of Seller Common Stock.

2.8    Withholding Rights. Each of Buyer, Seller, the Company, the Escrow Agent, and their respective Affiliates is entitled to deduct and withhold from the consideration otherwise payable to any Person under this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law, and the withholding party shall pay or cause to be paid such amounts over to the applicable Tax Authority. Any such deducted and withheld amounts are treated for all purposes of this Agreement as having been paid to the Person in respect of which Buyer, Seller, the Company, the Escrow Agent, or their respective Affiliates, as the case may be, made such deduction and withholding.

2.9    Post-Closing Adjustment.

(a)    Within 120 days after the Closing Date, Buyer shall prepare and deliver to Seller Stockholder Representative a statement (the “Closing Statement”) setting forth its calculation of (A) Closing Net Working Capital, (B) Closing Cash, (C) Closing Indebtedness, (D) Closing Transaction Expenses and (E) the Tax Liability Amount and reasonable support therefor.

(b)    The “Post-Closing Adjustment” is an amount (which may be a positive or negative number) equal to (A) the Closing Net Working Capital, as finally determined pursuant to this Section 2.9, minus the Estimated Closing Net Working Capital, which may be a positive or negative number, plus (B) the Closing Cash, as finally determined pursuant to this Section 2.9, minus the Estimated Closing Cash, which may be a positive or negative number, minus (C) the Closing Indebtedness, as finally determined pursuant to this Section 2.9, minus the Estimated Closing Indebtedness, which may be a positive or negative number, minus (D) the Closing Transaction Expenses, as finally determined pursuant to this Section 2.9, minus the Estimated Closing Transaction Expenses, which may be a positive or negative number, minus (E) the Tax Liability Amount, as finally determined pursuant to this Section 2.9, minus the Estimated Tax Liability Amount, which may be a positive or negative number.

(c)    Examination and Review.

(i)    Examination. After receipt of the Closing Statement, Seller Stockholder Representative shall have 45 days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller Stockholder Representative and Seller Stockholder Representative’s accountants shall have reasonable access during normal business hours to the books and records of the Company (including the Company Subsidiaries) to the extent that they relate to the Closing Statement; provided, however, that such access must be in a manner that does not interfere unduly with the normal business operations of Buyer or the Company.

(ii)    Objection. On or prior to the last day of the Review Period, Seller Stockholder Representative may object to the Closing Statement and the calculations of any of (A) Closing Net Working Capital, (B) Closing Cash, (C) Closing Indebtedness, (D) Closing Transaction Expenses and (E) Tax Liability Amount as set forth therein, as applicable, by delivering to Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith, including documentation supporting such objections (the “Statement of Objections”). If Seller Stockholder Representative does not deliver a Statement of Objections before the expiration of the Review Period with respect to any of the calculation, then the Closing Statement and the calculation of (A) Closing Net Working Capital, (B) Closing Cash, (C) Closing Indebtedness, (D) Closing Transaction Expenses and (E) the Tax Liability Amount set forth therein are deemed to have been accepted by Seller Stockholder Representative and shall be final, binding and conclusive for all purposes hereunder. Any calculation that is not disputed in any Statement of Objections shall also be final, binding and conclusive for all purposes hereunder. If Seller Stockholder Representative delivers a Statement of Objections before the expiration of the Review Period, Buyer and Seller Stockholder Representative shall negotiate in good faith to resolve the objections made therein within 30 days (or such other time as Seller Stockholder Representative and Buyer agree in writing) after the delivery of the Statement of Objections (the “Resolution Period”) and such negotiations shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar law. If the same are so resolved within the Resolution Period, then such resolution shall be evidenced in writing and be final and binding.

(iii)    Resolution of Disputes. If Seller Stockholder Representative and Buyer fail to reach an agreement with respect to all the matters set forth in any Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the Independent Accountant. Buyer and Seller Stockholder Representative shall instruct the Independent Accountant to, and the Independent Accountant, acting as an expert and not an arbiter, shall make a final determination of the items in the Closing Statement (to the extent such amounts are in dispute) based solely on written submission by Buyer and Seller Stockholder Representative and in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Buyer and Seller Stockholder Representative shall cooperate with the Independent Accountant during the term of its engagement. Buyer and Seller Stockholder Representative shall instruct the Independent Accountant not to, and the Independent Accountant shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller Stockholder Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller Stockholder Representative, on the other hand. The Closing Statement and the resulting calculation of (A) Closing Net Working Capital, (B) Closing Cash, (C) Closing Indebtedness, (D) Closing Transaction Expenses and (E) the Tax Liability Amount shall become final and binding on the Parties, if not already mutually agreed by Buyer and Seller Stockholder Representative, on the date the Independent Accountant delivers its final determination in writing to Buyer and Seller Stockholder Representative (which final determination shall be requested by Buyer and Seller Stockholder Representative to be no later than 30 days following submission of such disputed matters). The final determination by the Independent Accountant shall not be subject to court review, absent manifest error but judgment may be entered upon such determination and statement in any court of competent jurisdiction. The “Determination Date” is the earlier of (a) such final determination by the Independent Accountant, and (b) final resolution by the Company and Seller Stockholder Representative under Section 2.9(c)(ii) above.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by each Party in accordance with a percentage amount determined by dividing, with respect to each Party, (i) the portion of Disputed Amounts not awarded to such Party, by (ii) the aggregate amount of all Disputed Amounts.

(d)    Payment of Post-Closing Adjustment.

(i)    If the Post-Closing Adjustment is a negative number, Seller and Buyer shall, within five Business Days after the Determination Date, jointly instruct the Escrow Agent to disburse from the Adjustment Escrow Fund, by wire transfer of immediately available funds, (A) the Post-Closing Adjustment (up to the amount in the Adjustment Escrow Fund) to Buyer, and (B) the remainder, if any, of the Adjustment Escrow Fund after the disbursement of the Post-Closing Adjustment pursuant to the foregoing clause (A) to Seller (for further distribution to Seller Stockholders in accordance with their Pro Rata Shares); provided, that if the absolute value of the Post-Closing Adjustment is greater than the amount in the Adjustment Escrow Fund, Buyer shall be entitled to recover such shortfall, at Buyer’s election, from the Indemnity Escrow Fund, or directly from Seller or Seller Stockholders in accordance with their Pro Rata Shares.

(ii)    If the Post-Closing Adjustment is a positive number, then (A) Seller and Buyer shall, within five Business Days after the Determination Date, jointly instruct the Escrow Agent to disburse from the Adjustment Escrow Fund, by wire transfer of immediately available funds, the Adjustment Escrow Fund (up to the value of the aggregate amount remaining in the Adjustment Escrow Fund at the time of such disbursement) to Seller for further distribution to Seller Stockholders in accordance with their Pro Rata Shares and (B) Buyer shall, within five Business Days after the Determination Date pay, or cause to be paid, by wire transfer of immediately available funds, an amount equal to the Post-Closing Adjustment to Seller for further distribution to Seller Stockholders in accordance with their Pro Rata Shares.

(e)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.9 shall be treated as an adjustment to the Purchase Price by the Parties for U.S. federal, (and applicable state and local) income Tax purposes, unless otherwise required by Law.

2.10    Consideration Spreadsheet.

(a)    At least five Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a spreadsheet (the “Consideration Spreadsheet”), certified by an Officer of Seller, which sets forth, as of immediately prior to the Closing, the following:

(i)    the names and addresses (including email addresses), and wire instructions of each Seller Stockholder;

(ii)    calculations of the Closing Transaction Consideration, the Closing Share Number, the Fully Diluted Share Number, the Per Share Amount, the Per Share Escrow Amount and the Per Share Stockholder Rep Amount;

(iii)    the Pro Rata Share of each Seller Stockholder (as a percentage interest), with separate identification of the Closing Transaction Consideration in dollar terms of to be received by each Seller Stockholder;

(iv)    the aggregate amount in dollar terms to be contributed by each Seller Stockholder to each of the Adjustment Escrow Amount and the Indemnity Escrow Amount;

(v)    the aggregate amount in dollar terms to be contributed by each Seller Stockholder to the Seller Stockholder Representative Expense Fund;

(vi)    the names and addresses (including email addresses) of all Seller Optionholders, whether each Seller Optionholder is a current or former employee or an independent contractor, the number of Seller Options held by such Persons, the number of vested and unvested Seller Options held by such Persons, and the Closing Seller Option Consideration payable to each such Seller Optionholder as well as any applicable Tax withholding and the employer portion of any Taxes payable with respect thereto and, with respect to each Seller Optionholder;

(vii)    the names and addresses (including email addresses) of all Seller SARs Holders, whether each Seller SARs Holder is a current or former employee or an independent contractor, the number of Seller SARs held by such Persons, the number of vested and unvested Seller SARs held by such Persons, and the Closing Seller SARs Consideration payable to each such Seller SARs Holder as well as any applicable Tax withholding and the employer portion of any Taxes payable with respect thereto and with respect to each Seller SARs Holder;

(viii)    the names and addresses (including email addresses) of all Seller Warrant Holders, the number of shares of Seller Common Stock subject to Seller Warrants held by such Persons and the Closing Seller Warrant Consideration payable to each such Seller Warrant Holder as well as any applicable Tax withholding and the employer portion of any Taxes payable with respect thereto and with respect to each Seller Warrant Holder; and

(ix)    the names and addresses, invoices, and wire instructions of any recipients of payments by or on behalf of Buyer pursuant to Section 2.5(b).

(b)    The Parties agree that Buyer is and shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II (including as it may be adjusted pursuant to Section 2.9), and that Buyer is and shall not be responsible for the calculations or the determination of the amounts payable as a result of such calculations in such Consideration Spreadsheet or liable to any Person for the accuracy of any payments made to such holders in accordance therewith.

2.11    Seller Stockholder Representative.

(a)    In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that Seller Stockholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in Sections 2.6, 2.9 and Article X, Seller Stockholders hereby designate Seller Stockholder Representative as the representative of Seller Stockholders.

(b)    In the event Seller Stockholder Representative dies, becomes unable to perform its responsibilities hereunder or resigns from such position, Seller Stockholders who hold at least a majority in interest of the Pro Rata Shares at such time shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be Seller Stockholder Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c)    Each Seller Stockholder agrees, in addition to the foregoing, that:

(i)    Seller Stockholder Representative shall be appointed and constitute the true and lawful attorney-in-fact of each Seller Stockholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and in general to do all things and to perform all acts including, without limitation, executing and delivering any agreements, amendments, modifications, waivers, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement. Seller Stockholder Representative hereby accepts such appointment;

(ii)    no Seller Stockholder shall have any cause of action against Seller Stockholder Representative for any action taken, decision made or instruction given by Seller Stockholder Representative under this Agreement, except for fraud or willful breach of this Agreement on the part of Seller Stockholder Representative;

(iii)    Seller Stockholder Representative shall have full authority to (A) execute, deliver, acknowledge, certify and file on behalf of Seller Stockholders (in the name of any or all of Seller Stockholders or otherwise) any and all documents that Seller Stockholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Seller Stockholder Representative may, in its sole discretion, determine to be appropriate, (B) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby and thereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by Seller Stockholders individually), (C) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby and thereby and (D) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of Seller Stockholder Representative for the accomplishment of the foregoing;

(iv)    Buyer shall be entitled to rely conclusively on the instructions and decisions given or made by Seller Stockholder Representative as to any of the matters described in this Section 2.11, and no party shall have any cause of action against Buyer for any action taken by Buyer in reliance upon any such instructions or decisions;

(v)    all actions, decisions and instructions of Seller Stockholder Representative shall be conclusive and binding upon each of Seller Stockholders, and no Seller Stockholder shall have any cause of action against Seller Stockholder Representative for any action taken, decision made or instruction given by Seller Stockholder Representative under this Agreement, except for fraud or willful breach of this Agreement on the part of Seller Stockholder Representative;

(vi)    the provisions of this Section 2.11 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Seller Stockholder may have in connection with the transactions contemplated by this Agreement; and

(vii)    the provisions of this Section 2.11 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Seller Stockholder, and any references in this Agreement to a Seller Stockholder or Seller Stockholders shall mean and include the successors to Seller Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d)    At the Closing, Buyer shall cause to be deposited, in an account designated by the Stockholder Representative, Seller Stockholder Representative Expense Fund. Seller Stockholder Representative Expense Fund (and earnings thereon) may be applied as Seller Stockholder Representative, in its sole discretion, determines to be appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses that Seller Stockholder Representative incurred in connection with the transactions contemplated by this Agreement, and the evaluation or defense of any claim for indemnification under this Agreement (the “Seller Stockholder Representative Expenses”). The balance of Seller Stockholder Representative Expense Fund held pursuant to this Section 2.11(d), if any, and any income earned thereon, shall, at the sole discretion of Seller Stockholder Representative and at such time to be determined in the sole discretion of Seller Stockholder Representative, be distributed to Seller Stockholders according to each such Seller Stockholder’s Pro Rata Share. Prior to any such distribution of Seller Stockholder Representative Expense Fund, Seller Stockholder Representative shall deliver to Buyer an updated Consideration Spreadsheet (which need not be certified by an officer of the Company) setting forth the portion of Seller Stockholder Representative Expense Fund payable to each Seller Stockholder.

(e)    As between Seller Stockholders and Seller Stockholder Representative, Seller Stockholder Representative shall not be liable for any act done or omitted hereunder as Seller Stockholder Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith. Seller Stockholder Representative shall be indemnified and held harmless and reimbursed by Seller Stockholders against any loss, liability or expense incurred without bad faith, gross negligence or willful misconduct on the part of Seller Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder and in connection with any Seller Stockholder Representative Expenses, at the election of Seller Stockholder Representative, at any time (i) from Seller Stockholder Representative Expense Fund, to the extent any funds remain in such fund and (ii) following exhaustion of Seller Stockholder Representative Expense Fund, from Seller Stockholder according to each Seller Stockholder’s Pro Rata Share; provided, however, that no Seller Stockholder shall be liable to Seller Stockholder Representative for any amount in excess of the applicable portion of the Transaction Consideration actually paid to such Seller Stockholder.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER STOCKHOLDERS

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered to Buyer herewith (the “Disclosure Schedules”), Seller and each Seller Stockholder hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

3.1    Organization and Qualification. Each of Seller, and such Seller Stockholder, if not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is in good standing in each jurisdiction in which the nature of its business or the ownership, lease or operation of its properties or assets makes such qualification necessary, except where the failure to so exist, be in good standing, and qualify would not be material to Seller or such Seller Stockholder or would not materially adversely affect Seller’s or such Seller Stockholder’s ability to consummate the transactions contemplated hereby.

3.2    Authority Relative to this Agreement. Each of Seller and such Seller Stockholder has all necessary organizational power and authority, and if such Seller Stockholder is not a natural person, to execute, deliver and perform his, her or its obligations under this Agreement. Each of Seller and such Seller Stockholder has all necessary power and authority to execute and deliver each Ancillary Document to which Seller or such Seller Stockholder is or will be a party, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All organizational actions and proceedings required to be taken by or on the part of Seller or such Seller Stockholder to authorize and permit the execution, delivery and performance by Seller or such Seller Stockholder of this Agreement and the Ancillary Documents to which Seller or such Seller Stockholder is or will be a party, have been duly and validly taken. This Agreement has been duly executed and delivered by Seller and such Seller Stockholder and, assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties, shall constitute a valid and binding obligation of Seller and such Seller Stockholder, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or similar Laws from time to time in effect affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”). The Ancillary Documents, when executed and delivered by Seller or such Seller Stockholder, shall have been duly executed and delivered by Seller or such Seller Stockholder, and, assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties, shall constitute the valid and binding obligation of Seller or such Seller Stockholder, enforceable in accordance with their terms, except as limited by the Enforceability Exceptions.

3.3    Title to Seller Common Stock. Such Seller Stockholder is the record and beneficial owner of the shares of Seller Common Stock set forth opposite such Seller Stockholder’s name on Section 4.3(a) of the Disclosure Schedules, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities Laws. Other than this Agreement or as set forth on Section 3.3 of the Disclosure Schedules, such Seller Common Stock are not subject to any voting trust agreement or any other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Seller Common Stock.

3.4    Seller’s Operations. Seller is, and has always been, a holding company with no material operations, other than (a) immaterial operations in connection with its direct or indirect ownership interests in the Company and the Company Subsidiaries and engaging in transactions related to the Seller Common Stock, Seller Options, Seller SARs and Seller Warrants including activities related or incidental thereto and (b) activities in connection with the Transaction (including the Pre-Closing Reorganization). Seller has no material Liabilities or assets other than (i) those Liabilities and assets arising out of its existence or the direct or indirect ownership interests in the Company and the Company Subsidiaries, (ii) Liabilities for Taxes or (iii) arising under its organizational documents. Seller does not, and has never had, any employees (other than officers), leased employees or contractors.

3.5    Consents and Approvals; No Violations.

(a)    Except as may be required by the HSR Act or novation agreements that may be required as a result of the Pre-Closing Reorganization, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Seller or such Seller Stockholder for the execution, delivery and performance by Seller or such Seller Stockholder of this Agreement or any Ancillary Document to which Seller or such Seller Stockholder is or will be a party, or the consummation by Seller or such Seller Stockholder of the transactions contemplated by this Agreement or any Ancillary Document to which Seller or such Seller Stockholder is or will be a party.

(b)    Neither the execution, delivery, or performance by Seller or such Seller Stockholder of this Agreement or any Ancillary Document to which Seller or such Seller Stockholder is or will be a party nor the consummation by Seller or such Seller Stockholder of the transactions contemplated by this Agreement or any Ancillary Document to which Seller or such Seller Stockholder is or will be a party will (A) conflict with or result in any breach, violation or infringement of any provision of organizational documents of Seller or, if such Seller Stockholder is an entity, such Seller Stockholder, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Seller or such Seller Stockholder is a party or by which any of his, her, or its properties or assets or any of his, her or its Affiliates may be bound, or (C) violate or infringe any Law applicable to Seller or such Seller Stockholder or any of his, its Affiliates or their respective properties or assets. Neither Seller nor such Seller Stockholder is not a party to or bound by any Contract or understanding with respect to a Company Transaction other than this Agreement, and each of Seller and such Seller Stockholder has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding Company Transactions.

3.6    Legal Proceedings; Orders. There are no Actions or Orders pending or, to Seller’s or such Seller Stockholder’s knowledge, threatened against or affecting Seller or such Seller Stockholder, or pending or threatened by Seller or such Seller Stockholder against any Person, at law or in equity, or before or by any Governmental Entity (including any Actions with respect to the transactions contemplated by this Agreement), that (x) could reasonably be expected to adversely affect the ability of Seller or such Seller Stockholder to consummate the transactions contemplated by this Agreement or any Ancillary Document to which Seller or such Seller Stockholder is a party or (y) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement or any Ancillary Document to which Seller or such Seller Stockholder is or will be a party. Seller or such Stockholder is not subject to any Order that relates to the business of, or any assets owned or used by, the Company or any Company Subsidiary.

3.7    Brokers. There are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any Ancillary Document to which Seller or such Seller Stockholder is a party or based on any Contract to which Seller or such Seller Stockholder is a party or that is otherwise binding upon Seller or such Seller Stockholder and no Person is entitled to any fee or commission or like payment in respect thereof. All fees, commissions or like payments to any Person listed on Section 3.7 of the Disclosure Schedules (or pursuant to the agreement(s) listed therein) shall be paid at Closing and, following Closing, none of the Company, Buyer or any of their respective Affiliates will have any obligation of any kind with respect to the matters or agreements listed on Section 3.7 of the Disclosure Schedules.

3.8    Affiliate Transactions. Neither Seller nor such Seller Stockholder nor any Affiliate of Seller or such Seller Stockholder that is a Related Party provides property, Technology or Intellectual Property to the Company or any Company Subsidiary or has any other material interest in any property or assets of the Company or any Company Subsidiary.

3.9    No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER AND EACH SELLER STOCKHOLDER CONTAINED IN THIS Article III AND Article IV (IN EACH CASE, AS MODIFIED BY THE DISCLOSURE SCHEDULES), IN ANY ANCILLARY DOCUMENT AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF SELLER OR SUCH SELLER STOCKHOLDER HEREUNDER, NEITHER SELLER NOR SUCH SELLER STOCKHOLDER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR SUCH SELLER STOCKHOLDER, THE COMPANY OR ANY COMPANY SUBSIDIARY, AND SELLER AND SUCH SELLER STOCKHOLDER HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY.

3.10    Non-Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN Article V, IN ANY ANCILLARY DOCUMENT AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF BUYER HEREUNDER, NEITHER BUYER NOR ANY OTHER PERSON OR ENTITY ON BEHALF OF BUYER MAKES OR HAS MADE, AND NEITHER SELLER NOR ANY SELLER STOCKHOLDER HAS RELIED UPON, ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO BUYER. THIS SECTION 3.10 DOES NOT WAIVE ANY CLAIM OR RIGHTS OF SELLER STOCKHOLDER INDEMNIFIED PARTIES IN ANY CASE OF ANY FRAUD.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, Seller, the Company and each Seller Stockholder hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

4.1    Organization and Qualification; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and is in good standing in each jurisdiction in which the nature of its business or the ownership, lease or operation of its properties or assets makes such qualification necessary, except where the failure to so exist, be in good standing, and qualify would not reasonably be expected to be material to the Company or would not materially adversely affect the Company’s ability to consummate the transactions contemplated hereby, as applicable. The Company has all requisite corporate power and authority necessary to own, lease, and operate its properties and to carry on its business as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be or reasonably be expected to result in a material loss to the Company. Copies of the current organizational documents of the Company have been made available to Buyer and are correct and complete and reflect all amendments made thereto at any time prior to the Closing.

4.2    Authority Relative to this Agreement. The Company has all necessary organizational power and authority, including under applicable laws of the state of Florida, and the Company organizational documents, to execute and deliver this Agreement. The Company has all necessary power and authority to execute and deliver each Ancillary Document to which the Company is or will be a party, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Board, by resolutions duly adopted at a meeting duly called and held or by written consent in lieu of a meeting of the Board has (i) approved and authorized the execution and delivery of this Agreement, (ii) approved the consummation of the transactions contemplated hereby and (iii) determined that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby is advisable, and no other action on the part of the Company is required to duly authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties, shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. The Ancillary Documents, when executed and delivered by the Company, shall have been duly executed and delivered by the Company, and, assuming the due and valid authorization, execution and delivery of this Agreement and the Ancillary Documents by the other Parties hereto or thereto, as applicable, shall constitute the valid and binding obligation of the Company, enforceable in accordance with their terms, except as limited by the Enforceability Exceptions.

4.3    Capitalization and Related Matters.

(a)    Section 4.3(a) of the Disclosure Schedules sets forth as of the date hereof (i) the number of authorized shares of each class of Seller Common Stock, (ii) the number of issued and outstanding shares of each class of Seller Common Stock, and (iii) a true, correct and complete list of the record holders of such shares of Seller Common Stock, listing for each Person: (A) his, her or its name, and if not a natural person, its type of entity and jurisdiction of incorporation or organization and (B) the number of shares of each class of Seller Common Stock owned by such Person. Section 4.3(a) of the Disclosure Schedules also sets forth as of the date hereof (i) the number of outstanding Seller Warrants, (ii) the number of shares of Seller Common Stock subject to each such Seller Warrant, and the applicable exercise prices and (iii) a true, correct and complete list of the record holders of such Seller Warrants, listing for each Person: his, her or its name, and if not a natural person, its type of entity and jurisdiction of incorporation or organization.

(b)    All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Seller is the record and beneficial owner of the Equity, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities Laws and such Equity constitutes all outstanding equity interests in the Company. Seller has all requisite power to sell, transfer, assign and deliver the Equity as provided herein and the Ancillary Documents to which Seller is a party, and at Closing, Seller shall transfer good and marketable title to the Equity to Buyer. Immediately after the Closing, Buyer shall own all of the outstanding Equity, free and clear of any Liens or any other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws. Except for the Equity, the Seller Common Stock, Seller Options, Seller SARs or Seller Warrants, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of, or other equity or voting interests in, Seller or the Company; (ii) securities of Seller or the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, Seller or the Company or containing any profit participation features; or (iii) options, warrants, stock appreciation rights, phantom stock, calls, subscriptions or other rights to acquire from Seller or the Company or other obligations of Seller or the Company to issue or allot, any capital stock or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, capital stock of, or other equity or voting interests in, Seller or the Company or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of Seller or the Company to repurchase, redeem or otherwise acquire or retire for value any Equity, Seller Common Stock, Seller Options, Seller SARs or Seller Warrants. There are no statutory or contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights with respect to the Equity, Seller Common Stock, Seller Options, Seller SARs or Seller Warrants. There are no agreements with respect to the voting or transfer of the Equity, Seller Common Stock, Seller Options, Seller SARs or Seller Warrants to which Seller, the Company or any of its Subsidiaries is a party or, to the knowledge of the Company, to which any Holder is a party. Neither Seller nor the Company has violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of the Equity, Seller Common Stock, Seller Options, Seller SARs or Seller Warrants. Neither Seller nor the Company has liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by Seller or the Company.

(c)    Except for the Seller Option Plan and the Seller SARs Plan, neither Seller nor the Company has adopted, sponsored or maintained any equity-based or stock option plan or any other plan or agreement providing for equity compensation to any Person. As of the date of this Agreement, (i) Seller has reserved 211,268 shares of Seller Class B Non-Voting Common Stock for issuance under the Seller Option Plan, of which 50,000 shares are issuable upon the exercise of currently outstanding, unexercised Seller Options; (ii) Seller has reserved no shares of Seller Common Stock for issuance under the Seller SARs Plan; and (iii) 75,768 shares of Seller Class B Non-Voting Common Stock remain available for future grant under the Seller Option Plan. Section 4.3(c) of the Disclosure Schedules sets forth for each Seller Option and Seller SAR outstanding as of the date of this Agreement, as applicable: (A) the name of the holder of such Seller Option or Seller SAR; (B) the domicile address of such holder; (C) the number of shares of Seller Common Stock issuable or cash payable upon the exercise of such Seller Option or Seller SAR; (D) the exercise price or strike price of such Seller Option or Seller SAR; (E) the date of grant of such Seller Option or Seller SAR; (F) the extent vested to date and whether the vesting of such Seller Option or Seller SAR is subject to acceleration as a result of the transactions contemplated by this Agreement or the Ancillary Documents or any other events; and (G) whether any Seller Option is a nonqualified stock option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. True, correct and complete copies of the Seller Option Plan, Seller SARs Plan and all forms of agreements and instruments relating to or issued under the Seller Option Plan and Seller SARs Plan (including any agreements and instruments that differ materially in substance from such forms) have been delivered to Buyer, and, except as indicated in the copies delivered to Buyer, such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof delivered to Buyer. As of the date of this Agreement, all holders of Seller Options and Seller SARs are (and as of the Closing Date are expected to be) current employees of the Company. The Seller Option Plan, Seller SARs Plan and award agreements under the Seller Option Plan and Seller SARs Plan permit the treatment of Seller Options and Seller SARs as contemplated by this Agreement.

4.4    Subsidiaries.

(a)    Section 4.4(a) of the Disclosure Schedules sets forth a true, correct and complete list of each Company Subsidiary, including each Company Subsidiary’s name, type of entity, jurisdiction and date of incorporation or organization, authorized capital stock, partnership or membership interests or similar ownership interests, the number and type of its issued and outstanding Subsidiary Equity Interests, and the current ownership of such Subsidiary Equity Interests.

(b)    Except for the Company Subsidiaries or as set forth on Section 4.4(a) of the Disclosure Schedules, neither the Company nor any Company Subsidiary owns, of record or beneficially, any direct or indirect equity or other ownership, capital, voting or participation interest or any right (contingent or otherwise) to acquire the same in any Person.

(c)    Each Company Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified, except where the failure to so exist, be in good standing, and qualify would not reasonably be expected to be material to the Company or such Company Subsidiary or would not materially adversely affect the Company’s or such Company Subsidiary’s ability to consummate the transactions contemplated hereby, as applicable, and (ii) possesses all requisite organizational power and authority to own, operate, lease and license its properties, to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement and the Ancillary Documents to which it is or will be a party, in each such case, except where the failure to have such power and authority would not, individually or in the aggregate, be or reasonably be expected to be material to the Company or such Company Subsidiary. True, correct and complete copies of each Company Subsidiary’s organizational documents have been provided to Buyer and reflect all amendments made thereto at any time prior to the Closing Date.

(d)    All of the issued and outstanding shares of capital stock, partnership or membership interests and other similar ownership interests of each Company Subsidiary (“Subsidiary Equity Interests”) have been duly authorized and validly issued, and are fully paid and non-assessable. The Company or one or more Company Subsidiaries owns (beneficially and of record) all of the outstanding Subsidiary Equity Interests, free and clear of any Liens, other than restrictions on transfer arising under applicable federal and state securities Laws; provided that, as of Closing, the ownership of the Excluded Entities will be distributed out of the Company as provided in Section 6.6. Except as set forth on Section 4.4(d) of the Disclosure Schedules, there are no issued, reserved for issuance or outstanding (i) Subsidiary Equity Interests; (ii) securities convertible into or exchangeable for Subsidiary Equity Interests or containing any profit participation features; or (iii) options, warrants, stock appreciation rights, phantom stock, calls, subscriptions or other rights to acquire, or obligations to issue or allot, Subsidiary Equity Interests or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire or retire for value any Subsidiary Equity Interests. There are no statutory or contractual equityholder preemptive or similar rights, rights of first refusal or registration rights with respect to any security of any Company Subsidiary. There are no agreements with respect to the voting or transfer of any security of any Company Subsidiary. No Company Subsidiary has violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any security of any Company Subsidiary. No Company Subsidiary has any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by any Company Subsidiary.

4.5    Consents and Approvals; No Violations.

(a)    Except as may be required by the HSR Act, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of the Company for the execution, delivery and performance by the Company of this Agreement or any Ancillary Document to which the Company is or will be a party, or the consummation by the Company of the transactions contemplated by this Agreement or any Ancillary Document to which the Company is or will be a party.

(b)    Neither the execution, delivery, or performance by the Company of this Agreement or any Ancillary Document to which the Company is a party nor the consummation by the Company of the transactions contemplated by this Agreement or any Ancillary Document to which the Company is or will be a party will (i) conflict with or result in any breach, violation or infringement of any provision of the organizational documents of the Company or any Company Subsidiary, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien on any property or asset of the Company, any Company Subsidiary or any of their respective Affiliates, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract, including the Leases, to which the Company or any Company Subsidiary is a party or by which any of its or their or their respective Affiliates’ properties or assets may be bound, or (iii) violate or infringe any Law applicable to the Company, any Company Subsidiary or any of their respective Affiliates or any of their respective properties or assets; other than, in the case of the foregoing clauses (ii) and (iii), such breaches, violations, infringements and defaults that have not had, do not have and would not reasonably be expected to have, individually or in the aggregate, a material impact on or be material to the Company and the Company Subsidiaries, taken as a whole. The Company is not a party to or bound by any Contract or understanding with respect to a Company Transaction other than this Agreement, and each such Person has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding Company Transactions.

4.6    Financial Statements; No Undisclosed Liabilities.

(a)    Section 4.6(a) of the Disclosure Schedules sets forth the following financial statements of Seller, the Company and the Company Subsidiaries: (i) audited consolidated balance sheets as of December 31, 2020 and December 31, 2021, and related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal years ended December 31, 2020 and December 31, 2021 (the “Audited Financial Statements”), and (ii) unaudited consolidated balance sheet as of March 31, 2022 (the “Most Recent Balance Sheet”) and related unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the three months then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Each of the Financial Statements (i) was prepared from, and is consistent with, the books and records of Seller, the Company and each Company Subsidiary, (ii) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and (iii) presents fairly, in all material respects, the financial position and the consolidated results of operations of Seller, the Company and the Company Subsidiaries as of the respective dates thereof or the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to the absences of footnotes thereto and normal year-end adjustments, in each case, none of which are or will be, individually or in the aggregate, material).

(b)    Neither the Company nor any Company Subsidiary has any material Liability, other than (i) Liabilities reflected on the Most Recent Balance Sheet, (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law or any Action), and (iii) obligations under Contracts and commitments described on the attached Section 4.16 of the Disclosure Schedules or under Contracts and commitments entered into in the ordinary course of business which are not required to be disclosed on Section 4.16 of the Disclosure Schedules (but not Liabilities for any breach of any such Contract or commitment).

(c)    The Company has established and maintains a system of internal accounting controls which is designed to provide assurance regarding the reliability of financial reporting of the Company and the Company Subsidiaries. In the past five years, there has never been (i) any fraud or other wrongdoing that involves any of the management or other employees of the Company or any Company Subsidiary who have a role in the preparation of financial statements or the internal accounting controls used by the Company or any Company Subsidiary or (ii) any claim or allegation regarding any of the foregoing.

(d)    All accounts receivable of the Company and the Company Subsidiaries (including costs incurred and income recognized in excess of billings) (i) are bona fide and valid receivables arising from sales actually made or services actually performed, in each case, on an arm’s length basis, and were incurred in the ordinary course of business (ii) are properly reflected on the Company’s and each Company Subsidiary’s books and records and balance sheets, (iii) are not subject to any setoffs, counterclaims, credits or other offsets, and (iv) are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in the notes thereto). No Person has any Lien on any accounts receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by the Company or any Company Subsidiary with respect to any accounts receivable other than in the ordinary course of business. There is no pending contest or dispute with respect to the amount or validity or any amount of any such accounts receivable that exceeds $250,000 individually or in the aggregate. The reserves for uncollectable accounts receivable accrued in the Financial Statements have been calculated in accordance with the Accounting Principles.

4.7    Absence of Certain Changes or Events. Since the date of the most recent Audited Financial Statements, (i) the Company has operated in the ordinary course of business in all material respects, (ii) there has not occurred any event that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) there has not occurred any event or action that would require the consent of Buyer pursuant to Section 6.1 if such event or action occurred during the period prior to Closing.

4.8    Litigation. There are no (and, during the five (5) years preceding the date hereof, there have not been any) material Actions or Orders pending or, to Company’s Knowledge, threatened against or affecting the Company or any Company Subsidiary (or to Company’s Knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company or any Company Subsidiary with respect to their activities for or on behalf of the

Company or any Company Subsidiary), or pending or threatened by the Company or any Company Subsidiary against any Person, at law or in equity, or before or by any Governmental Entity (including any Actions or Orders with respect to the transactions contemplated by this Agreement). Neither the Company nor any Company Subsidiary is subject to any grievance or arbitration proceeding under any collective bargaining agreements or otherwise or any governmental investigation or inquiry with respect to any collective bargaining agreement. Neither the Company nor any Company Subsidiary is subject to any judgment, settlement, award, order or decree involving any Governmental Entity or other Person, and neither the Company nor any Company Subsidiary has during the five (5) years preceding the date hereof received any written opinion or memorandum or written advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material Liabilities.

4.9    Compliance with Laws. The Company and each Company Subsidiary, and each Leased Real Property, are and have, at all times during the past five years, been in compliance in all material respects with all Laws and Orders applicable to them, in each case, except for such failures that are not, have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (other than the Excluded Entities), taken as a whole. Neither the Company nor any Company Subsidiary has received any written notice of the violation of any Laws applicable to it. To the Company’s Knowledge, there are not any facts or circumstances in existence as of the Agreement Date or as of the Closing Date that could reasonably be expected to result in material liability to the Company or any Company Subsidiary with respect to any Laws (including, to the Company’s Knowledge, any threatened Actions or violations of Laws), except for Actions and violations that are immaterial.

4.10    Permits. The Company and each Company Subsidiary currently have all material Permits which are required to permit, immediately following the Closing, the operation of its and their business as presently conducted, except for those Permits the absence of which would not reasonably be expected to be material to the Company and the Company Subsidiaries (other than the Excluded Entities), taken as a whole, and each such Permit is valid and in full force ownership and effect. Neither the Company nor any Company Subsidiary is, nor has the Company or any Company Subsidiary, during the past five years, been in default or violation (and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit held by the Company or any Company Subsidiary, except as would not be material to the Company or such Company Subsidiary. Neither the Company nor any Company Subsidiary has during the past five years, received any notice (i) terminating, suspending, revoking, cancelling, withdrawing or modifying in an adverse manner any Permits, (ii) of any intent to impose any civil penalties on the Company or any Company Subsidiary as a result of any deviation of the term of any Permit or (iii) threatening to do any of the foregoing. All applications and filings required to have been filed for the renewal and effectiveness of each Permit required to permit the operation, following the Closing, of the Company or any Company Subsidiary, have been duly filed on a timely basis with the appropriate Governmental Entity. No Permits used in the business of the Company or any Company Subsidiary is held in the name of any Person other than the Company or any Company Subsidiary, as applicable.

4.11    Employee Benefit Plans.

(a)    Section 4.11(a) of the Disclosure Schedules sets forth a complete and accurate list of each Benefit Plan. Each Benefit Plan that is solely sponsored or maintained by, contributed to by Seller is referred to herein as a “Seller Benefit Plan.” Section 4.11(a) of the Disclosure Schedules sets forth each Benefit Plan that is a Seller Benefit Plan.

(b)    With respect to each Benefit Plan, the Company has provided a correct and complete copy of the following documents, to the extent applicable: (i) all plan documents, including any related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) for the three most recent plan years, (A) the IRS Form 5500 and all schedules thereto, (B) audited financial statements and (C) actuarial or other valuation reports; (iii) the most recent IRS determination letter or opinion letter, as applicable, (iv) the most recent summary plan descriptions and other material communications to employees regarding the Benefit Plans, (v) non-routine correspondence with any Governmental Entity over the last three years and (vi) written summaries of all non-written Benefit Plans.

(c)    Each Benefit Plan has been established, maintained and administered in compliance, in all material respects, with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. Each of the Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Company’s Knowledge, as of the Agreement Date and as of the Closing Date, there are no existing circumstances (and no event has occurred) that have adversely affected or would reasonably be expected to adversely affect, the qualified status of any such plan. Neither Seller, nor the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any other Person has engaged in any non-exempt “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan. No Benefit Plan provides medical or other welfare benefits with respect to any current or former Service Providers beyond their period of service, other than coverage mandated by applicable Law at the sole expense of the participant. There are no pending or, to the Knowledge of the Company, threatened in writing claims (other than routine claims for benefits in accordance with the terms of the Benefit Plans) by, on behalf of or against any of the Benefit Plans or any trusts related thereto. All required contributions, premiums or other payments have been made or properly accrued with respect to each Benefit Plan, in each such case, except for such claims that have not had, do not have and would not reasonably be expected to have, individually or in the aggregate, an adverse effect material to the Company and the Company Subsidiaries, taken as a whole. Seller, the Company and each Company Subsidiary have complied, and are in compliance with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”) and the Company has not incurred (whether or not assessed) any material Tax, penalty or other liability that may be imposed under PPACA, including pursuant to Sections 4980D or 4980H of the Code.

(d)    Neither Seller, nor the Company, nor any Company Subsidiary, nor any of their ERISA Affiliates has at any time sponsored or has ever been obligated to contribute to, or had any liability in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2)

of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including a Multiemployer Plan), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)    No proceeding is pending or, to the Company’s Knowledge, threatened in writing against, by or on behalf of any Benefit Plan or the assets, fiduciaries, or administrators thereof (other than claims for benefits in the ordinary course). With respect to each Benefit Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Benefit Plan have occurred, and (ii) no lien has been imposed under the Code, ERISA or any other applicable Law. None of Seller, nor the Company, nor any Company Subsidiary has made any filing in respect of any Benefit Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(f)    No Benefit Plan, and none of Seller, the Company, any Company Subsidiary or any Benefit Plan fiduciary with respect to any Benefit Plan, in any case, is, to the Knowledge of the Company, the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, and no such audit or investigation is pending or, to the Company’s Knowledge, threatened.

(g)    No amount or benefit that will or could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness or otherwise) by any current or former Service Provider who is a “disqualified individual” within the meaning of Section 280G of the Code would be characterized or could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event). Except as set forth on Section 4.11(g) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former Service Provider to any compensation, payment or benefit (including severance, change in control or transaction payments, or otherwise), except as required by applicable Law, (ii) accelerate the time of payment, vesting or funding of any compensation or benefits, or trigger or increase any compensation or benefits due to any current or former Service Provider, or (iii) limit the right to merge, amend or terminate any Benefit Plan (except any limitations imposed by applicable Law, if any).

(h)    Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) complies and has at all times complied in form and operation with the rule of Section 409A of the Code. No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any current or former employee or independent contractor of Seller, the Company or any Company Subsidiary, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any current or former employee or independent contractor of Seller, the Company or any Company Subsidiary, in each case as a result of a failure to comply with Section 409A of the Code with respect to any Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

(i)    There is no contract, agreement, plan or arrangement to which Seller, the Company or any Company Subsidiary is a party which requires Seller, the Company or any Company Subsidiary to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G or Section 4999 of the Code. Each Seller Option and Seller SAR has an exercise price or strike price that is not less than the fair market value of the Common Stock attributable to such Seller Option or Seller SAR, as applicable, on the date that such Seller Option or Seller SAR was granted and is otherwise exempt from Section 409A of the Code.

(j)    Seller, the Company and each Company Subsidiary have not: (i) taken any action since January 1, 2020 related to any workforce changes due to COVID-19, or otherwise, whether directly or indirectly, including any actual or expected group terminations, layoffs, furloughs, shutdowns (whether voluntary or by applicable Law), reduced working schedules or any material changes to benefit or compensation programs, including material reductions in compensation, benefits or working schedules, or material changes to any Benefit Plan; (ii) claimed any Tax credits under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act or I.R.S. Notice 2020-65 or any similar applicable Law; or (iii) deferred any Taxes under Section 2302 under the CARES Act or any similar applicable Law, and, in each case, none of the foregoing actions are reasonably anticipated. None of Seller, the Company nor any Company Subsidiary is party to any plan, program, arrangement or Contract with any employee currently on furlough, leave or other alternative work arrangement pursuant to which any employee’s continued employment or reinstatement (including any reinstatement of any reduction or change in compensation or benefits) is guaranteed.

(k)    None of Seller, the Company nor any Company Subsidiary has sponsored, maintained, contributed to, or been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any Service Provider (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.

4.12    Employees; Labor Matters.

(a)    (i) Seller does not now have and never has had any employees; (ii) none of Seller, the Company nor any Company Subsidiary is, or has at any time been, party to or bound by any collective bargaining agreement or other contract with a labor union or labor organization, no employee of the Company or any Company Subsidiary is represented by any labor organization with respect to such employee’s employment with the Company or any Company Subsidiary and no union organization activity is pending or, to the Company’s Knowledge, threatened involving any employee of the Company or any Company Subsidiary; (iii) there are no strikes, work stoppages, picketings, slowdowns, walkouts, lockouts or other organized work interruptions pending or, to the Company’s Knowledge, threatened with respect to any employees of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has experienced any such organized work interruption during the past three years; (iv) there is no union organizing effort pending or, to the Knowledge of the Company, threatened involving the employees of the Company or any Company Subsidiary; (v) there is no unfair labor practice charge, labor dispute (other than non-material, routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened in writing with respect to the employees of the Company or any Company Subsidiary, (vi) there has been no “mass layoff” or “plant closing” (as defined under the WARN Act or any state or local statute of similar effect) with respect to the Company or any Company Subsidiary within the three years prior to the date hereof, and neither the Company nor any Company Subsidiary has incurred any liability under the WARN Act or any state or local statute of similar effect that remains unsatisfied, (vii) no individual who has performed services for Seller, the Company or any Company Subsidiary has been improperly excluded from participation in any Benefit Plan, and (viii) none of Seller, the Company nor any Company Subsidiary has incurred or reasonably expects to incur any current or contingent liability or obligation with respect to any misclassification of any person as an independent contractor rather than as an employee, or as exempt rather than non-exempt, or with respect to any employee leased from another employer.

(b)    Seller, the Company and each Company Subsidiary are and at all relevant times in the preceding five years have been, in material compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices, discrimination, sexual harassment, harassment, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, wages, hours, social benefits contributions, severance pay, the WARN Act, collective bargaining, civil rights, safety, health, immigration, workers’ compensation and the collection and payment of withholding or social security taxes and any similar tax. Seller, the Company and each Company Subsidiary have properly classified all current and former Service Providers as either employees or independent contractors, employed or self-employed, and as exempt or non-exempt for all purposes and have made all appropriate filings in connection with services provided by, and compensation paid to, such Service Providers, and none of Seller, the Company nor any Company Subsidiary has received written notice of any pending or threatened inquiry or audit from any Governmental Entity concerning any such classifications.

(c)    (i) Seller, the Company and each Company Subsidiary have paid in full to all Service Providers or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Service Providers; and (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s Knowledge, threatened in writing before any Governmental Entity with respect to any Person currently or formerly employed by Seller, the Company or any Company Subsidiary.

(d)    Seller, the Company and each Company Subsidiary (i) are and at all relevant times have been in compliance in all material respects with Laws arising from or relating to the COVID-19 pandemic (or any mutation or evolution thereof) related to safety and health standards and regulations issued and enforced by the Occupational Safety and Health Administration (OSHA) and any applicable OSHA-approved state plan, and (ii) are and at all relevant times have been in compliance in all material respects with the paid and unpaid leave requirements of the Families First Coronavirus Response Act. To the extent the Company or any Company Subsidiary has granted employees paid sick leave or paid family leave under the Families First Coronavirus Act, the Company and each Company Subsidiary, as applicable, have obtained and retained all documentation required to substantiate eligibility for sick leave or family leave tax credits.

(e)    Section 4.12(e) of the Disclosure Schedules sets forth a correct and complete (in all material respects) list, as of April 8, 2022, of all full-time, part-time or temporary employees and independent contractors (and indication as such) of Seller, the Company and each Company Subsidiary, identified by “EE Key,” including: (i) the annual dollar amount of salary payable to each person; (ii) dates of employment or service; (iii) title; (iv) job location; (v) with respect to employees, a designation of whether they are classified as exempt or non-exempt for purposes of the U.S. Fair Labor Standards Act and any similar state law; and (vi) the entity employing or retaining such employee or independent contractor (including whether such entity is an Excluded Entity). Except as set forth on Section 4.12(e) of the Disclosure Schedules, all of the individuals employed or retained by the Company and each Company Subsidiary (other than the Excluded Entities), are citizens of the United States.

4.13    Property.

(a)    Except as set forth in Section 4.13(a) of the Disclosure Schedules, the Company or a Company Subsidiary, as applicable, has good and marketable title to all of the property and assets that the Company or each Company Subsidiary purports to own are free and clear of all Liens except Permitted Liens. With respect to the personal property and assets it leases, the Company and each Company Subsidiary are in compliance in all material respects with such leases and holds a valid leasehold interest free of any Liens other than Permitted Liens. The Company and each Company Subsidiary have good and marketable title to, or a valid and enforceable interest in, all facilities, buildings, machinery, fixtures, equipment, and other tangible assets used in or necessary for the conduct of their business as presently conducted, free and clear of all Liens (other than Permitted Liens and Liens set forth on Section 2.5(a)(viii)(B) of the Disclosure Schedules that will be fully discharged and released at Closing in connection with payment of Indebtedness). Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with Law and normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

(b)    Neither the Company nor any Company Subsidiary currently owns, or has since its inception owned, fee simple title to any real property.

(c)    Section 4.13(c) of the Disclosure Schedules sets forth a complete and accurate list of all the real property currently or formerly leased, subleased, licensed or sublicensed by the Company or a Company Subsidiary or in which the Company or a Company Subsidiary holds an easement, right-of-way or similar interest (the “Leased Real Property”) together with a list of all leases, licenses, easement or other vesting instrument pursuant to which the Company and Company Subsidiaries hold such interests, together with all amendments, modifications and guaranties thereof (collectively, the “Leases”, and each a “Lease”). The Leased Real Property comprises all real property used in the conduct of the business and operations of the Company and Company Subsidiaries as currently conducted. The Company and the Company Subsidiaries have a good and valid leasehold, subleasehold, license, sublicense, easement or similar interest (as applicable) in the Leased Real Property, free and clear of all Liens, other than Permitted Liens. Each Lease is in writing. All Leases are valid and binding on the Company or Company Subsidiary, as applicable, and, to the Knowledge of the Company, the other parties thereto, and are in full force and effect, except as limited by the Enforceability Exceptions. Neither the

Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in breach of or in default under any such Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company, any Company Subsidiary, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, do not have and would not reasonably be expected to have, individually or in the aggregate, an adverse effect material to the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any other party the right to use or occupy the Leased Real Property or any portion thereof and there are no outstanding options, rights of first refusal or rights of first offer to purchase either the Company’s or a Company Subsidiary’s interests in such Leased Real Property. Neither the Company nor any Company Subsidiary has any contractual right or obligation to purchase any real property or interest therein. Correct and complete copies of each of the Leases, including all amendments, modifications, and supplemental agreements thereto and guaranties thereof, have been made available to Buyer.

(d)    The Leased Real Property is (i) in good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such Leased Real Property); (ii) not in need of maintenance or repair except for ordinary routine maintenance and repair; and (iii) is structurally sound with no known defects and in conformity with all applicable Laws relating thereto currently in effect.

(e)    After taking into consideration the services to be provided following the Closing pursuant to the Transition Services Agreement and the assets to be leased following the Closing pursuant to the Facility Access and Use Agreement and after giving effect to the distribution of interests in the Excluded Entities to Seller Stockholders pursuant to Section 6.6, the assets and properties of the Company and each Company Subsidiary are, and the condition of such assets and properties is, sufficient for the conduct of the business of the Company and the Company Subsidiaries as currently conducted in all material respects.

(f)    There are no pending or, to the Knowledge of the Company, threatened in writing appropriation, condemnation, eminent domain, rezoning or like proceedings or similar actions that affect any Leased Real Property. As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice of the intention of any Governmental Entity or other Person to take or use any of the Leased Real Property.

4.14    Taxes. Except as set forth in Section 4.14 of the Disclosure Schedules:

(a)    all income and other material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed and all such Tax Returns are correct and complete in all material respects;

(b)    all income and other material Taxes due and owing by the Company or any Company Subsidiary to a Tax Authority, whether or not shown as due on any Tax Return, have been timely paid;

(c)    the Financial Statements fully accrue all liabilities for Taxes with respect to all periods through the dates thereof, and such liabilities do not exceed the reserve provided for in the Financial Statements as adjusted for the passage of time through the Closing Date, in each case, in accordance with GAAP;

(d)    all deficiencies asserted or assessments for any income or other material Taxes made as a result of any audits, examinations or other Tax Proceedings by any Tax Authority with respect to the Company or any Company Subsidiary have been fully paid;

(e)    there is no Tax Proceeding ongoing, pending or, to the Knowledge of the Company, threatened with respect to any income or other material Taxes of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to any agreement with any Tax Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement;

(f)    the Company and each Company Subsidiary have withheld or collected and timely remitted to the appropriate Tax Authority all material amounts that the Company and each Company Subsidiary was obligated to withhold or collect from amounts owing to any current or former employee, independent contractor, creditor or third party;

(g)    neither the Company nor any Company Subsidiary has requested or been given an extension or waiver having the effect of extending the statutory period of limitation with respect to any Tax Returns or Taxes required to be filed or paid with respect to the Company or any Company Subsidiary;

(h)    no power of attorney with respect to any Taxes of the Company or any Company Subsidiary has been filed or executed with any Tax Authority that is still in effect;

(i)    neither the Company nor any Company Subsidiary has a request for any private letter ruling, administrative relief or technical advice pending with any Tax Authority that relates to Taxes of the Company or any Company Subsidiary;

(j)    no written claim has been made by a Tax Authority in a jurisdiction where the Company or any Company Subsidiary files Tax Returns that the Company or such Company Subsidiary, as applicable, is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction;

(k)    neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) or Section 361 of the Code;

(l)    Seller has, since July 19, 2013, been a validly electing “S” corporation within the meaning of Sections 1361 and 1362 of the Code (and applicable provisions of state and local Tax Law), and Seller will be an S corporation up to and including the Closing Date;

(m)    Each of the Company and the Company Subsidiaries has (i) since becoming a subsidiary of Seller until the effective time of the Conversions, either been (A) a validly electing “qualified subchapter S subsidiary” within the meaning of Section 1361 of the Code (and applicable provisions of state and local Tax Law) or (B) classified as an entity disregarded as separate from Seller for U.S. federal (and applicable state and local) income Tax purposes and (ii)

from the effective time of the Conversions, other than the Excluded Entities, (x) been classified as an entity disregarded as separate from Seller for U.S. federal (and applicable state and local) income Tax purposes and (y) not filed an election with any Tax Authority to be classified as an association taxable as a corporation for U.S. federal (and applicable state and local) income Tax purposes;

(n)    neither the Company nor any Company Subsidiary (i) will be liable for any Tax under Section 1374 of the Code (or any corresponding or similar provision of state or local Tax Law) as a result of the transactions contemplated by this Agreement and (ii) has, since its date of formation, acquired assets from another corporation in a transaction in which the Company’s or any Company Subsidiary’s Tax basis of the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor;

(o)    neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) advanced or prepaid amount, or deferred revenue accrued, by the Company or any Company Subsidiary on or prior to the Closing Date, (iii) election pursuant to Section 108(i) of the Code or any similar provision of Law, (iv) adjustment pursuant to Section 481(a) of the Code (or any similar provision of Law) or other accounting method change or agreement with a Tax Authority filed or made on or prior to the Closing Date, or (v) closing agreement pursuant to Section 7121 of the Code (or any similar provision of Law);

(p)    there are no Liens (other than Permitted Liens) with respect to Taxes on any of the assets of the Company or any Company Subsidiary;

(q)    neither the Company nor any Company Subsidiary (i) has been a member of an affiliated, consolidated, combined, unitary or similar Tax group, (ii) has any liability for any Taxes of any other Person as a transferee or successor or pursuant to Contract (other than this Agreement or pursuant to customary provisions in any Contract entered into in the ordinary course of business and the primary purpose of which is not related to Taxes), assumption, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise, or (iii) has engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state or local Tax Law);

(r)    neither the Company nor any Company Subsidiary is a party to or bound by, or has any obligation under, any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar arrangement (other than this Agreement or pursuant to any customary agreement or arrangement entered into in the ordinary course of business and the primary purpose of which is not related to Taxes);

(s)    neither the Company nor any Company Subsidiary conducts a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty), operates or conducts business through any branch or is otherwise subject to taxation in any country other than the country of its formation;

(t)    since the date of the Most Recent Balance Sheet, and except as required by the Pre-Closing Reorganization, neither the Company nor any Company Subsidiary has (i) made or changed any election in respect of income or other material Taxes, (ii) adopted or changed any method of accounting or annual reporting, (iii) settled or compromised any federal, state, local or foreign income or other material Tax Liability, claim or assessment, (iv) filed any amended income or other material Tax Return, (v) entered into any closing agreement relating to any income or other material Tax, (vi) agreed to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, (vii) failed to pay any income or other material Tax when due and payable, (viii) incurred any liability for Taxes other than in the ordinary course of business consistent with past practices of the Company or such Subsidiary, as applicable, (ix) surrender any right to a claim an income or other material Tax refund or credit or (x) prepared any Tax Return in a manner inconsistent with past practices of the Company or such Company Subsidiary, as applicable; and

(u)    neither the Company nor any Company Subsidiary has (i) made an election to defer any Taxes under Section 2302 of the CARES Act (or any similar election under state or local Tax Law) or (ii) failed to comply with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under state or local Tax Law) and Section 2301 of the CARES Act(or any similar election under state or local Tax Law).

4.15    Environmental Matters.

(a)    The Company and each Company Subsidiary are in and always have been in compliance in all material respects, with all Environmental Laws.

(b)    Neither the Company nor any Company Subsidiary has received any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, nor to the Company’s Knowledge are there any facts in existence that would form the basis for a material Environmental Claim against the Company or any Company Subsidiary.

(c)    There has not been any Action threatened or pending against the Company or any Company Subsidiary related to an actual or alleged violation of Environmental Laws or Losses arising under Environmental Laws.

(d)    The Company and each Company Subsidiary have obtained and are in material compliance with all Environmental Permits necessary for the Company’s or Company Subsidiary’s business, operations, Leased Real Property, and assets, and no Governmental Entity has taken action or threatened to take action to adversely modify or rescind such Environmental Permits, and no actions are required prior to the Closing to maintain the validity of such Environmental Permits following the consummation of this transaction.

(e)    Neither the Company nor any Company Subsidiary has assumed, by Contract or by operation of Law, the material Liability of any other Person with respect to Hazardous Materials or arising under Environmental Law, and, to the Company’s Knowledge, there are no facts or conditions in existence that could reasonably be expected to subject the Company or any Company Subsidiary to Liability under any Environmental Law.

(f)    There has been no material Release of, or exposure of any Person to, Hazardous Materials with respect to the assets of Seller, the Company or any Company Subsidiary, any Leased Real Property, or any other currently or formerly owned, operated, or leased real property, and neither Seller, the Company nor any Company Subsidiary nor any of the Holders has received an Environmental Notice that any Leased Real Property or currently or formerly owned, operated, or leased real property (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, the Holders, Seller, the Company or any Company Subsidiary. Neither Seller, the Company nor any Company Subsidiary has engaged in the Handling of Hazardous Materials except in material compliance with applicable Environmental Laws and in a manner that has not resulted in and is not reasonably likely to result in an Environmental Claim or require investigation, reporting or remediation under any Environmental Laws.

(g)    No product of the Company or any Company Subsidiary contains a Hazardous Material in a quantity or at a concentration that requires a warning to customers or other Persons, or that is prohibited by, or in exceedance of applicable limits established by Environmental Law.

(h)    The Company has previously provided to Buyer true, complete and accurate copies of all Phase I and II environmental site assessments and Environmental Permits under Environmental Laws, and any and all environmental reports, studies, investigations, audits, records, sampling data, site assessments, correspondence with Governmental Entities or other Persons, and other similar documents with respect to the business or assets of the Company or any Company Subsidiary or any currently or formerly owned, operated, or leased real property, in each case received by the Company or any Company Subsidiary since June 1, 2018 or otherwise in any Holder’s, the Company’s, or any Company Subsidiary’s possession or control and relating to potentially material Liability arising under Environmental Law.

4.16    Material Contracts.

(a)    Section 4.16(a) of the Disclosure Schedules sets forth, a true and complete list of the following Contracts, to which the Company or any Company Subsidiary is a party, or pursuant to which the Company or any Company Subsidiary has any continuing obligation. Each such Contract of the type described in clauses (i) through (xvii) below is referred to herein as a “Material Contract.”

(i)    any Contract (including any related purchase orders or similar documents) that requires future payments by or to the Company or any Company Subsidiary or generates revenue to the Company or any Company Subsidiary in excess of $1,000,000 in any calendar year, in each case to the extent the contract is not terminable without penalty on 30 days’ or shorter notice;

(ii)    any Contract containing any future capital expenditure obligations of the Company or any Company Subsidiary in excess of $100,000;

(iii)    any Contract providing for an advance, extension of credit or capital contribution or any indenture, loan or credit agreement or other Contract relating to Indebtedness of the Company or any Company Subsidiary or for the making of loans to or investments in any Person;

(iv)    any Contract which contains a license of, release, immunity from suit, covenant not to sue, or covenant not to assert any Intellectual Property (A) from the Company or any Company Subsidiary to any third party (other than non-exclusive licenses granted to customers of the Company or any Company Subsidiary in the ordinary course of business on the Company’s or the Company Subsidiary’s standard form) and (B) to the Company or any Company Subsidiary from a third party (other than licenses for “off-the-shelf” Software that is commercially available on non-discriminatory terms and conditions, at an annual price not exceeding $50,000, individually or in the aggregate, and which Software has not been materially modified or misused, or incorporated into, or used in the development of, any Company Products or Services;

(v)    any Contract providing for the development, distribution, modification, or delivery, deposit into escrow, or release from escrow, of any Company Products or Services or Intellectual Property, independently or jointly, by or for the Company or any Company Subsidiary or that otherwise materially affects the use or enforcement by the Company or any Company Subsidiary of any Owned Intellectual Property (including any settlement agreement, covenant not to assert, and consent to use) (other than Contracts with employees, consultants or independent contractors of the Company or any Company Subsidiary that are on the Company’s standard forms);

(vi)    any joint venture, partnership or other similar agreement involving co-investment or the sharing of profits, losses, costs or liabilities between the Company or any Company Subsidiary and a third party;

(vii)    any Contract that contains (A) non-competition, (B) non-solicitation covenants or (C) most-favored nation or (D) other limitations restricting the ability of the Company or any Company Subsidiary or any of its or their Affiliates to compete with any Person or operate in any line of business or in any geographic location or to solicit the employees or customers of any Person;

(viii)    any Contract that obligates the Company or any Company Subsidiary or any of its or their Affiliates to conduct business on an exclusive basis with any Person;

(ix)    any Contract which, excluding non-disclosure agreements, in each case, cannot be cancelled by the Company or any Company Subsidiary without material penalty or without more than 60 days’ notice;

(x)    any Contract pursuant to which the Company or any Company Subsidiary indemnifies a director or officer of the Company;

(xi)    any Affiliate Contract;

(xii)    any Contract (A) relating to the sale or acquisition of any of the capital stock or assets of the Company or any Company Subsidiary or any other Person (whether by merger, sale of stock, sale or purchase of assets or otherwise), other than any Contract that provides for the sale or disposition of services or equipment in the ordinary course of business, and (B) any Contract that relates to similar transactions, pursuant to which the Company or any Company Subsidiary has (1) continuing indemnification obligations or (2) any “earn-out” or similar contingent payment obligations;

(xiii)    any settlement and similar agreements with respect to any Action;

(xiv)    any employment, consulting or similar Contract between any current or former employee or consultant of the Company or any Company Subsidiary, on the one hand, and the Company, on the other hand, involving payment of annual base compensation in excess of $200,000, and any agreement containing severance, success, stay, retention or change of control fees, bonuses or other payments as a result of a change-in-control of the Company or any Company Subsidiary;

(xv)    any Contract under which (i) any Person has directly or indirectly guaranteed outstanding liabilities of the Company or any Company Subsidiary or (ii) the Company or any Company Subsidiary has directly or indirectly guaranteed outstanding liabilities of any Person;

(xvi)    any collective bargaining agreement or other contract with a labor union or labor organization; and

(xvii)    any commitment of the Company or any Company Subsidiary to enter into any of the foregoing.

(b)    Each Material Contract is a valid and binding obligation of the Company or Company Subsidiary, as applicable, and, to the Knowledge of the Company, of each counterparty thereto, and enforceable in accordance with its terms, and will be in full force and effect without penalty in accordance with its terms upon consummation of the transactions contemplated hereby, subject to the Enforceability Exceptions. Except as set forth on Section 4.16(b) of the Disclosure Schedules, (i) the Company or Company Subsidiary, as applicable, has performed all obligations required to be performed by it under each Material Contract and neither the Company nor Company Subsidiary, as applicable (with or without the lapse of time or the giving of notice, or both) is in breach or default thereunder, (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Company or Company Subsidiary, as applicable, under any Material Contract, (iii) no Material Contract is currently subject to or is expected to be subject to cancellation or any other material modification by the other party thereto or is subject to any penalty, right of set-off or other charge by the other party thereto for late performance or delivery, and (iv) neither the Company nor Company Subsidiary, as applicable, has knowledge of any breach or anticipated breach by the other parties to any Material Contract; in each case, except for such failures, events, or breaches that have not been, are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. To the Company’s Knowledge, there are no renegotiations of, or attempts or requests to renegotiate or outstanding rights to renegotiate, any terms of any of the Material Contracts. No party to a Material Contract has given written or, to the Knowledge of the Company, oral notice of any material dispute with respect to any Material Contract.

4.17    Intellectual Property .

(a)    Section 4.17(a) of the Disclosure Schedules sets forth a correct and complete list of all the following Owned Intellectual Property: (i) Patents; (ii) registered Trademarks and applications therefor and unregistered Trademarks that are material to the Company or any Company Subsidiary; (iii) registered Copyrights and applications therefor, and (iv) domain names (including social media accounts registered in the name of the Company or any Company Subsidiary), including for each item listed in (i) through (iii), as applicable, the owner, the jurisdiction, the application/serial number, the patent/registration number, the filing date, and the issuance/registration date, and for each item listed in (iv), the registrant, the registrar, and the expiration date. Each item of the Owned Intellectual Property listed in Section 4.17(a) of the Disclosure Schedules is subsisting, valid, and enforceable, and has not been cancelled, expired or abandoned.

(b)    Except as set forth on Section 4.17(b) of the Disclosure Schedules, the Company or a Company Subsidiary has the sole and exclusive ownership of all right, title and interest (including the right to enforce) in and to each item of Owned Intellectual Property, and has a valid and continuing license or right to use all material Non-Owned Intellectual Property for the operation of the business of the Company or Company Subsidiary, as applicable, as currently conducted and as currently contemplated to be conducted, in each case, free and clear of all Liens (other than Permitted Liens).

(c)    The Company Intellectual Property constitutes all the Intellectual Property necessary and sufficient for the operation of the Company’s and the Company Subsidiaries’ business as conducted on the Agreement Date.

(d)    Neither the Company nor any Company Subsidiary has entered into any Contract that (i) grants any Person exclusive rights in, to or under any Owned Intellectual Property, or (ii) grants any Person the right to sublicense any Owned Intellectual Property.

(e)    Except as set forth on Section 4.17(e) of the Disclosure Schedules:

(i)    the Company, each Company Subsidiary, the conduct of the business of the Company and each Company Subsidiary, the Owned Intellectual Property, and the making, using, selling, importing, offering for sale, sale, distribution, or other exploitation of Company Products or Services do not infringe, misappropriate, violate, or otherwise conflict with, and have not infringed, misappropriated, violated, or otherwise conflicted with, any other Person’s Intellectual Property rights, violate any right to privacy or publicity, or constitute unfair competition or trade practices under the Laws of any jurisdiction;

(ii)    during the past five-year period, neither the Company nor any Company Subsidiary has received any written notice, written invitation to license, cease and desist or claim from any third party alleging that the Company Intellectual Property, the Company’s or any Company Subsidiary’s use of any Intellectual Property, the conduct of the Company’s or any Company Subsidiary’s business, or the making, using, selling, importing, offering for sale, distribution, or other exploitation of Company Products or Services infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property rights of any third party, including any claim that the Company or any Company Subsidiary must license or refrain from using any Intellectual Property rights of any third party (nor to the Knowledge of the Company is there any basis therefor); and

(iii)    (y) no Person has infringed, misappropriated, violated, diluted, disclosed or used in an unauthorized manner, or otherwise conflicted with, any Owned Intellectual Property or is infringing, misappropriating, violating, diluting, disclosing or using in an unauthorized manner, or otherwise conflicting with, any Owned Intellectual Property; and (z) no notices, written invitations to license, cease and desist letters or claims with respect to the foregoing have been asserted against any Person by the Company or any Company Subsidiary in the past five years; and

(iv)    there is no (y) Action, charge, complaint or demand threatened or initiated by any Person pending, or outstanding, or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary (1) concerning the matters described in Section 4.17(e)(ii) or (2) challenging the validity, enforceability, ownership or use of any Owned Intellectual Property; or (z) Order against the Company or any Company Subsidiary, or settlement agreement that the Company or any Company Subsidiary is a party to or, to the Knowledge of the Company, any other Order or settlement agreement restricting in any respect the use or exploitation of any Owned Intellectual Property.

(f)    The Company and each Company Subsidiary have taken commercially reasonable measures to obtain, maintain, police and protect the secrecy, confidentiality and value of (i) all Owned Intellectual Property that is considered confidential or proprietary by the Company or any Company Subsidiary, including all material Trade Secrets included in the Owned Intellectual Property, and (ii) all such Intellectual Property of third parties that is considered confidential or proprietary by such third parties.

(g)    Except as set forth on Section 4.17(g) of the Disclosure Schedules, the Company and each Company Subsidiary have executed valid and enforceable written agreements with all of its respective past and present employees, consultants and independent contractors pursuant to which such Persons have (i) agreed to hold all Owned Intellectual Property in confidence both during and after their employment or retention, as applicable, and (ii) presently assigned or otherwise vested to the Company or Company Subsidiary, as applicable, all of such Person’s rights, title and interest in and to all Owned Intellectual Property created, invented or developed for or on behalf of the Company or any Company Subsidiary in the course of their employment or retention thereby, including all moral rights therein (each such past and present employee, consultant and independent contractor, a “Contributor”). To the Knowledge of the Company, no party thereto is in default or breach of any such agreements. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to any Owned Intellectual Property, nor, to the Company’s Knowledge, has any Contributor made any assertions in writing to the Company with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion; and neither this Agreement nor the Transaction contemplated hereby will provide any Contributor with any such right, claim, interest or option.

(h)    Neither this Agreement nor the Transaction contemplated hereby will cause: (i) Buyer, any of its Affiliates or the Company to grant to any third party any right to any Intellectual Property owned by any of them (other than the current grants by the Company or any Company Subsidiary with respect to the Owned Intellectual Property), (ii) Buyer, any of its Affiliates or the Company or any Company Subsidiary to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party in excess of those payable by the Company or any Company Subsidiary in the absence of this Agreement or the Transaction, or (iii) the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any Company Subsidiary in any Owned Intellectual Property.

(i)    Neither the Company nor any Company Subsidiary has entered into any Contracts with any Person requiring, upon the absence or occurrence of an event or default, the disclosure or license or release from escrow of any Source Code included in the Owned Intellectual Property. The execution of this Agreement will not result in the disclosure to a third party of any Source Code included in the Owned Intellectual Property (including any release from escrow of any such Source Code).

(j)    At no time during the conception of or reduction to practice of any Owned Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity, educational institution or private source, performing research sponsored by any Governmental Entity, educational institution or private source, utilizing the facilities of any Governmental Entity or educational institution, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party.

(k)    Neither the Company nor any Company Subsidiary has been a member or promoter of, or contributor to, any industry standards body or similar organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other Person any license or right to any Owned Intellectual Property.

(l)    Section 4.17(l) of the Disclosure Schedules sets forth a list of any Open Source Materials that have been used in, incorporated into, embedded, integrated, or linked or bundled with any Company Products or Services or any other Software that is part of the Owned Intellectual Property or the Company Products or Services.

(m)    No Open Source Materials have been modified or distributed by or on behalf of the Company or any Company Subsidiary in such a manner as would require the Company to (i) publicly make available any Source Code that is part of the Owned Intellectual Property or the Company Products or Services, (ii) license, distribute, or make available any Source Code for the purpose of reverse engineering or making derivative works of such Source Code, or to permit any other Person to perform such actions, or (iii) be restricted or limited from charging for distribution of any Owned Intellectual Property or Company Products or Services.

The Company and each Company Subsidiary are in compliance with all terms and conditions of any license or agreement for Open Source Materials that is or has been used by the Company or any Company Subsidiary or is otherwise contained in, incorporated into, linked or called by, distributed with, or otherwise used by any Company Product or Service or computer Software. None of the inventions claimed in any of the Patents included in the Company Intellectual Property are practiced by any of the Open Source Materials that have been used by the Company or any Company Subsidiary.

(n)    The Company or a Company Subsidiary owns or has a valid right to access and use all computer systems, networks, hardware, Software, databases, websites, servers and equipment and other Technology and associated documentation used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company and the Company Subsidiaries (the “Company IT Systems”). The Company IT Systems (to the Company’s Knowledge with respect to Company IT Systems owned or directly controlled by the Company or a Company Subsidiary) (i) are in good working order and condition in all material respects, and are adequate and sufficient for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and the Company Subsidiaries as currently conducted, and (ii) (A) do not contain any viruses, worms, trojan horses, time bombs, drop dead devices, back doors, spyware, adware, bugs, faults or other devices, errors, contaminants or code that would enable or assist any Person to, without authorization, disrupt, erase, destruct, disable, access or impair any Company IT Systems or Company Intellectual Property (or any parts thereof) or data or other Software of users (“Malicious Code”), (B) are free from any critical defects. The Company and the Company Subsidiaries take and have taken commercially reasonable steps intended to ensure that the Company IT Systems used in connection with the operation of the business of the Company and the Company Subsidiaries are free from Malicious Code. The Company and the Company Subsidiaries have disaster recovery plans, procedures and facilities that are consistent with the best practices of the industry of the Company and the Company Subsidiaries, and take and have taken commercially reasonable steps to safeguard and back-up at secure off-site locations the Company IT Systems. The Company and the Company Subsidiaries have implemented security patches or upgrades that are generally available for such Company IT Systems where such patches or upgrades are reasonably required to maintain their security. The Company and the Company Subsidiaries use reliable methods (including passwords) to ensure the correct identity of the users of their Software, databases, systems, networks and internet sites and the correct identity of their customers, and use reliable encryption (or equivalent) protection to guarantee the security and integrity of transactions executed through their Software, databases, systems, networks and internet sites. Except as set forth on Section 4.17(n) of the Disclosure Schedules, no Person has gained unauthorized access to, and there have otherwise been no unauthorized intrusions or breaches of the security of the Company IT Systems in the past five (5) years.

4.18    Data Privacy and Security.

(a)    The Company and each Company Subsidiary (and, to the Knowledge of the Company, all vendors, processors, service providers, or other third parties with access to Personal Information in the Company’s control), comply and at all times have complied in all material respects with: (i) the Privacy and Security Laws; (ii) the rules of self-regulatory organizations and other industry standards, including the Payment Card Industry Data Security Standard; (iii) the

Company Privacy and Data Security Policies; (iv) applicable information security requirements, including the Defense Federal Acquisition Regulation Supplement and any other applicable standard established by U.S customary industry standards and practices, including National Institute of Standards and Technology (“NIST”) Special Publication 800-171; and (v) all obligations, restrictions, or commitments concerning the privacy, security, or Processing of Personal Information under any Contract to which the Company or any Company Subsidiary is a party or otherwise bound ((i) – (v), the “Privacy Commitments”).

(b)    The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of any of the Privacy Commitments; or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information.

(c)    The Company and the Company Subsidiaries have implemented, and at all times have maintained, and all vendors, processors, or other third parties that Process any Personal Information for or on behalf of the Company or any Company Subsidiary have maintained, all commercially reasonable security measures, plans, procedures, controls, and programs, including a written information security program, to: (i) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (ii) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity, and security of its software, systems, applications, and websites involved in the Processing of Personal Information; and (iii) provide prompt notification in compliance with the Privacy Commitments in the case of any Security Incident.

(d)    The Company and the Company Subsidiaries: (i) conduct and have conducted vulnerability scanning, penetration testing and risk assessments of potential and actual Security Incidents (collectively, “Information Security Reviews”) as set forth on Section 4.18(d) of the Disclosure Schedules, (ii) have timely corrected any and all material findings, exceptions or vulnerabilities identified in such Information Security Reviews, including without limitation through the timeline installation of software security patches and other fixes; and (iii) made available to Buyer true and accurate copies of all Information Security Reviews.

(e)    No Personal Information in the possession or control of the Company or any Company Subsidiary, or held or Processed by any vendor, processor, or other third party for or on behalf of the Company or any Company Subsidiary, has been subject to any data or security breach or unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing, and there has been no unauthorized access to, disruption or violation of the security of the IT Systems or threat of such breach, disruption or violation in writing to such IT Systems, (a “Security Incident”); and neither the Company nor any Company Subsidiary has notified and, to the Knowledge of the Company, there have been no facts or circumstances through the Agreement Date that would require the Company or any Company Subsidiary to notify, any Governmental Entity or other Person of any Security Incident.

(f)    Neither the Company nor any Company Subsidiary has received any notice, request, claim, complaint, correspondence, or other communication, in each case, in writing, from any Governmental Entity or other Person, and, to the Company’s Knowledge, there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other Action relating to, any actual, alleged, or suspected Security Incident or violation of any Privacy and Security Law involving Personal Information in the possession or control of the Company or any Company Subsidiary, or held or Processed by any vendor, processor, or other third party for or on behalf of the Company or any Company Subsidiary.

4.19    Insurance. Section 4.19 of the Disclosure Schedules lists each material insurance policy maintained by or on behalf of the Company or any Company Subsidiary (the “Company Insurance Policies”), correct, and complete, except as would be immaterial to the Company or applicable Company Subsidiary, copies of which have been made available to Buyer. All premiums due in respect of the Company Insurance Policies have been paid in full (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date) and all of the Company Insurance Policies are in full force and effect. Neither the Company nor any Company Subsidiary is, and to the Knowledge of the Company no other Person is, in material default with respect to any of its material obligations under any of the Company Insurance Policies or has received any written notice of cancellation or non-renewal or threatening the termination of any Company Insurance Policy. A claims history for each Company Insurance Policy for the past five years ending on the Agreement Date has been provided to Buyer.

4.20    Customers and Suppliers. Section 4.20 of the Disclosure Schedules lists (a) the largest ten customers of the Company and the Company Subsidiaries, taken as a whole, based on revenues from such customers for the 12 month period ended December 31, 2021 (each, a “Material Customer”) and (b) the largest ten suppliers of the Company and the Company Subsidiaries, taken as a whole, based on the aggregate amounts paid to such suppliers during the 12 month period ended December 31, 2021 (each, a “Material Supplier”). During the past five years, (i) no Material Customer has provided the Company or any Company Subsidiary with written or, to the Knowledge of the Company, oral notice that it intends to terminate its relationship with, or materially decrease the pricing or volume of services purchased from, the Company or any Company Subsidiary, (ii) no Material Supplier has provided the Company or any Company Subsidiary with written or, to the Knowledge of the Company, oral notice that it intends to terminate its relationship with, or materially increase the pricing or decrease the volume of goods or services supplied to, the Company or any Company Subsidiary and (iii) no disagreement, indemnity claim, claim for damages or other dispute has arisen between a Material Customer or Material Supplier, on the one hand, and the Company or any Company Subsidiary, on the other hand, with respect to the business relationship or any agreements between such Material Customer or Material Supplier and the Company or any Company Subsidiary that could reasonably be expected to be material to the Company, any Company Subsidiary, or such business relationships or agreement.

4.21    Compliance with Export Control Laws and Sanctions Laws.

(a)    The Company, each Company Subsidiary and each of its and their Affiliates have at all times (i) conducted their businesses in compliance with applicable Sanctions Laws and Export Controls Laws, and (ii) maintained all records required to be maintained in the Company’s and each Company Subsidiaries’ possession under Sanctions Laws and Export Controls Laws.

(b)    At all times, (i) neither the Company nor any Company Subsidiary nor any of its and their Affiliates has sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, Software, or technology to any destination, entity or Person prohibited by applicable Sanctions Laws and Export Controls Laws, in each case without obtaining prior authorization from the applicable Governmental Entities, (ii) the Company and each Company Subsidiary and its and their Affiliates have complied with all terms and conditions of any material license issued or approved by the applicable Governmental Entities, including the Directorate of Defense Trade Controls, the Bureau of Industry and Security, and OFAC, and (iii) except pursuant to valid licenses, license exceptions or exemptions, the Company, each Company Subsidiary, and each of its and their Affiliates has not released or disclosed controlled technical data or technology to any foreign national for whom a license is required, whether in the United States or abroad.

(c)    Neither the Company nor any Company Subsidiary, nor, any of its and their directors or officers, nor, to the Company’s Knowledge, any of its and their employees, Affiliates, agents, or any other person acting on behalf of them: (i) is, or is owned or controlled by, a Person or entity subject to applicable Sanctions Laws, including the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities, List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any Company Subsidiary by any Governmental Entities (such entities, Persons or organizations collectively, the “Restricted Parties”), or (ii) has conducted any business with or engaged in any transaction or arrangement with or involving directly or indirectly, any Restricted Parties or countries subject to Sanctions Laws (currently Cuba, Iran, North Korea, Syria, the Crimea region, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic Regions of Ukraine), or has otherwise been in violation of any applicable Sanctions Laws, or (iii) has engaged in any transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Restricted Party.

(d)    Neither the Company nor any Company Subsidiary nor any of its and their Affiliates (i) is subject to any pending or threatened in writing action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit its exporting activities or sales to any Governmental Entity; (ii) has received any written notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity; or (iii) made any voluntary or involuntary disclosures to any OFAC or any other Governmental Entity of facts that could result in action being taken or any penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary under Sanctions Laws and Export Control Laws.

4.22    Anti-Bribery, Anti-Corruption, and Anti-Money Laundering Laws. Neither the Company nor any Company Subsidiary nor any of its or their officers, directors, employees, agents, or any other Person acting for or on behalf of the Company or any Company Subsidiary, has, directly or indirectly, (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act 2010, the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other applicable anti-corruption, anti-bribery, or anti-money laundering Laws.

4.23    Facility Security Clearances. Section 4.23 of the Disclosure Schedules sets forth a correct and complete list of all facility security clearances held by the Company and each Company Subsidiary and all personnel security clearances by number and clearance level held by any officer, director or employee thereof relating to the business of the Company and Company Subsidiaries as currently conducted; in each case, except as such disclosure may be precluded or limited by applicable Law, rule, regulation or Contract. The Company and each Company Subsidiary presently possess all facility security clearances and personnel security clearances required to perform under any Government Contracts. The Company and each Company Subsidiary are in compliance in all material respects with the National Industrial Security Program Operating Manual Department of Defense Instruction 5520.22 M (“NISPOM”), and any other applicable national or industrial security regulations. There is no proposed or, to the Knowledge of the Company, threatened termination of any facility security clearance held by the Company or any Company Subsidiary or personnel security clearance held by any officer, director or employee of the Company or any Company Subsidiary. For the past five years, there have been no audits or investigations by any Governmental Entity that resulted in negative findings with respect to any such facility clearance or personnel security clearance.

4.24    Brokers. Except for the Persons set forth in Section 4.24 of the Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any Ancillary Document to which the Company or a Company Subsidiary is or will be a party is a part based on any Contract to which the Company or a Company Subsidiary is a party or that is otherwise binding upon the Company or a Company Subsidiary and no Person is entitled to any fee or commission or like payment in respect thereof. All fees, commissions or like payments to any Person listed on Section 3.7 of the Disclosure Schedules (or pursuant to the agreement(s) listed therein) shall be paid at Closing and, following Closing, none of the Company, any Company Subsidiary, Buyer or any of their respective Affiliates will have any obligation of any kind with respect to the matters or agreements listed on Section 3.7 of the Disclosure Schedules.

4.25    Affiliate Transactions. Other than standard confidentiality agreements made available to Buyer prior to the Closing, Section 4.25 of the Disclosure Schedules sets forth a correct and complete list of all Contracts between (a) the Company or any Company Subsidiary, on the one hand, and (b) any Related Party (other than the Company or any Company Subsidiary), on the other hand (any such Contract, an “Affiliate Contract”). Except for (i) compensation and benefits provided pursuant to Benefit Plans described in Section 4.11(a) of the Disclosure Schedules and travel advances in the ordinary course of business, and (ii) as set forth in Section 4.25 of the Disclosure Schedules, no Related Party is a party to any Contract with the Company or any Company Subsidiary, has any controlling interest in any Person providing property, products, services, Technology or Intellectual Property to the Company or any Company Subsidiary or has any other material interest in any property or assets of the Company or any Company Subsidiary.

4.26    Inventory. All inventory of the Company and the Company Subsidiaries presented in the Financial Statements consists in all material respects of items of a usable quality that are, with respect to finished goods, saleable, in the ordinary course of business, except for slow-moving or obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements. The quantities of inventory of the Company and the Company Subsidiaries (whether raw materials, intermediary goods, work-in-process, finished goods, spare parts or in-transit inventory) are sufficient in all material respects for the operations of the business of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice. The historical values at which the inventory of the Company and the Company Subsidiaries have been presented to Buyer have been determined in accordance with the customary valuation policies of the Company and the Company Subsidiaries and in accordance with the Company’s and the Company Subsidiaries’ books and records, as consistently applied the Company and the Company Subsidiaries, as applicable.

4.27    Bank Accounts; Names; Power of Attorney. Section 4.27 of the Disclosure Schedules lists all of the Company’s and the Company Subsidiaries’ bank accounts (designating each authorized signatory and the level of each signatory’s authorization). Except as set forth on the Section 4.27 of the Disclosure Schedules, during the five-year period prior to the Agreement Date, neither the Company nor any Company Subsidiary has used any other name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. There are no outstanding powers of attorney executed on behalf of the Company or any Company Subsidiary.

4.28    Government Contracts.

(a)    Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any of its officers, employees, agents, nor any “Principal” (as defined in FAR 52.209-5) of the Company or any Company Subsidiary has been suspended or debarred, proposed for suspension or debarment, declared ineligible or determined non-responsive by any Governmental Entity from holding, performing or bidding on any Government Contract. To the knowledge of the Company, no suspension or debarment or ineligibility or non-responsibility proceeding with respect to Government Contracts or Government Contract Bids has been commenced or threatened against the Company or any Company Subsidiary or any of its or their officers or employees.

(b)    Except as set forth in Section 4.28(b) of the Disclosure Schedules, during the past six years no Government Contract was awarded on the basis of any qualification of the Company as a “small business concern,” “small disadvantaged business,” protégé status or other preferential status (including disadvantaged-business, minority-owned business, women-owned business or other business status based on ownership or control, or participation in or qualification under other preferential status programs, such as participation under Section 8(a) of the Small Business Act or similar preferences).

(c)    In the past six years: (i) all representations, certifications and statements executed and submitted by the Company or any Company Subsidiary in connection with Government Contracts or Government Contract Bids were correct in all material respects as of their respective effective dates; (ii) the Company and each Company Subsidiary have complied in all material respects with all Laws applicable to Government Contracts or Government Contract Bids and the terms and conditions of each Government Contract or Government Contract Bid, including all incorporated clauses, provisions, certifications, representations, requirements, schedules, attachments, regulations, and including without limitation the Truth in Negotiations Act, the Federal Acquisition Regulations (“FAR”) (codified at 48 C.F.R. chap. 1), Defense Federal Acquisition Regulation Supplement (“DFARS”) (codified at 48 C.F.R. chap. 2); (iii) neither the Company nor any Company Subsidiary has received any written communication alleging any material violation of any Law applicable to any Government Contract or Government Contract Bid; (iv) there have not been pending, or to the Knowledge of the Company, threatened in writing, against the Company or any Company Subsidiary any subpoena, audit, or investigation relating to any Government Contract or Government Contract Bid (other than pre-award, post-award and indirect rate audits by the Defense Contract Audit Agency or the Defense Contract Management Agency or other Governmental Entities performing a similar function that have not resulted in any investigation or claim for fraud or defective pricing or resulted in any penalty or assessment) and neither the Company nor any Company Subsidiary has been notified in writing of any material claim, dispute, or protest relating to any Government Contract or Government Contract Bid; (v) neither the Company nor any Company Subsidiary has conducted any internal investigation for which it engaged outside counsel or a forensic accounting firm or made any voluntary or mandatory disclosure to any Governmental Entity with respect to or concerning any actual, alleged, or potential violation of Law under or relating to any Government Contract or Government Contract Bid; (vi) no Government Contract has been terminated for cause or default and no notice of termination for convenience, cause or default, cure notice or show cause notice has been issued with respect to any such Government Contract; (vii) there is no assignment of revenues or anticipated revenues under any Government Contracts; (viii) neither the Company nor any Company Subsidiary nor any of its officers or employees has had access to confidential or non-public information in connection with Government Contracts or Government Contract Bids to which they were not lawfully entitled; (ix) with respect to any Government Contract or Government Contract Bid, neither the Company nor any Company Subsidiary has received any written notice from a Governmental Entity raising questions or concerns with regarding the possibility of actual or potential material organizational conflicts of interest (“OCI”) (as defined in 48 C.F.R. § 9.501) and has not been required to implement any OCI mitigation plan, or agreed or undertaken to refrain from any material business activity for purposes relating to actual or perceived organizational conflicts of interest; and (x) except as set forth in Section 4.28(c)(x) of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement will require the novation, assignment, or seeking the consent of a counterparty to any Government Contract, and none of the execution, delivery or performance of this Agreement, to the Knowledge of the Company will result in a breach, violation, default, or, to the Company’s Knowledge, OCI under any Government Contract.

(d)    The Company and each Company Subsidiary have been in compliance for the past six years with FAR Part 31 and all Cost Accounting Standards and related regulations (to the extent applicable), and all indirect cost and general and administrative expense rates are and have been billed consistent with the applicable Government Contracts and applicable Laws, and the Company and each Company Subsidiary have complied with and are in compliance with all material requirements of the Government Contracts and applicable Laws relating to the establishment of final indirect cost rates, including FAR 52.216-7.

(e)    All invoices and claims resulting from Government Contracts, including requests for progress payments and provisional cost payments, submitted by the Company or any Company Subsidiary to any Governmental Entity in the past six years were correct as of their submission date in all material respects, and related Cost Accounting Standard Disclosure Statements required to be submitted have been submitted and are correct in all material respect.

(f)    Within the past three years, no cost in excess of $100,000 incurred by the Company or any Company Subsidiary pertaining to such Government Contract has been questioned in writing by any Governmental Entity, is the subject of any audit (other than routine audits and similar inquiries) or, to the knowledge of the Company, is under investigation or has been disallowed by any Governmental Entity.

(g)    There are (i) no outstanding material Government Contract Actions against the Company or any Company Subsidiary or by the Company or any Company Subsidiary, and (ii) within the past three years, no material costs incurred or invoices rendered by the Company or any Company Subsidiary have been disallowed (and the Company has no Knowledge that any material cost or invoice will be disallowed), or been under investigation by any individual or Governmental Entity or been subject to any penalty assessments. There has not been any material withholding or set off of any payment by a Governmental Entity or prime contractor or higher tier subcontractor nor, to the knowledge of the Company, has there been any attempt to withhold or set off, any material money due under any Government Contract on any basis at any time within the past three years, including but not limited to the basis that a cost incurred or invoice rendered by the Company or any Company Subsidiary was questioned or disallowed by a Governmental Entity or its audit representative, and the Company or Company Subsidiary, as applicable, is entitled to all progress or other payments received to date with respect thereto. There are no financing arrangements or assignments of proceeds with respect to any Government Contract of the Company or any Company Subsidiary.

(h)    With respect to any active Government Contract or completed Government Contract under which final payment was received by the Company or any Company Subsidiary within three years prior to the date of this Agreement, neither the Company nor any Company Subsidiary have credible evidence of any significant overpayment(s) on such Government Contract, other than overpayments resulting from contract financing payment as defined in FAR 32.001, and neither the Company nor any Company Subsidiary has conducted or is conducting an investigation to determine whether credible evidence exists of any significant overpayment(s) on such Government Contract, other than overpayments resulting from contract financing payment as defined in FAR 32.001.

(i)    To the Company’s Knowledge, no Government Contract has, or is currently projected to have, fully burdened costs incurred materially in excess of the Government Contract or order price, or in the case of flexibly priced (as defined in FAR 52.230-6) or cost reimbursement contracts, fully burdened costs incurred materially in excess of the ceiling price or funded amount of the Government Contract or order, with the exception of temporary situations of excess costs due to incremental funding gaps in the ordinary course of business and for which the Company or a Company Subsidiary will be fully reimbursed by future funding.

4.29    Excluded Entities. None of the Excluded Entities hold or own any assets used in the operation of the business of the Company or the Company Subsidiaries as currently conducted or contemplated to be conducted, except for the Excluded Contracts and the facility, land and other assets which, following the Closing, will be subject to the Facility Access and Use Agreement.

4.30    No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY EACH SELLER STOCKHOLDER AND THE COMPANY CONTAINED IN THIS Article IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES), IN ANY ANCILLARY DOCUMENT AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER, NEITHER SUCH SELLER STOCKHOLDER NOR THE COMPANY ANY NOR ANY OTHER PERSON OR ENTITY ON BEHALF OF SUCH SELLER STOCKHOLDER OR THE COMPANY MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH SELLER STOCKHOLDER AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller Stockholders, Seller and the Company as of the date hereof and as of the Closing Date as follows:

5.1    Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Buyer has all requisite corporate power and authority necessary to enter into this Agreement and the Ancillary Documents to which it is a party, and consummate the transactions contemplated hereby and thereby.

5.2    Authority Relative to this Agreement. This Agreement and the Ancillary Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding obligation of Buyer, enforceable in accordance with their terms, except as limited by the Enforceability Exceptions.

5.3    Consents and Approvals; No Violations.

(a)    Except as may be required by the HSR Act, no filing with or notice to and no permit, authorization, registration, consent or approval of any Governmental Entity is required on the part of Buyer for the execution, delivery, and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated by this Agreement.

(b)    Assuming compliance with or the making or receipt of, as applicable, the item described in the preceding sentence, and except as would not impair in any material respect the ability of Buyer or the Company following the Closing, as the case may be, to perform their respective obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, neither the execution, delivery and performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated by this Agreement will (i) conflict with or result in any breach, violation or infringement of any provision of the articles of incorporation or bylaws (or similar governing documents) of Buyer, (ii) result in or give rise to, under any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which Buyer or its properties or assets may be bound, (A) a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens), (B) the payment of any fee, penalty, consent fee or other amount, (C) the loss of a benefit or require a consent, notice, authorization, approval or waiver, (D) any right by any party to terminate, cancel, accelerate or adversely modify, or (iii) violate or infringe any Law applicable to Buyer or any of its properties or assets.

5.4    Legal Proceedings. There are no Actions or Orders pending or, to Buyer’s Knowledge, threatened against or affecting Buyer, at law or in equity, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby. To Buyer’s Knowledge, (x) neither Buyer nor any of its Affiliates has any material dispute with Cherokee Nation or Constellis and (y) there are no facts or circumstances in existence as of the Agreement Date that could reasonably be expected to result in any such dispute.

5.5    Financing (a). Buyer has as of the date hereof and will have as of the Closing sufficient funds on hand or available through existing credit facilities to pay the Estimated Transaction Consideration in accordance with Section 2.4(b).

5.6    Broker’s Fees. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer that would be an obligation of Seller, the Holders, the Company or any Company Subsidiary.

5.7    No Other Representation or Warranty. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article V AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF BUYER HEREUNDER, BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE ANCILLARY DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THEREUNDER.

5.8    Non-Reliance and Acknowledgement. Buyer acknowledges that it has conducted an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Company Subsidiaries, and in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and the representations and warranties of the Company expressly set forth in Article IV as qualified by the Disclosure Schedules, the representations and warranties of Seller Stockholders expressly set forth in Article III as qualified by the Disclosure Schedules, the representations and warranties of the Company or the Holders set forth in the Ancillary Documents and the representations and warranties of the Company or Seller Stockholders set forth in any certificate delivered by the Company or Seller Stockholders in connection with Closing. Buyer acknowledges that, except as expressly set forth in this Agreement, the Disclosure Schedules, the Ancillary Documents and in any certificate delivered by the Company or Seller Stockholders in connection with Closing, neither the Company, any Seller Stockholder, nor any of their representatives makes or will be deemed to have made hereunder, and Buyer has not and will not be deemed to have relied on: (a) any representations or warranties, express or implied, regarding any Seller Stockholder, the Company or any Company Subsidiary, or (b) any representations or warranties, express or implied, at Law or in equity, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company or any Company Subsidiary. Buyer acknowledges that there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information and actual results of operations may differ materially from any such projections, budgets, forecasts or other forward-looking financial information. Buyer acknowledges that the Purchase Price has been negotiated based upon Buyer’s express agreement that should the Closing occur, Buyer will acquire the Company and its businesses, properties, assets and liabilities in an “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied, except for the representations and warranties expressly set forth in Article III and Article IV, the Ancillary Documents and in any certificate delivered by the Company or Seller Stockholders in connection with Closing.

ARTICLE VI.

PRE-CLOSING COVENANTS

6.1    Conduct of Business by the Company and Company Subsidiaries. During the Pre-Closing Period, except as set forth on Section 6.1 of the Disclosure Schedules or with Buyer’s written consent, the Company shall, and shall cause each Company Subsidiary to, (a) conduct its respective businesses in the ordinary course of business consistent with past practice and (b) use commercially reasonable efforts to preserve intact their business operations, organization and goodwill and relationships with current officers, key employees, customers, suppliers and others having commercial relationships with the Company or any Company Subsidiary. In addition, and without limiting the generality of the foregoing, except for matters set forth on Section 6.1 of the Disclosure Schedules, during the Pre-Closing Period, Seller and the Company shall not (and shall cause each Company Subsidiary not to) do any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    amend its organizational documents;

(b)    split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c)    issue any shares of Seller or Company capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities; provided, however, that Seller may issue shares of Seller Common Stock in connection with the exercise of Seller Options outstanding on the date of this Agreement in accordance with their terms as in effect on the date of this Agreement;

(d)    declare, set aside, or make any payment or distribution of cash or other property to its equity holders with respect to Seller Common Stock, Seller Options or Seller SARs or otherwise, or purchase, redeem or otherwise acquire any Seller Common Stock, Seller Options or Seller SARs or other Equity Interests of Seller, the Company or any Company Subsidiary, other than cash dividends on a pro-rata basis to Seller Stockholders;

(e)    enter into or adopt any plan or agreement of complete or partial liquidation or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Indebtedness in bankruptcy or other similar Laws now or hereafter in effect;

(f)    (i) incur or modify in any material respect any indebtedness for borrowed money (other than borrowings under existing lines of credit, letters of credit or similar arrangements issued for the benefit of suppliers or manufacturers in the ordinary course of business consistent with past practice), or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (iii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than (A) to the Company or any Company Subsidiary and (B) advances to employees in respect of travel or other related ordinary expenses and advancement of expense to officers and directors in accordance with the Company organizational documents and any indemnification agreements to which the Company is a party, in the ordinary course of business consistent with past practice;

(g)    (i) make any capital expenditures, capital additions or capital improvements, in excess of $100,000 in the aggregate per month, for each full or partial calendar month in the Pre-Closing Period (other than in accordance with the budget for capital expenditures previously made available to Buyer) or (ii) fail to make capital expenditures in the ordinary course of business;

(h)    acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a portion of the equity interests, stock or assets of, or by any other manner, any business or any Person or (ii) any assets that are material to the Company or any Company Subsidiary, individually or in the aggregate;

(i)    sell or otherwise dispose of, lease or exclusively license any properties or assets of the Company or any Company Subsidiary which are material to the Company or any Company Subsidiary, other than sales of inventory in the ordinary course of business;

(j)    sell, dispose of, assign, transfer, lease, pledge, encumber, abandon, transfer, dedicate to the public, fail to maintain, or allow to lapse, in whole or in part, any Owned Intellectual Property other than in the ordinary course of business;

(k)    grant to any third party any license with respect to Owned Intellectual Property, or enter into any release, immunity or covenant not to sue related to Owned Intellectual Property (other than non-exclusive licenses granted to customers of the Company or any Company Subsidiary in the ordinary course of business on the Company’s or the Company Subsidiary’s standard form);

(l)    enter into any Material Contract or Lease, amend in any material respect any Material Contract or Lease or terminate any Material Contract or Lease, in each case other than in the ordinary course of business consistent with past practice;

(m)    except as required by the Pre-Closing Reorganization, (i) make or change any election in respect of income or other material Taxes, (ii) adopt or change any method of accounting or annual reporting, (iii) settle or compromise any federal, state, local or foreign income or other material Tax Liability, claim or assessment, (iv) file any amended income or other material Tax Return, (v) enter into any closing agreement relating to any income or other material Tax, (vi) agree to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, (vii) fail to pay any income or other material Tax when due and payable, (viii) incur any liability for Taxes other than in the ordinary course of business consistent with past practices of the Company or such Subsidiary, as applicable, (ix) surrender any right to a claim an income or other material Tax refund or credit or (x) prepare any Tax Return in a manner inconsistent with past practices of the Company or such Company Subsidiary, as applicable;

(n)    except as required to comply with applicable Law, or (i) adopt, establish, enter into, amend or terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, (ii) increase the compensation or fringe benefits of, or grant any bonus to, any current or former Service Provider, (iii) grant any severance or termination pay to any current or former Service Provider, (iv) hire or terminate the employment or service of any Service Provider, other than terminations for cause, or (v) enter into or amend any collective bargaining agreement or other contract with a labor union or labor organization; provided, that, the Company shall use commercially reasonable efforts to obtain a Retention Bonus Agreement from each of the Retention Bonus Recipients identified on Annex III;

(o)    implement any plant closing or other layoff of employees;

(p)    (i) waive, release, assign, compromise, commence, pay, discharge, satisfy, settle or agree to settle any Action or (ii) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of material value;

(q)    make any material change in any of its methods of accounting or in any accounting policy, except as may be required by applicable Law or GAAP;

(r)    accelerate the collection of or discounted accounts receivable, delay the payment of accounts receivable or accrued expenses, delay the purchase of supplies or delay capital expenditures, repairs or maintenance, in each case, in any material respect and outside the ordinary course of business, consistent with past practices;

(s)    take any action or fail to take any action that has had, or could reasonably be expected to have, the effect of accelerating to pre-Closing periods sales to customers or others that would otherwise be expected to occur after the Closing; or

(t)    agree or commit to take any of the actions described in clauses (a) through (r) of this Section 6.1.

Notwithstanding anything to the contrary contained herein, (x) any action taken, or omitted to be taken, by the Company or any Company Subsidiary pursuant to any Law, directive, pronouncement or guideline issued by any Governmental Entity or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic, epidemic or disease outbreak shall in no event be deemed to constitute a breach of this Section 6.1; and (y) any action taken, or omitted to be taken, by the Company or any Company Subsidiary to protect the business of the Company or any Company Subsidiary that is responsive to any pandemic, epidemic or disease outbreak, as determined by the Company or any Company Subsidiary in its reasonable discretion (any action or inaction described in clauses (x) and (y), a “COVID-19 Response”), shall in no event be deemed to constitute a breach of this Section 6.1; provided, that, in the case of such actions or inactions described in clauses (x) and (y), such actions or inactions shall not be deemed to constitute a breach of this Section 6.1 only to the extent such actions or inactions are taken in good faith and in accordance with the Company’s reasonable business judgment with the intent to protect its employees and others with whom it has business relations from COVID-19 and is reasonably consistent with the Company’s past COVID-19 response actions (or inactions) taken prior to the date hereof in the affected geography, except that any inconsistent actions or omissions may be taken in good faith and in accordance with the Company’s reasonable business judgment if such actions or inactions are required by applicable Law, and, in each case, after reasonable consultation with Buyer prior to any such action or inaction.

6.2    No-Solicitation. From the date of this Agreement until the Closing, Seller Stockholder Representative, Seller and each Seller Stockholder shall not, and shall cause the Company, each Company Subsidiary and the officers, directors, employees, stockholders, representatives, agents, investment bankers and Affiliates of the Company and each Company Subsidiary not to, directly or indirectly, discuss, pursue, solicit, initiate, participate in, facilitate, encourage or otherwise enter into any discussions, negotiations, agreements or other arrangements regarding or which could lead to, a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the capital stock or any substantial portion of the assets other than inventory to be sold in the ordinary course of business of the Company or any Company Subsidiary with any other Person other than Buyer or its Affiliates (an “Acquisition Proposal”) or provide any information to any Person other than Buyer and its Affiliates, representatives, agents and lenders other than information which is traditionally provided in the regular course of the Company’s and the Company Subsidiaries’ business operations to third parties where the Company and each Company Subsidiary and their officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any Acquisition Proposal. No Seller Stockholder will vote any of the Common Stock in favor of any Acquisition Proposal and Seller will not vote any Equity in favor of any Acquisition Proposal. Seller, the Company, Seller Stockholder Representative and each Seller Stockholder shall, and shall cause each Company Subsidiary and the officers, directors, employees, representatives, agents, investment bankers and Affiliates of the Company and each Company Subsidiary to, (a) immediately cease and cause to be terminated any and all contacts, discussions and negotiations with any Person other than Buyer and its Affiliates and representatives regarding the foregoing; (b) promptly (and within 24 hours) notify Buyer if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto which has been made as of the date of this Agreement or is subsequently made, and the details of such contact (including the identity of the third party or third parties and copies of any proposals and the specific terms and conditions discussed or proposed); and (c) keep Buyer fully informed with respect to the status of the foregoing. Seller, the Company and each Seller Stockholder agree not to, and to cause each Company Subsidiary not to, without the prior consent of Buyer, release any Person from, or waive any provision of, any standstill agreement or confidentiality agreement to which any Seller Stockholder, Seller, the Company or any Company Subsidiary is a party.

6.3    Regulatory Filings; Reasonable Best Efforts.

(a)    Seller and Buyer have each filed with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act. Seller, the Company and Buyer each shall (i) promptly supply any additional information, documentation, or other material or testimony which reasonably may be required by the FTC or the DOJ, and (ii) coordinate with the other party in making any such filings or information submissions pursuant to and in connection with the foregoing that may be necessary, proper, or advisable in order to consummate and make effective the Transaction.

(b)    Without limiting the generality of anything contained in this Section 6.3, and subject to any limitations under applicable Laws, each party hereto shall use its reasonable best efforts to (i) give the other party prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a Governmental Entity or brought by a third party, in each case, with respect to the Transaction, (ii) keep the other party informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iii) promptly inform the other party of any communication to or from the FTC, DOJ or any other Governmental Entity in connection with any such request, inquiry, investigation, action or legal proceeding, (iv) upon request, promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Entity in connection with any such request, inquiry, investigation, action or legal proceeding, (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other party and consider in good faith the views of the other party in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vi) in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the Transaction, each party hereto shall provide advance notice of and permit authorized Representatives of the other party to be present at each in person meeting or telephone conference relating to such request, inquiry, investigation, action or legal proceeding; provided, that materials required to be provided pursuant to this Section 6.3 may be restricted to outside counsel and redacted to (a) remove references concerning the valuation of the Company and (b) to comply with customary confidentiality obligations and any attorney-client privilege, attorney work product protection or other privilege associated with such information. Neither party shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable antitrust Laws, or pull and refile under the HSR Act, without the prior written consent of the other.

(c)    As soon as reasonably practicable after the date of this Agreement, the Company shall submit to the United States Defense Counterintelligence and Security Agency (“DCSA”) and, to the extent applicable, any other Governmental Entity, a notification of the transfer of ownership contemplated hereby in accordance with NISPOM, and the other applicable national or industrial security regulations (the “DCSA Notification”). The Company shall reasonably cooperate with Buyer in preparing the DCSA Notification and any other submissions to DCSA required by NISPOM as soon as reasonably practical, and Buyer shall have the right to approve the DCSA Notification before its submission. The Company and Buyer shall use their commercially reasonable efforts to respond to any requests from DCSA as promptly as practicable for information DCSA requires for the continuation of all necessary U.S. government facility security clearances.

(d)    In furtherance to and not in limitation of the foregoing, Buyer agrees that it shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable to obtain all approvals or clearances of the Transaction required pursuant to applicable Regulatory Laws or the expiration or termination of any applicable waiting periods (and any extension thereof) in connection therewith in order for the parties hereto to consummate the Transaction as promptly as reasonably practicable and in any event prior to the End Date (as the same may be extended), and to avoid any impediment to the consummation of the Transaction; provided that neither Buyer nor its Subsidiaries shall be required (and none of Seller, the Company or any of the Company Subsidiaries shall agree to any of the following without the express written consent of Buyer) under this Section 6.3(d) (i) to proffer to, or agree to, sell, divest, hold separate, lease, license, transfer, dispose of or otherwise encumber, limit or impair before or after the Closing any of their assets, licenses, operations, rights, properties, businesses, product lines or interests therein of Buyer or any of its Subsidiaries; (ii) to consent to any agreement to take any of the foregoing actions; or (iii) to offer, negotiate, commit to, effect or implement, by agreement, consent decree, hold separate order or otherwise, any requirement to obtain any approvals that would restrict (A) the integration of the Company, the Company Subsidiaries and their business, products and technology with (x) Buyer or its Affiliates or (y) the business, products or technology of Buyer or its Affiliates, (B) the ability of Buyer to control the Company or the Company Subsidiaries, or (C) the Company’s or the Company Subsidiaries’ ability to continue to operate their business and operations in the ordinary course and as contemplated as of the date hereof. Notwithstanding the foregoing or any other provision of this Agreement, in no event shall Buyer or any of its Subsidiaries be required to agree to, nor shall Seller, the Company or any of the Company Subsidiaries be permitted to agree to unless Buyer so directs them (and they shall, if Buyer so directs, agree to, so long as such agreements are conditioned upon the Closing), any action, concession or undertaking, unless such action, concession or undertaking is conditioned on the Closing.

6.4    Pre-Closing Access to Information. During the Pre-Closing Period, Seller and the Company shall provide Buyer and Buyer’s representatives, during normal business hours, upon reasonable advance notice and in such a manner as not to unreasonably interfere with the regular operations of Seller, the Company and the Company Subsidiaries, access to the books, records and properties of Seller, the Company and the Company Subsidiaries to the extent that such access may be reasonably requested by Buyer for the purpose of enabling Buyer to plan the integration of the business of the Company and the Company Subsidiaries into Buyer, or perform other reasonable activities related to the post-Closing operations of the Company and the Company Subsidiaries, and to verify the accuracy of Seller, Seller Stockholders’ and the Company’s representations and warranties contained in this Agreement, subject to customary confidentiality obligations and any attorney-client privilege, attorney work product protection or other privilege associated with such information. Notwithstanding anything to the contrary contained herein, no access or disclosure pursuant to this Agreement that is restricted or limited by any COVID-19 Response by the Company or any Company Subsidiary shall be deemed to violate or breach this Section 6.4 in any way or serve as a basis for Buyer to terminate this Agreement or assert that any of the conditions to Closing contained herein have not been satisfied. Notwithstanding anything to the contrary set forth in this Agreement, Seller, the Company, each Company Subsidiary, Seller Stockholders and their Affiliates shall use reasonable best efforts to provide to Buyer any and all information and cooperation reasonably requested by Buyer and its Affiliates in connection with Closing and any due diligence required by the R&W Insurance Policy, including the provision of any certificates and any “no claims declarations” in relation to Closing

6.5    Disclosure; Confidentiality.

(a)    During the Pre-Closing Period, none of Seller, the Company, or any Company Subsidiary, on the one hand, nor Buyer, on the other hand, shall issue any press release or make any public statement regarding this Agreement or the Transaction, or regarding any of the other transactions contemplated by this Agreement, without the prior written consent of the other party, except (a) in the case of any Party, as may be required by Law or stock exchange rules or by any Governmental Entity in connection with the making of any filings required to be made hereunder, in which case the Party required to publish such press release or public announcement or make such other communication shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on, and shall consider in good faith such comments to, such press release or public announcement in advance of such publication or such other communication in advance of the time it is made, (b) in the case of any Party, in connection with the enforcement of any right or remedy relating to this Agreement and the transactions contemplated hereunder or (c) in the case of Buyer, as may be determined by Buyer in good faith in connection with its regular shareholder communications, provided that Buyer shall use reasonable efforts to provide the Company with a reasonable opportunity to comment on, and shall consider in good faith such comments to, any such shareholder communications. Notwithstanding the foregoing, Buyer may disclose any information previously provided as part of a press release or public announcement or other communication issued or made with the prior written consent of the other Parties pursuant to this Section 6.5(a).

(b)    Each of Buyer, Seller, the Company and the Company Subsidiaries shall comply with, and shall cause its respective Representatives to comply with, all of its respective obligations under the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, the Confidentiality Agreement shall terminate upon Closing.

6.6    Excluded Entities and Excluded Contracts.

(a)    During the Pre-Closing Period, Seller and the Company shall cause the ownership interests in SPRA and SPARC (and all Liabilities associated with SPRA and SPARC), to be distributed or otherwise transferred to Seller or Seller Stockholders, on terms and conditions that are reasonably acceptable to Buyer, and pursuant to documents on which Buyer has had an opportunity to review and comment, such that, as of the Closing, none of the Excluded Entities is a Subsidiary of the Company.

(b)    In connection with such disposition, the Company will assign and transfer the Excluded Contracts to SPRA, and enter into the Transition Services Agreement in the form of Exhibit E-1 attached hereto, and the Facility Access and Use Agreement in the form of Exhibit E-2 attached hereto, with SPRA and Buyer.

(c)    The Excluded Entities, Seller, the Company and Buyer will use commercially reasonable efforts to complete and submit a request for approval and consent to the novation of each Excluded Contract from the Company to SPRA (each, a “Novation Request”), to be filed with the appropriate administrative contracting officer, in accordance with the requirements of Federal Acquisition Regulation (FAR) Subpart 42.12, on or before the Closing Date, provided, that, such filing may be made up to 30 days after the Closing as directed by Seller Stockholder Representative. The Excluded Entities, Seller, the Company and Buyer will thereafter, promptly and in coordination with the other parties, respond timely and appropriately to any requests from the appropriate contracting officer(s) for additional information relating to each Novation Request. Each party shall keep the other party reasonably informed, on a current and timely basis, as to the progress of the novation process and provide copies of all letters, correspondence, and other material written documents to or from the U.S. Government with respect thereto. Until such time as the required administrative contracting officer approves each Novation Request, nothing in this Agreement will constitute or be deemed to constitute a transfer, assignment, novation, attempted transfer or an attempted assignment or novation of any Excluded Contract. Upon Closing, the Parties will enter into a Subcontract Pending Novation Agreement with respect to the Excluded Contracts in the form of Exhibit E-3 attached hereto.

6.7    Pre-Closing Reorganization. As promptly as practicable after the date hereof and prior to Closing, the Company shall convert to a limited liability company organized under the Laws of the State of Florida and cause each of the Company Subsidiaries that are corporations to convert to limited liability companies organized under the Laws of their respective jurisdictions of incorporation, in each case, pursuant to documentation in form and substance reasonably satisfactory to Buyer, and shall, prior to Closing, deliver to Buyer evidence thereof reasonably satisfactory to Buyer.

6.8    Potential OCI. No more than one (1) Business Day following the signing of this Agreement, the Company agrees that it will notify the customers set forth on Section 6.8 of the

Disclosure Schedules in writing regarding the potential organizational conflict of interest arising from the Company personnel identified on Section 6.8 of the Disclosure Schedules working on the contracts and matters set forth on Section 6.8 of the Disclosure Schedules. Such notice shall include steps the Company intends to take to avoid and mitigate any potential organizational conflict of interest concerns. The Company shall reasonably cooperate with Buyer in preparing this notification and any other submissions required by these customers, and Buyer shall have the right to approve any notification made pursuant to this paragraph before its submission. The Company and Buyer shall cooperate in good faith, and use their commercially reasonable efforts, to implement any mitigation actions required by these customers to be implemented prior to the Closing. The Parties agree and acknowledge that immediately upon Closing, the personnel set forth on Section 6.8 of the Disclosure Schedules shall be transferred to a business area at Buyer’s discretion to avoid and mitigate any potential organizational conflict of interest concerns.

ARTICLE VII.

ADDITIONAL COVENANTS

7.1    Access to Information.

(a)    At and after the Closing, the Company and Buyer shall afford Seller Stockholder Representative and its attorneys and accountants, during normal business hours, upon reasonable advance notice and in such a manner as not to unreasonably interfere with the regular operations of the Company and the Company Subsidiaries, access to the books, records and properties of the Company and the Company Subsidiaries to the extent that such access may be reasonably requested by Seller Stockholder Representative with respect to periods or occurrences prior to or on the Closing Date to execute its duties hereunder and for other reasonable tax, accounting, and other legal compliance purposes, subject to customary confidentiality obligations and any attorney-client privilege, attorney work product protection or other privilege associated with such information; provided, however, this Section 7.1(a) shall not apply to the access of information in connection with a dispute between the Parties.

(b)    Buyer agrees to use commercially reasonable efforts to hold all the books and records of the Company existing on the Closing Date and not to destroy or dispose of any of such books and records, other than in the ordinary course of business consistent with past practice or with the prior written consent of Seller Stockholder Representative, for a period of five years after the Closing Date.

7.2    Employee Benefits.

(a)     Prior to the Closing, Buyer shall offer to enter into a Retention Bonus Agreement with each Retention Bonus Recipient listed on Annex III hereto in accordance with the allocations opposite each such Retention Bonus Recipient on Annex III. Prior to the date that is sixty (60) days following the Closing, Buyer will offer to enter into a Retention Bonus Agreement with certain Service Providers that continue to be employed by Buyer, the Company or its Subsidiaries following the Closing (such Service Providers, the “Post-Closing Retention Bonus Recipients”), provided that, (x) each of (A) the Post-Closing Retention Bonus Recipients and (B) the allocation of the Available Retention Bonus Pool among such Post-Closing Retention Bonus Recipients, will be determined by Buyer, after consultation with the Chief Executive Officer of the Company, and (y) the aggregate amount offered to the Post-Closing Retention Bonus Recipients by Buyer in the applicable Retention Bonus Agreements will be an amount equal to the Available Retention Bonus Pool. The retention awards shall be evidenced by individual Retention Bonus Agreements, and subject to execution of the Retention Bonus Agreements by the Retention Bonus Recipients and the Post-Closing Retention Bonus Recipients. In the event that any amounts payable to a Retention Bonus Recipient or a Post-Closing Retention Bonus Recipient are forfeited in accordance with any Retention Bonus Agreement, or do not become payable as a result of the Retention Bonus Recipient or Post-Closing Retention Bonus Recipient failing to execute a Retention Bonus Agreement, such amounts may, in Buyer’s discretion, after consultation with the Chief Executive Officer of the Company, be reallocated to other Retention Bonus Recipients, Post-Closing Retention Bonus Recipients or other employees of the Company or a Company Subsidiary, but Buyer shall have no obligation to pay any such forfeited amounts. For the avoidance of doubt, in no event shall such forfeited amounts be payable to the Escrow Agent or Seller Stockholder Representative for distribution to Seller Stockholders as additional Transaction Consideration.

(b)    If, and only if, requested by Buyer at least five days before the Closing Date, Seller and the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Benefit Plan that is a 401(k) plan. If Buyer so provides notice to Seller and the Company, Seller and the Company shall deliver to Buyer, prior to the Closing Date, evidence that the Board has validly adopted resolutions to terminate such plans (the form and substance of which resolutions shall be subject to review and approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed), effective no later than the date immediately preceding the Closing Date.

(c)    The provisions of this Section 7.2 are solely for the benefit of the parties to this Agreement, and no employee of the Company or any Company Subsidiary (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 7.2 shall create such rights in any such persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Buyer or the Company or any Company Subsidiary to terminate the employment of any employee of the Company or any Company Subsidiary at any time and for any reason, (ii) require Buyer or the Company or any Company Subsidiary to continue any Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) amend any Benefit Plans or other employee benefit plans or arrangements.

7.3    Indemnification of Officers and Directors.

(a)    All rights to indemnification by the Company or any Company Subsidiary (other than an Excluded Entity) existing in favor of those Persons who are directors and officers of the Company or any Company Subsidiary (other than an Excluded Entity) as of the Agreement Date (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Closing, as provided in the Company’s or any Company Subsidiary’s (other than an Excluded Entity’s) organizational documents (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company or any Company Subsidiary (other than an Excluded Entity) and such D&O Indemnified Persons (as in effect as of the date of this Agreement) in the forms made available by the Company to Buyer prior to the date of this Agreement, shall survive the Transaction and shall be observed by the Company and Company Subsidiaries (other than an Excluded Entity) to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 7.3(a) and the indemnification rights provided under this Section 7.3(a) until disposition of such claim.

(b)    On or prior to the Closing Date, the Company shall have purchased and fully paid the premium for “tail” insurance policies (“D&O Tail Policy”) for the extension of (w) the directors’ and officers’ liability coverage of the existing directors’ and officers’ insurance policies of the Company, (x) the existing fiduciary liability insurance policies of the Company, (y) the existing crime insurance policy, and (z) the existing employment practices liability insurance policy, in each case for a claims reporting or discovery period of at least six years from and after the Closing Date from an insurance carrier with the same or better credit rating as the applicable insurance carrier of the Company as of the Agreement Date with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the existing policies of the Company, including, in the case of directors’ and officers’ liability insurance, with respect to any matter claimed against a director or officer of the Company by reason of such individual’s serving in such capacity that existed or occurred on or prior to the Closing Date (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that, in the case of the directors’ and officers’ liability insurance, the annual premium of coverage obtained shall not exceed 350% of the annual premium for the current policies of directors’ and officers’ liability insurance; provided further, that fifty percent (50%) shall be included in Closing Transaction Expenses and fifty percent (50%) shall be borne by Buyer.

(c)    In the event that the Company or any Company Subsidiary (other than an Excluded Entity) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall ensure that the successors and assigns of the Company or any Company Subsidiary (other than an Excluded Entity), as the case may be, shall assume the obligations set forth in this Section 7.3.

(d)    The provisions of this Section 7.3 shall survive the consummation of the Transaction and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by contract or otherwise. This Section 7.3 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected D&O Indemnified Person.

7.4    R&W Insurance Policy. The Company shall cooperate with Buyer’s efforts and provide assistance as reasonable requested by Buyer to obtain and bind the R&W Insurance Policy. Prior to the Closing or as otherwise required under the terms of the R&W Insurance Policy and corresponding binder, Buyer shall pay or cause to be paid, all costs and expenses with respect to the R&W Insurance Policy, specifically the total premium, underwriting fee, brokerage commissions, and surplus lines tax with respect to such policy.

7.5    Termination of Certain Agreements. Before the Closing, Seller will take all actions necessary to terminate as of the Effective Time, and will cause to be terminated as of the Effective Time, each Affiliate Contract, including the Contracts listed on Section 7.5 of the Disclosure Schedule (collectively, the “Terminated Agreements”), in each case without any further Liability to the Company or the Company Subsidiaries.

7.6    Release. Seller and each Seller Stockholder, effective as of Closing, on behalf of himself, herself, or itself and his, her or its Affiliates and his, her or its and their respective current and former officers, directors, employees, members, representatives, agents, successors, and assigns (each, a “Holder Releasing Party”) hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent permitted by Law, Buyer and the Company and any of its respective Affiliates, and each of its respective current and former officers, directors, members, managers, or equity or interest holders and each Person directly or indirectly controlling any of the foregoing Persons, on the one hand, and each Person who is now, or who will have been at any time prior to the Closing, an officer, director, member, manager, limited partner, or equity or interest holder of Buyer or the Company and each Person directly or indirectly controlling any of the foregoing Persons, on the other hand, respectively (each of the foregoing, a “Buyer Released Party”) from any and all claims, rights, obligations, debts, liabilities, actions or causes of action of every kind and nature, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which any of the Holder Releasing Parties had, now has or may in the future have, at law or in equity, against any of Buyer Released Parties in any way arising out of, in connection with, pertaining to or by reason of any fact or circumstance existing on or prior to the Closing, other than claims for earned and vested compensation or benefits for services performed by any Holder Releasing Party who is also an employee of the Company or a Company Subsidiary (a “Buyer Released Claim”). Notwithstanding the foregoing, this Section 7.6 will not release any obligations under this Agreement or the Ancillary Documents to which Seller or such Seller Stockholder is a party. SELLER AND EACH SELLER STOCKHOLDER (ON HIS, HER OR ITS OWN BEHALF AND ON BEHALF OF HIS, HER OR ITS AFFILIATES) EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS AFFORDED BY ANY APPLICABLE LAW, WHICH STATES AS FOLLOWS OR SOMETHING SIMILAR:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

7.7    Further Assurances. Following the Closing, upon the reasonable request of any Party, the other Parties agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to effectuate the purposes of this Agreement and the Ancillary Documents.

7.8    Post-Closing Excluded Entity Liabilities. In the event that following the Closing, Buyer or its Affiliates (including the Company and the Company Subsidiaries) becomes liable for any Liability of the Excluded Entities, Seller Stockholders will, each in accordance with their respective Pro Rata Shares, satisfy such Liability (or reimburse Buyer for any payments it has made on account of such Liability) promptly after receipt of written notice thereof from Buyer.

7.9    Post-Closing Receivables.

(a)    In the event that following the Closing, Buyer, the Company or any Company Subsidiary (other than an Excluded Entity) receives (i) any payment on a receivable of the Excluded Entities (such amounts, the “Excluded Entity Receivables”), (ii) any payments on any unbilled or billed accounts receivable, or claims, related to the ESS VI Kabul Security Surveillance System (“KSSS”) task order (Project 04040.003) (such amounts, the “KSSS Receivables”) or (iii) any payments on any unbilled or billed accounts receivable, or claims, related to the Blue Grass (BGCAPP) (Project 04040.000) (such amounts, the “Blue Grass Receivables”), Buyer shall promptly pay such amounts to Seller for further distribution to Seller Stockholders in accordance with their Pro Rata Shares; provided that, any such Excluded Entity Receivables, KSSS Receivables and Blue Grass Receivables will be paid to Seller net of (x) any Liabilities incurred by Buyer, the Company or any Company Subsidiary (other than an Excluded Entity) following the Closing relating to the Excluded Entities, the KSSS task order, or the Blue Grass contract, and (y) any costs incurred in connection with collection or settling of the Excluded Entity Receivables, the KSSS Receivables or the Blue Grass Receivables, as applicable.

(b)    Following the Closing, each of Buyer, the Company and the Company Subsidiaries (other than the Excluded Entities) shall use commercially reasonable efforts to pursue and collect the KSSS Receivables and the Blue Grass Receivables, which efforts shall include such reasonable actions as may be requested by Seller Stockholder Representative; provided that, notwithstanding the foregoing, Buyer will not be required to incur any Liability or cost under this clause (b) other than the Liabilities and costs that are satisfied under clauses (x) and (y) of Section 7.9(a). Buyer and the Company shall each use its commercially reasonable efforts to keep Seller Stockholder Representative reasonably informed regarding the status of the KSSS Receivables and the Blue Grass Receivables and will consult and cooperate with Seller Stockholder Representative regarding the collection thereof. None of Buyer, the Company or any Company Subsidiary (other than the Excluded Entities) shall waive any portion of, or material rights with respect to, the KSSS Receivables or the Blue Grass Receivables, unless such action is approved by Seller Stockholder Representative (such approval not to be unreasonably withheld, delayed or conditioned).

(c)    Following the written request of Seller Stockholder Representative, the Company shall promptly furnish to the Stockholder Seller Representative (i) an accounting of all amounts received after the Closing that relate to the KSSS Receivables or Blue Grass Receivables, during the prior calendar month and from the Closing to the most recent calendar month end; and (ii) a schedule of all KSSS Receivables and Blue Grass Receivables then-outstanding; provided that the Company shall not be obligated to respond to any such written request that is made less than thirty (30) days following a prior written request of Seller Stockholder Representative pursuant to this Section 7.9(c). The Company shall make a representative of the Company available at Seller Stockholder Representative’s reasonable request as may be necessary to answer questions and provide information to Seller Stockholder Representative regarding collection of the KSSS Receivables and the Blue Grass Receivables, and the Company and its representatives shall reasonably cooperate with Seller Stockholder Representative and its representatives in the exchange of information concerning such collection activities.

(d)    The Buyer and the Company shall each use commercial reasonable efforts to (i) furnish the Seller Stockholder Representative with copies of material documents provided to or received from any Governmental Entity in connection with the KSSS Receivables or the Blue Grass Receivables, (ii) consult in advance and cooperate with the Seller Stockholder Representative and consider in good faith the views of the Seller Stockholder Representative in connection with any material communication to be made or submitted in connection with the KSSS Receivables or the Blue Grass Receivables, and (iii) provide advance notice of and permit the Seller Stockholder Representative and its authorized Representatives to be present at each in person meeting or telephone conference relating to the KSSS Receivables or the Blue Grass Receivables. Following the Closing, none of Buyer, the Company or any Company Subsidiary (other than the Excluded Entities) shall reduce, set-off, compromise or otherwise waive any portion of the KSSS Receivables or the Blue Grass Receivables, unless such action is approved by the Seller Stockholder Representative (such approval not to be unreasonably withheld, delayed or conditioned).

ARTICLE VIII.

TAX MATTERS

8.1    Tax Returns.

(a)    Filing Tax Returns.

(i)    Seller Stockholder Representative, at Seller’s and Seller Stockholders’ sole cost and expense, shall prepare and file, or cause to be prepared and filed, all Pass-Through Tax Returns and all other income Tax Returns for any taxable period ending on or prior to the Closing Date that are required or permitted to be filed by or with respect to the Seller after the Closing Date, including any amended Pass-Through Tax Return or other amended income Tax Return of Seller for any taxable period ending on or prior to the Closing Date unless such amended Pass-Through Tax Return or such amended income Tax Return, as applicable, could have an adverse impact on Buyer or any of its Affiliates (including, after the Closing, the Company and any Company Subsidiary). Such Tax Returns shall be prepared in a manner consistent with the past practices of the Seller, except as otherwise required by this Agreement. Seller Stockholder Representative shall submit, or shall cause to be submitted, any such Pass-Through Tax Return and any such income Tax Return to Buyer for review and comment by Buyer not less than 30 days prior to the due date for the filing of such Pass-Through Tax Return or such income Tax Return (including extensions thereof), as applicable, and Seller Stockholder Representative shall incorporate, or shall cause to be incorporated, all revisions as are reasonably requested in writing by Buyer within 10 days of receiving such Pass-Through Tax Return or such income Tax Return, as applicable, for review and comment.

(ii)    Following the Closing, the Company shall prepare and file, or cause to be prepared and filed, all income Tax Returns that are required to be filed by or with respect to the Company and any Company Subsidiary after the Closing Date for any Pre-Closing Tax Period and for any Straddle Period. To the extent that such income Tax Returns relate to Taxes (A) for which Seller and Seller Stockholders are liable pursuant to Section 8.1(c), (B) imposed on and payable by Seller Stockholders or (C) specifically included in the calculation of Tax Liability Amount (as finalized pursuant to Section 2.9), (i) such income Tax Returns shall be prepared in a manner consistent with the past practices of the Company, except as otherwise required by this Agreement or applicable Law, (ii) the Company shall submit, or shall cause to be submitted, any such income Tax Return to Seller Stockholder Representative for review and comment by Seller Stockholder Representative not less than 30 days prior to the due date for the filing of such income Tax Return (including extensions thereof) and (iii) the Company shall incorporate, or shall cause to be incorporated, all revisions as are reasonably requested in writing by Seller Stockholder Representative within 10 days of receiving such income Tax Return for review and comment. At Buyer’s option and sole discretion, upon delivery of written notice to Seller Stockholder Representative, Seller and Seller Stockholders shall pay, or Buyer shall recover directly from the Indemnity Escrow Fund, (x) the amount shown on such income Tax Returns that is properly apportioned to the Pre-Closing Tax Period to the Company and any Company Subsidiary at least seven days before payment of such income Taxes is due after the Closing Date (other than such Taxes specifically included in the calculation of Tax Liability Amount, as finalized pursuant to Section 2.9) and (y) all of the Tax Return preparation fees relating to any such Tax Return for a taxable period ending on or prior to the Closing Date and that portion of such fees for any such Tax Return relating to a Straddle Period based on the percentage of the days in such Straddle Period that end on or prior to the Closing Date.

(b)    Straddle Period Tax Returns. For purposes of determining Taxes allocated to the Pre-Closing Tax Period for purposes of Section 8.1(a) and Section 8.1(c) and the determination of the Tax Liability Amount, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of property, ad valorem or other similar Taxes, be apportioned based on the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of all other Taxes not covered in clause (i), be determined based on an interim closing of the books as of the end of the day on the Closing Date.

(c)    Indemnification. Notwithstanding anything to the contrary in this Agreement, Seller and Seller Stockholders shall indemnify the Buyer Indemnified Parties for any Losses related to (i) all Taxes imposed on and payable by the Holders or Seller for any taxable period, (ii) all Transfer Taxes for which the Seller and Seller Stockholders are liable pursuant to Section 8.3, (iii) all Taxes of the Company and any Company Subsidiary for any Straddle Period (determined in accordance with Section 8.1(b)) or for any Pre-Closing Tax Period, including any Taxes (A) specifically excluded from the R&W Insurance Policy, (B) attributable to the income, earnings or profits of the Excluded Entities and (C) imposed on or incurred in connection with (x) all prepaid amounts and advance payments received for which income inclusion was deferred to a Post-Closing Tax Period under Section 451(c) of the Code (or any similar provision of Law) and (y) imposed on or incurred in connection with all adjustments relating to the use of an improper method of accounting or pursuant to Section 481 of the Code (or any similar provision of Law), including any such adjustment arising as a result of the transactions contemplated by this Agreement, (iv) all Taxes of the Company and any Company Subsidiary arising from the transactions contemplated by this Agreement, excluding all Transfer Taxes for which Buyer is liable pursuant to Section 8.3, but including any Taxes of the Company and any Company Subsidiary resulting from (1) the Pre-Closing Reorganization and (2) any pre-Closing sale, distribution or other disposition of assets by the Company or any Company Subsidiary, (v) any breach or violation of, or failure to fully perform, any covenant, agreement or obligation of the Seller or Seller Stockholders in this Article VIII, (vi) any breach of any representation set forth in Section 4.14 (Taxes), (vii) any Taxes imposed on the Company and any Company Subsidiary (or any predecessors thereof) by reason of having been a member of an affiliated, combined, consolidated or unitary group with another Person on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) (or any analogous or similar provision of Law or any predecessor or successor thereof), by reason of Contract, assumption, transferee or successor liability, operation of Law or otherwise, and (viii) any Taxes imposed on Buyer or any of its Affiliates (including, after the Closing, the Company and any Company Subsidiary) arising from the Closing Note; provided, however, that the Buyer Indemnified Parties shall only be entitled to indemnification under this Section 8.1(c) to the extent such Taxes were not specifically included in the calculation of the Tax Liability Amount, Closing Indebtedness or Closing Transaction Expenses (in each case, as finalized pursuant to Section 2.9); provided further that, notwithstanding anything to the contrary in this Agreement, Losses for purposes of this Section 8.1(c) shall be determined without regard to any Tax attributes of (1) the Company and any Company Subsidiary that were generated in, or are attributable to, any Post-Closing Tax Period or (2) Buyer or any of its Affiliates (other than the Company and any Company Subsidiary) that were generated in, or are attributable to, any taxable period (or portion thereof). In the event of any conflict between this Section 8.1(c) and Article IX, the provisions of this Section 8.1(c) shall control.

8.2    Amended Returns. Except as required by Law, Buyer, the Company, any Company Subsidiary or their respective Affiliates shall not amend any Tax Return for a taxable period that ends on or prior to the Closing Date to the extent such amendment would increase any of Seller’s or Seller Stockholders’ liability for Taxes under this Agreement, without the prior written consent of Seller Stockholder Representative (which shall not be unreasonably withheld, conditioned or delayed).

8.3    Transfer Taxes. All stamp, transfer, documentary, sales and use, value added, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any other transaction contemplated hereby (collectively, the “Transfer Taxes”) shall be borne 50% by Seller and Seller Stockholders and 50% by Buyer as Split Fees; provided, however, any Transfer Taxes incurred in connection with the pre-Closing sale, distribution or other disposition of the Excluded Entities shall be borne 100% by Seller and Seller Stockholders. Seller Stockholder Representative shall procure any stock transfer stamps required by applicable Law and properly file, at the expense of Seller and Seller Stockholders, on a timely basis all necessary Tax Returns and other documentation with respect to any of the Transfer Taxes, and the Parties shall reasonably cooperate with respect thereto as necessary.

8.4    Cooperation. Seller, the Holders, Seller Stockholder Representative, the Company and any Company Subsidiary agree to use their reasonable efforts to furnish or cause to be furnished to each other, upon request, as promptly as practicable such information (including reasonable access to books and records and making employees reasonably available on a mutually convenient basis) available to such party and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Proceeding. Seller, Seller Stockholder Representative, the Holders, and Buyer shall cooperate in good faith with each other in the conduct of any Tax audit or other Tax Proceedings and each shall use reasonable efforts deliver any documents as are necessary to carry out the intent of this Section 8.4.

8.5    Tax Proceedings. If a written notice of the commencement of any Tax Proceeding with respect to Taxes of the Company or any Company Subsidiary for any Pre-Closing Tax Period is received by Seller, the Holders, Seller Stockholder Representative, Buyer, the Company, any Company Subsidiary or any of their respective Affiliates, such party shall promptly provide the other party notice of such Tax Proceeding. The failure to give such notice shall not release, waive or otherwise affect any Person’s obligations hereunder except to the extent that such Person is actually and materially prejudiced as a result of such failure. The Company has the right to control the conduct of any such Tax Proceeding; provided, that to the extent that such Tax Proceeding is related to Taxes required to be indemnified by the Holders pursuant to Section 8.1(c), the Company shall keep Seller Stockholder Representative reasonably informed with respect to any material issue relating to such Tax Proceeding, and neither Buyer, the Company nor any Company Subsidiary (nor any of their respective Affiliates) shall agree to a settlement or compromise of such issue in such Tax Proceeding without the prior written consent of Seller Stockholder Representative, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event of any conflict between this Section 8.5 and Article X, the provisions of this Section 8.5 shall control.

8.6    Asset Allocation Statement. No later than ninety (90) days after the final determination of the Post-Closing Adjustment, Buyer shall prepare and deliver to Seller Stockholder Representative a schedule setting forth the allocation of the Purchase Price (plus other relevant items, including the liabilities of the Company and each Company Subsidiary that Buyer is deemed to assume, that are properly treated as purchase price for Tax purposes) among the assets of the Company and each Company Subsidiary in accordance with the Code and the Treasury Regulations promulgated thereunder (the “Proposed Purchase Price Allocation”). Within thirty (30) days following the receipt of the Proposed Purchase Price Allocation, Seller Stockholder Representative shall deliver to Buyer in writing either (i) its agreement as to the Proposed Purchase Price Allocation, or (ii) its dispute thereof (the “Purchase Price Allocation Dispute Notice”), which shall specify in reasonable detail the nature of such dispute. If Seller Stockholder Representative delivers its agreement as to the Proposed Purchase Price Allocation or otherwise does not properly deliver a written Purchase Price Allocation Dispute Notice within such thirty-day period, then the Proposed Purchase Price Allocation shall be the final allocation. If Seller Stockholder Representative properly delivers a timely written Purchase Price Allocation Dispute Notice, then Buyer and Seller Stockholder Representative shall work together in good faith to attempt to resolve such dispute, and if they are unable to do so, then they shall jointly engage the Independent Accountant to resolve such dispute. The final allocation, as agreed or deemed agreed among Buyer and Seller Stockholder Representative or as determined by the Independent Accountant, as the case may be, taking into account any adjustments pursuant to the next sentence, shall be the “Final Allocation”. Buyer shall update the Final Allocation to reflect any subsequent adjustments (or deemed adjustments) to the total consideration paid hereunder, including any adjustments pursuant to Section 2.9 or Section 10.9. Each of Seller, Buyer and the Holders shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the Final Allocation (as adjusted pursuant to the terms of this Agreement) and will take no position inconsistent therewith for Tax purposes; provided, however, that this Section 8.6 shall not prevent Seller, Buyer, the Holders or any of their respective Affiliates from settling, or require any of them to litigate, a proposed deficiency, adjustment, suit or other proceeding by any Tax Authority with respect to the Final Allocation. Seller, Buyer and the Holders will promptly inform one another in writing of any challenge by any Tax Authority to any allocation made in accordance with the Final Allocation.

ARTICLE IX.

CONDITIONS

9.1    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction (or waiver by Buyer), at or prior to Closing, of each of the following conditions:

(a)    Representations and Warranties. (a) Each of the representations and warranties of (i) Seller and Seller Stockholders set forth in Article III (except for Seller Stockholder Fundamental Representations) and (ii) Seller Stockholders, Seller and the Company set forth in Article IV (except for the Company Fundamental Representations), shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and (b) Seller Stockholder Fundamental Representations and the Company Fundamental Representations shall be true and correct in all respects (other than in the case of Section 4.3, de minimis inaccuracies) as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b)    Performance of Covenants. Seller, the Company and Seller Stockholders shall have performed and complied with, in all material respects, all of their covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).

(c)    Antitrust Clearance. Any applicable waiting period, together with any extensions thereof, under any applicable Regulatory Laws shall have expired or been terminated. All waivers, consents, clearances, approvals and authorizations under the Regulatory Laws set forth on Section 4.5 of the Disclosure Schedules with respect to the Transaction shall have been obtained and shall remain in full force and effect.

(d)    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transaction by Buyer shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Transaction by Buyer illegal.

(e)    No Governmental Litigation. There shall not be pending before any court of competent jurisdiction any lawsuit or other Action challenging the Transaction that has been commenced by a Governmental Entity.

(f)    Third Party Consents. Buyer shall have received all consents, authorizations, orders and approvals set forth on Section 9.1(f) of the Disclosure Schedules, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order or approval shall have been revoked.

(g)    Estimated Closing Statement. Buyer shall have received the Pre-Closing Statement from the Company.

(h)    Closing Certificate. Each of Seller Stockholder Representative and the President or Chief Financial Officer of the Company shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 9.1(a) and 9.1(b) is satisfied in all respects.

(i)    Closing Deliveries. The Company shall have delivered to Buyer at Closing each of the documents set forth in Section 2.5(a), each of which shall be in full force and effect.

(j)    No Material Adverse Effect. No Material Adverse Effect will have occurred since the date hereof.

(k)    Restrictive Covenant Agreements. Each Restrictive Covenant Agreement, to the extent enforceable under applicable law, will be in full force and effect, and no Key Executive will have repudiated such Key Executive’s Restrictive Covenant Agreement.

(l)    Retention Bonus Agreements. Buyer shall have received an executed Retention Bonus Agreement (including an executed Employee Agreement and Acknowledgment of Obligations and Agreement to Arbitrate in the form attached thereto) from at least five of the Key Retention Bonus Recipients, each of which shall be in full force and effect.

(m)    Joinder Agreements. Buyer shall have received an executed Joinder Agreement from each Other Seller Stockholder, each of which shall be in full force and effect.

(n)    Pre-Closing Reorganization. The Company shall have completed each of the actions contemplated by the Pre-Closing Reorganization and delivered to Buyer evidence thereof reasonably satisfactory to Buyer.

9.2    Conditions to Obligations of Seller, the Company and Seller Stockholders. The obligation of Seller, the Company and Seller Stockholders to consummate the transactions to be performed by Seller, the Company and Seller Stockholders in connection with the Closing is subject to the satisfaction (or waiver by Seller, the Company and Seller Stockholder Representative, acting on behalf of Seller Stockholders), at or prior to Closing, of each of the following conditions:

(a)    Representations and Warranties. (a) Each of the representations and warranties of Buyer set forth in Article V (except for the Buyer Fundamental Representations),

shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) in all material respects as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and (b) the Buyer Fundamental Representations shall be true and correct in all respects as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b)    Performance of Covenants. Buyer shall have performed and complied with, in all material respects, all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Buyer at or before the Closing).

(c)    Antitrust Clearance. Any applicable waiting period, together with any extensions thereof, under any applicable Regulatory Laws shall have expired or been terminated. All waivers, consents, clearances, approvals and authorizations under the Regulatory Laws set forth on Section 4.5 of the Disclosure Schedules with respect to the Transaction shall have been obtained and shall remain in full force and effect.

(d)    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transaction by Seller, the Company or Seller Stockholders shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and no material Law shall have been enacted since the Agreement Date that makes consummation of the Transaction by Seller, the Company or Seller Stockholders illegal.

(e)    No Governmental Litigation. There shall not be pending before any court of competent jurisdiction any lawsuit or other Action challenging the Transaction that has been commenced by a Governmental Entity.

(f)    Closing Certificate. An authorized officer of Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Sections 9.2(a) and 9.2(b) is satisfied in all respects.

(g)    Closing Deliveries. Buyer shall have delivered to the Company at Closing each of the documents set forth in Section 2.5(b), each of which shall be in full force and effect.

ARTICLE X.

INDEMNIFICATION

10.1    Survival. The (a) representations and warranties set forth in this Agreement or other certificate delivered in connection herewith, and (b) the covenants and agreements of any Party set forth in this Agreement, to the extent contemplating or requiring performance by such Party prior to the Closing, in each case, shall survive for a period of 18 months after the Closing, at which time they shall terminate and be of no further force and effect; provided, that (i) the Fundamental Representations will remain operative and in full force and effect, until 60 days after the expiration of the applicable statute of limitations or six years in the absence of any applicable statute of limitations, (ii) each covenant or agreement requiring performance at or after the Closing shall expressly survive Closing and shall continue in full force and effect in accordance with their respective terms or until otherwise fully performed and (iii) each covenant and agreement set forth in Article VIII shall expressly survive Closing and shall continue in full force and effect until 60 days after the expiration of the applicable statute of limitations or six years in the absence of any applicable statute of limitations. Notwithstanding the foregoing, any representation, warranty or covenant in respect of which indemnity may be sought under Section 10.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 10.1 if notice of the breach or potential breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to the applicable limitation date (regardless of when the Losses in respect thereof may actually be incurred), and any such representation, warranty or covenant shall survive for the maximum period permitted by Law. For the avoidance of doubt, other than survival limitations for breaches of representations and warranties as set forth in this Section 10.1, there shall be no time limitation for bringing any other claim for indemnification pursuant to this Agreement. Notwithstanding anything in this Section 10.1 to the contrary, in the event of any breach of a representation or warranty by a Party that constitutes Fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation.

10.2    Indemnification of Buyer Indemnified Parties.

(a)    Obligation of Seller and Seller Stockholders Collectively. Subject to the terms, conditions and limitations provided herein, including Section 10.2(b)(i) from and after the Closing, Seller, jointly and severally with Seller Stockholders, and each Seller Stockholder, severally and not jointly among each other and in accordance with such Seller Stockholder’s Pro Rata Share, shall indemnify and hold harmless the Buyer Indemnified Parties for any Losses (regardless of whether or not such Losses related to any Third-Party Claim) as and when incurred (whether or not due for payment) by Buyer Indemnified Parties arising from, relating to or as a result of:

(i)    any breach of any representation or warranty made by Seller, Seller Stockholders or the Company in Article IV (other than a Company Fundamental Representation) or in any Ancillary Document or any certificate delivered in connection herewith;

(ii)    any breach of a Company Fundamental Representation or in any certificate delivered in connection herewith;

(iii)    any breach or non-fulfilment of any covenant or agreement of Seller, Seller Stockholders or the Company set forth in this Agreement prior to Closing;

(iv)    any Transaction Expenses or Indebtedness that are unpaid and outstanding as of Closing;

(v)    the transactions contemplated by Section 6.6(a) or the Excluded Entities;

(vi)    any claim or threatened claim, by or on behalf of any Seller Optionholder, Seller SARs Holder or Seller Warrant Holder, or any other Person with respect to the Closing Seller Option Consideration, Closing Seller SARs Consideration or Closing Seller Warrant Consideration payable to such Seller Optionholder, Seller SARs Holder or Seller Warrant Holder (as applicable), including any claim that any different amount or alternative form consideration should have been paid to such Seller Optionholder, Seller SARs Holder or Seller Warrant Holder or other Person in connection with the cancellation of the Seller Options, Seller SARs or Seller Warrants (as applicable), and any claim against the Company or any Company Subsidiary arising out of the payment of the Closing Seller Option Consideration to the Seller Optionholders, the Closing Seller SARs Consideration to the Seller SARs Holders and the Closing Seller Warrant Consideration to the Seller Warrant Holder in accordance with the Consideration Spreadsheet including any Taxes, penalties or interest imposed on the Company or any Company Subsidiary or their Affiliates (including Buyer) arising out of or in connection with such payments); or

(vii)    the Travel Expense Matter.

(b)    Obligation of Seller and Seller Stockholders Individually. Subject to the terms, conditions and limitations provided herein, including Section 10.2(b)(i) from and after the Closing, Seller and each Seller Stockholder shall indemnify and hold harmless the Buyer Indemnified Parties for any Losses (regardless of whether or not such Losses related to any Third-Party Claim) as and when incurred (whether or not due for payment) by Buyer Indemnified Parties arising from, relating to or as a result of:

(i)    any breach of any representation or warranty made by Seller or such Seller Stockholder, as applicable, in Article III (other than a Seller Stockholder Fundamental Representation) or in any Ancillary Document or any certificate delivered in connection herewith;

(ii)    any breach of a Seller Stockholder Fundamental Representation made by Seller or such Seller Stockholder, as applicable, or in any certificate delivered in connection herewith; or

(iii)    any breach or non-fulfilment of any covenant or agreement of Seller or such Seller Stockholder, as applicable, set forth in this Agreement.

(c)    Notwithstanding anything to the contrary herein, (A) the Buyer Indemnified Parties shall not be indemnified under, and Seller and Seller Stockholders shall have no liability pursuant to, Sections 10.2(a)(i) or 10.2(b)(i) unless and until the aggregate amount of indemnifiable Losses suffered (whether or not due for payment) by Buyer Indemnified Parties on a cumulative basis exceeds an amount equal to $1,800,000 (the “Deductible”), at which time Buyer Indemnified Parties shall be entitled to recover only such Losses that exceed the Deductible; (B) the aggregate Losses recoverable by Buyer Indemnified Parties under Sections 10.2(a)(i) and 10.2(b)(i) from Seller and the Seller Stockholders together shall in no event exceed $1,800,000 (the “Cap”); (C) the aggregate Losses recoverable by Buyer Indemnified Parties under Sections 10.2(a)(vii) or otherwise with respect to the Travel Expense Matter from Seller and Seller Stockholders together shall in no event exceed $1,800,000, and the Buyer Indemnified Parties shall not be indemnified under, and Seller and Seller Stockholders shall have no liability pursuant to

Sections 10.2(a)(vii) or otherwise with respect to the Travel Expense Matter, unless and until the aggregate amount of indemnifiable Losses suffered (whether or not due for payment) by Buyer Indemnified Parties on a cumulative basis with respect thereto exceeds an amount equal to $40,000; (D) each Seller Stockholder’s aggregate liability for Losses recoverable or arising from or under Sections 10.2(a) and 10.2(b) shall not exceed the applicable portion of the Transaction Consideration actually received by such Stockholder; and (E) Seller’s aggregate liability for Losses recoverable or arising from or under Sections 10.2(a) and 10.2(b) shall not exceed the Transaction Consideration. Notwithstanding anything to the contrary contained herein, none of the limits described by this clause (c) shall apply in the case of Losses recoverable or arising from or under Fraud and nothing in this Section 10.2 shall limit amounts recoverable by Buyer under its R&W Insurance Policy. In all events, Buyer shall use commercially reasonable efforts to recover any insurance proceeds under the R&W Insurance Policy in connection with making a claim for indemnifiable Losses suffered under this Article X (whether or not due for payment) by Buyer Indemnified Parties, to the extent the R&W Insurance Policy provides coverage of such Losses, provided that, Buyer shall not be required to seek recovery under the R&W Insurance Policy prior or as a condition to recovery for such Losses under this Article X.

10.3    Indemnification of Seller Stockholder Indemnified Parties.

(a)    Subject to the terms, conditions and limitations provided herein, from and after the Closing, Buyer shall indemnify and hold harmless Seller Stockholders and, to the extent applicable, his, her or its Affiliates, employees, agents, advisors, representatives, successors and permitted assigns (collectively, the “Seller Stockholder Indemnified Parties”) for any Losses (regardless of whether or not such Losses related to any third party claim) as and when incurred (whether or not due for payment) by Seller Stockholder Indemnified Parties arising from, relating to or as a result of:

(i)    any breach of any representation or warranty made by Buyer in Article V (other than a Buyer Fundamental Representation) or in any certificate delivered in connection herewith;

(ii)    any breach of a Buyer Fundamental Representation or in any certificate delivered in connection herewith; or

(iii)     any breach or non-fulfilment of any covenant or agreement made by Buyer herein, or any breach or non-fulfilment of any covenant or agreement made by the Company herein, requiring performance or compliance therewith, after the Closing.

(b)    Notwithstanding anything to the contrary herein, (A) Seller Stockholder Indemnified Parties shall not be indemnified under Section 10.3(a)(i) unless and until the aggregate amount of indemnifiable Losses suffered by Seller Stockholder Indemnified Parties on a cumulative basis exceeds an amount equal to the Deductible, at which time Seller Stockholder Indemnified Parties shall be entitled to recover only such Losses that exceed the Deductible, (B) the aggregate Losses recoverable by Seller Stockholder Indemnified Parties under Section 10.3(a)(i) shall in no event exceed the Cap, (C) the aggregate Losses recoverable by Seller Stockholder Indemnified Parties under this Article X shall not exceed an amount equal to the Transaction Consideration. Notwithstanding anything to the contrary contained herein, none of the limits described by this clause (b) shall apply in the case of Losses recoverable or arising from or under Fraud

10.4    Defense of Third-Party Claims.

(a)    If a third party notifies any Buyer Indemnified Party or Seller Stockholder Indemnified Party (an “Indemnitee”) of any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the other Party under this Article X, then the Indemnitee shall notify Seller Stockholder Representative (in the case of Buyer Indemnified Parties seeking indemnification) or Buyer (in the case of Seller Stockholder Indemnified Parties seeking indemnification) (each, for purposes of this Article X, an “Indemnity Administrator”) of the Third-Party Claim in writing promptly and in any event within 30 days after receiving written notice of such Third-Party Claim, describing the claim in reasonable detail and providing a good faith estimate of the amount of Losses claimed thereunder (if quantifiable) and the basis thereof; provided, that the failure to so timely notify the Indemnity Administrator shall not limit the indemnification obligations under this Agreement except to the extent that the defense of such Third-Party Claim is materially prejudiced by the failure to give such notice.

(b)    Subject to the limitations set forth in this Section 10.4(b) and without modifying Sections 10.2(c) and 10.3(b), the Indemnitee will have the sole right to control the defense of Third-Party Claims. After receiving notice of a Third-Party Claim, then the Indemnity Administrator will be entitled, if it so elects, at its own cost, risk, and expense, to participate in the defense of such claim and consult with the Indemnitee in any defense of such claim, it being understood that the Indemnitee will have the sole right to control such defense (including the right to settle any such claim); provided, however, that the parties will cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided, further, that the Indemnitee will be entitled to withhold information from the Indemnity Administrator if its provision to the Indemnity Administrator would cause the attorney-client privilege thereof to be waived and there is no commercially reasonable method of providing such information to the Indemnity Administrator in a manner which would not result in such a waiver. Notwithstanding the foregoing, except for Third-Party Claims involving or seeking any (i) non-monetary remedy or monetary Losses in excess of the then remaining Indemnity Escrow Fund, (ii) claims for equitable relief or (iii) potential criminal liability, the Indemnitee will not enter into a compromise or settlement or consent to the entry of any judgement of such Third-Party Claim without the prior written consent of the Indemnity Administrator (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, if after receipt of the notice from the Indemnity Administrator an Indemnitee enters into a settlement of a Third-Party Claim without the consent of the Indemnity Administrator, the Indemnity Administrator will not be precluded from contesting the amounts owed by the Indemnity Administrator in respect of such Third-Party Claim on the basis that the settlement by the Indemnity Administrator was not reasonable in light of the circumstances of such Third-Party Claim or did not constitute, in whole or in part, an indemnifiable loss for purposes of this Section 10.4(b). Notwithstanding anything herein to the contrary, the provisions of Section 8.1(c), and not this Section 10.4(b), shall control with respect to the conduct of any claim pursuant to Section 8.1(c).

(c)    Each of the Indemnitee and Indemnity Administrator will, at his own expense, use commercially reasonable efforts to cooperate and assist the other and his, her or its counsel in the review, investigation and defense of any such claim, shall make available its personnel, and shall provide such testimony and access to his, her or its books and records to the extent relevant to such claim.

(d)    This Section 10.4 shall not apply to Third-Party Claims in respect of Tax matters, which shall be governed by Article VIII.

10.5    Direct Losses. If after the Closing, an Indemnitee incurs (whether or not due for payment) a Loss (regardless of whether or not such Losses related to any third party claim) for which the Indemnitee is entitled to indemnification, other than as a result of a Third-Party Claim (a “Direct Claim”), such Indemnitee shall provide written notice of such direct Losses to the Indemnity Administrator within the applicable time limits set forth in Section 10.1 (a “Direct Claim Notice”); provided, that the failure to so timely notify the Indemnity Administrator shall not limit the indemnification obligations under this Agreement except to the extent that the defense of such Direct Claim is materially prejudiced by the failure to give such notice. A Direct Claim Notice will describe the Direct Claim in reasonable detail and indicate the estimated amount of Losses (if estimable) that have been or may be sustained by the Indemnitee. The Indemnity Administrator will have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnity Administrator does not so respond within such 30 day period, the Indemnity Administrator will be deemed to have accepted such claim (and such Direct Claim shall be automatically deemed finally resolved hereunder), in which event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement. If an objection is timely interposed by the Indemnity Administrator, then the Indemnitee and the Indemnity Administrator shall discuss such objection in good faith for a period of 30 days from the date the Indemnitee receives such objection (such period, or such longer period as agreed in writing by the parties, is hereinafter referred to as the “Discussion Period”), and all such discussions (unless otherwise agreed by the Indemnitee and the Indemnity Administrator in writing) shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar Law. If the Direct Claim that is the subject of the Direct Claim Notice has not been resolved prior to the expiration of the Discussion Period, the Indemnity Administrator and the Indemnitee may submit the dispute for resolution to a court of competent jurisdiction in accordance with Section 12.2 hereof and each will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement.

10.6    Final Resolution; Determination of Loss Amount.

(a)    Any notice of a claim for indemnification delivered pursuant to this Article X, any amounts claimed therein and any other matters set forth therein are deemed to be “finally resolved” for purposes of this Article X upon the earlier of (i) such claim notice, amounts and matters have been finally resolved by a written agreement executed by the Indemnity Administrator and the Indemnitee, or a Direct Claim Notice is deemed resolved pursuant to Section 10.5 and (ii) such claim notice, amounts and matters have been resolved by a final, non-appealable order, decision or ruling of a court of competent jurisdiction or arbitrator with respect to such matter in dispute or portion thereof.

(b)    The amount of any Loss subject to indemnification under Sections 8.1(c), 10.2 and 10.3 shall be calculated net of (i) any cash recovery of insurance proceeds actually received by the applicable Indemnitee covering any of the Loss net of the reasonable costs and expenses (including any increases in premiums and any documented, out-of-pocket costs reasonably incurred in seeking such collection) incurred in seeking such collection, that is the subject to the claim for indemnity, and (ii) any amounts actually recovered by the applicable Indemnitee from other third party collateral sources (such as contractual indemnities provided by any non-affiliated third parties which are contained outside of this Agreement). Promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnitee shall reimburse the Indemnity Administrator for such reduction in Losses for which the Indemnitee was indemnified prior to the realization of reduction of such Losses

10.7    Exclusive Remedy. Except in the case of Fraud and except for (a) the right of a party hereto to pursue equitable relief pursuant to Section 12.10 (and without limitation of any such right), (b) the provisions of Article VIII, and (c) the provisions of Section 2.9, the Parties acknowledge and agree that, after the Closing, the indemnification provisions in this Article X shall be the sole and exclusive remedy of the Parties and their respective Affiliates against each other with respect to any claim related to or arising from this Agreement.

10.8    Disregard for Qualifications as to Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty has been breached and the amount of Losses arising therefrom, each representation and warranty in this Agreement, any certificate delivered in connection herewith and the schedules and exhibits hereto shall be read without regard and without giving effect to the terms “material,” “in all material respects,” “Material Adverse Effect,” “except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

10.9    Manner of Payment; Escrow.

(a)    Any indemnification of the Buyer Indemnified Parties or Seller Stockholder Indemnified Parties pursuant to this Article X shall be effected by wire transfer of immediately available funds from Seller Stockholder Representative or Buyer, as the case may be, to an account designated in writing by the applicable Buyer Indemnified Party or Seller Stockholder Indemnified Party, as the case may be, within five (5) days after a determination thereof that is binding on the Indemnity Administrator, whether pursuant to a final judgment, settlement or agreement among the parties hereto; provided, however, that any indemnification owed by Seller Stockholders to the Buyer Indemnified Parties may, at Buyer’s election, be satisfied out of the Escrow Funds. If Buyer elects, by written notice to Seller Stockholder Representative, to satisfy any indemnification owed by the Seller Stockholders to the Buyer Indemnified Parties out of the Escrow Funds, Seller Stockholder Representative and Buyer shall, within five (5) days after the determination of the amount thereof, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the appropriate portion of each of the Indemnity Escrow Fund and the Adjustment Escrow Fund to an account designated by Buyer. Buyer acknowledges and confirms that, except in the case of Fraud, the Indemnity Escrow Fund and the R&W Insurance Policy are the sole recourse for the Buyer Indemnified Parties with respect to indemnification claims pursuant to Section 10.2(a)(i).

(b)    If a payment obligation of any Seller Stockholder under Section 10.2(b) is satisfied from the Indemnity Escrow Fund, then (1) such Seller Stockholder immediately shall be obligated to contribute to the Indemnification Escrow Account the amount of all such Losses so satisfied that are satisfied from such account and attributable to such Seller Stockholder, (2) Seller Stockholder Representative shall use its commercially reasonable efforts to cause such Seller Stockholder to comply with such contribution obligation, (3) each of Buyer and Seller Stockholder Representative shall be entitled to bring an Action against such Seller Stockholder seeking to enforce such contribution obligation and such Seller Stockholder shall be obligated, over and above its payment obligations, and without giving effect to any of the limitations in this Article X, to reimburse each of Buyer and Seller Stockholder Representative for costs of collection (including attorneys’ fees) and (4) the diminution in the Escrow Funds resulting from the satisfaction of Losses pursuant to this proviso shall not otherwise alter the obligations of the parties to this Agreement.

10.10    Adjustments for Tax Purposes. Any payments made pursuant to this Article X or Section 8.1(c) shall be treated as an adjustment to the Transaction Consideration by the Parties for U.S. federal (and applicable state and local) income Tax purposes, unless otherwise required by Law.

ARTICLE XI.

TERMINATION

11.1    Termination. This Agreement may be terminated prior to the Effective Time:

(a)    by mutual written consent of Seller, Buyer, Seller Stockholder Representative and the Company;

(b)    by either Buyer, upon delivery of written notice to Seller, or Seller, upon delivery of written notice to Buyer, if the Transaction shall not have been consummated by the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 11.1(b) if the failure to consummate the Transaction by the End Date primarily resulted from a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)    by either Buyer, upon delivery of written notice to Seller, or Seller, upon delivery of written notice to Buyer, if a court of competent jurisdiction shall have issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 11.1(c) if the issuance of such order primarily resulted from a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(d)    by Buyer, upon delivery of written notice to Seller, if Seller, the Company or any Seller Stockholder shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.1(a) or Section 9.1(b) and (ii) cannot be or has not been cured within 30 days following receipt by the Company of written notice of such material breach or failure to perform; or

(e)    by Seller, upon delivery of written notice to Buyer, if Buyer shall have materially breached or materially failed to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) and (ii) cannot be or has not been cured within 30 days following receipt by Buyer of written notice of such material breach or failure to perform.

11.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect; provided, however, that Section 6.5(b), this Section 11.2 and Article XII shall survive the termination of this Agreement and shall remain in full force and effect; provided, further, that such termination shall not relieve any Party from any liability for damages incurred or suffered by a Party (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs), to the extent such damages were the result of the willful breach by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement occurring prior to termination, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, “willful breach” shall mean a material, intentional and willful breach or a material, intentional and willful failure to perform, in each case that is the consequence of a deliberate action or omission (including a failure to cure circumstances) by a Party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, result in a material breach of this Agreement.

ARTICLE XII.

GENERAL PROVISIONS

12.1    Interpretation; Absence of Presumption.

(a)    For the purposes of this Agreement, (i) words in the singular are held to include the plural and vice versa, and words of one gender are held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Disclosure Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” means U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement mean “including without limitation,” unless otherwise specified; (vi) the word “or,” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions apply, when appropriate, to successive events and transactions; (ix) each of the Parties has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (x) any reference to “days” means calendar days unless Business Days is expressly specified; (xi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period ends at the close of business on the next succeeding Business Day, (xii) any document, list or other item is deemed to have been “made available” to Buyer for all purposes of this Agreement only if such document, list or other item was posted at least two Business Days prior to the date hereof (and not removed on or prior to the Closing) in the electronic data room established by the Company in connection with the transactions contemplated by this Agreement, and (xiii) the words “in the ordinary course of business” mean “in the ordinary course of business, consistent with past practice” (including, for the avoidance of doubt, recent past practice in light of COVID-19); provided, that any action taken, or omitted to be taken, in compliance with any COVID-19 Measures shall be deemed to be in the ordinary course of business.

(b)    The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. Each provision of this agreement shall be given independent significance.

12.2    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)    This Agreement, any Ancillary Documents and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or any Ancillary Document, or the negotiation, execution or performance of this Agreement or any Ancillary Document shall be governed by and construed in accordance with the Laws of the State of Delaware (including its statute of limitations) without reference to any choice or conflict of law principles or other rule (whether of the state of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

(b)    SUBJECT TO THE PROVISIONS OF SECTION 2.9 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURT IN DELAWARE (THE “DELAWARE COURTS”) FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDINGS BROUGHT IN SUCH COURT. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR ARGUE IN ANY SUCH COURT (I) THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE DELAWARE COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE PROCESS IN ACCORDANCE WITH APPLICABLE LAW, (II) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF THE DELAWARE COURTS OR FROM ANY LEGAL PROCESS COMMENCED IN THE DELAWARE COURTS (INCLUDING BUT NOT LIMITED TO SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE), AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW THAT (A) THE SUIT, ACTION, OR PROCEEDING IN THE DELAWARE COURTS IS BROUGHT IN AN INCONVENIENT

FORUM, (B) THE VENUE OF SUCH SUIT, ACTION, OR PROCEEDING IS IMPROPER AND (C) THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY THE DELAWARE COURTS.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) ARE LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (C) EACH PARTY UNDERSTAND AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER.

12.3    Entire Agreement. This Agreement and the Ancillary Documents, together with the Exhibits and Schedules hereto and thereto, constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Agreement or the Ancillary Documents. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth in this Agreement or the Ancillary Documents or in the Exhibits and Schedules hereto and thereto.

12.4    No Third-Party Beneficiaries. Except as provided in Section 7.6, Article X, and this Section 12.4, this Agreement is not intended to give any Person (other than the Parties and their respective legal representatives, successor and permitted assigns) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third-party beneficiary or otherwise.

12.5    Notices. All notices and other communications to be given to any Party hereunder is sufficiently given for all purposes hereunder if in writing and (i) upon delivery if delivered by hand, (ii) one Business Day after being sent by FedEx or a similar overnight courier service for delivery the next Business Day, (iii) three Business Days after being mailed by first class certified mail, return receipt requested, with appropriate postage prepaid, or (iv) when sent in the form of a email, on the date of such transmission (provided the relevant computer record does not indicate a failed transmission). All notices and other communications must be directed to the address or email address set forth below (or to such other address, email address as such Party designates by notice given in accordance with this Section 12.5);

(a)    If to Seller or the Company (prior to the Closing):

Xator Holdings Corporation

1835 Alexander Bell Drive

Reston, VA 20191

Attention: Holly Freedlander

E-mail:     hollyf425@gmail.com

with a copy (which shall not constitute notice) to:

Rees Broome, PC

1900 Gallows Road, Suite 700

Tysons Corner, VA 22182 Attention: David J. Charles

E-mail: dcharles@reesbroome.com

(b)    If to Buyer or the Company (following the Closing):

Parsons Government Services, Inc.

1422 S. Tryon Street, Suite 700

Charlotte, NC 28203

Attention: General Counsel

E-mail:

with a copy (which does not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Bradley C. Faris; David A. Zaheer

E-mail: bradley.faris@lw.com; david.zaheer@lw.com

(c)    If to Seller Stockholder Representative:

David L. Scott

2990 Blackshear Avenue

Pensacola, FL 32503

E-mail: dscott31@aol.com

with a copy (which does not constitute notice) to:

Rees Broome, PC

1900 Gallows Road, Suite 700

Tysons Corner, VA 22182

Attention: David J. Charles

E-mail: dcharles@reesbroome.com

12.6    Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the Parties hereto whether so expressed or not, except that (i) neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Seller, the Company or Seller Stockholders without the prior written consent of Buyer and (ii) neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Buyer without the prior written consent of Seller Stockholder Representative, except as provided in this Section 12.6. Buyer may assign its rights and obligations hereunder, in whole or in part, to any of its Affiliates without the consent of any other Person. In addition, Buyer may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of the Company, the Company Subsidiaries (other than the Excluded Entities) or their business in any form of transaction without the consent of any other Person. Buyer and, following the Closing, the Company may assign any or all of its rights pursuant to this Agreement to any of their respective lenders as collateral security without the consent of any other Person.

12.7    Amendments and Waivers. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon (i) a Seller Stockholder only if such amendment or waiver is set forth in a writing executed by Seller Stockholder Representative, and (ii) each other Party hereto only if such amendment or waiver is set forth in a writing executed such Party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or waive any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

12.8    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or portions thereof) shall remain in full force and effect and in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this Agreement (or any portion thereof) is held to be so broad as to be invalid, broad or unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon a determination that any term, provision, covenant or restriction of this Agreement is invalid, void or unenforceable, Buyer and Seller Stockholder Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.9    Expenses. Except as otherwise set forth in this Agreement, Buyer will be responsible for all costs and expenses incurred by Buyer and its Affiliates in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby. Except as otherwise set forth in this Agreement, Seller, Seller Stockholders will be responsible for all costs and expenses incurred by Seller, the Company or Seller

Stockholders in connection with the negotiation, preparation and entry into of this Agreement and the consummation of the transactions contemplated hereby (to the extent that any such amount is not included in Indebtedness or Transaction Expenses).

12.10    Specific Performance. Each of the Parties agrees that irreparable harm would occur and that the other Parties may not have any adequate remedy at Law (a) for any actual or threatened breach of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, each of Seller Stockholders, Seller Stockholder Representative, Seller, the Company and Buyer shall be entitled, in addition to any other remedy to which such party is entitled at Law, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without proof of damages, this being in addition to any other remedy to which the Parties are entitled under this Agreement. The Parties acknowledge and agree that none of the Parties, when seeking an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.10, shall be required to provide any bond or other security in connection with any such Action.

12.11    Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered is deemed to have been duly and validly delivered and is valid and effective for all purposes.

12.12    Disclosure Schedules. No exceptions to any representations or warranties disclosed on one Disclosure Schedules attached hereto shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable Disclosure Schedules or the applicability of such disclosure to such other schedule is reasonably apparent on its face. Nothing in the Disclosure Schedules shall be deemed an admission by Seller Stockholders, Seller or the Company or any of their or its Affiliates, in any Action or proceeding involving a third party, that such third party is or is not in breach or violation of or in default in the performance or observance of any term or provision of any contract.

12.13    Waiver of Conflict; Privilege.

(a)    The Parties acknowledge and agree that (i) on and prior to the Closing, each of Rees Broome, PC (“RBLaw”) and Holland & Knight LLP (“Holland & Knight”) has acted as counsel for Seller, the Company and its Subsidiaries and Affiliates, and Seller Stockholders, and (ii) subsequent to the Closing, any Seller Stockholder and its Affiliates (other than the Company and its Subsidiaries) and any officer, employee or director of Seller, the Company or its Subsidiaries shall have the right to retain RBLaw or Holland & Knight to represent their respective interests, including, without limitation, in any dispute relating in any manner to this Agreement or the transactions contemplated hereby (a “Dispute”). Buyer, on behalf of itself and its Affiliates, irrevocably waives, consents to and covenants not to assert (and agrees to cause the Company and each Company Subsidiary to waive, and not to assert) any objection, based on conflict of interest or otherwise, to any representation of any Seller Stockholder or its Affiliates (other than the Company and its Subsidiaries) and any officer, employee or director of Seller, the Company or its Subsidiaries by RBLaw or Holland & Knight, in connection with any Dispute.

(b)    Buyer further agrees, on behalf of itself and its Affiliates, that, all communications among Seller or the Company’s external counsel, including, without limitation, RBLaw or Holland & Knight, on the one hand, and any Seller Stockholder or any of its officers, employees or directors, that relate in any way to the transactions contemplated hereby (including, without limitation, communications regarding the process conducted by Seller and the Company, the Company Subsidiaries and their respective officers, employees and directors leading to such transactions) and the negotiation, documentation and consummation thereof (collectively, the “Privileged Communications”), will be deemed to be attorney-client confidences that belong solely to Seller Stockholder Representative and not to Buyer or the Company or their respective Subsidiaries. Accordingly, none of Buyer, or after the Closing, the Company or any of their respective Subsidiaries, will assert that the attorney-client privilege of Seller Stockholders or Seller Stockholder Representative related to the Privileged Communications or the files of RBLaw or Holland & Knight relating to such engagement was waived due to the inadvertent transfer of attorney-client privileged material after the Closing (either because they were included in the computer server(s) of the Company or its Subsidiaries or were otherwise within the records of the Company or its Subsidiaries after the Closing), whether or not the Closing will have occurred, whether by seeking a waiver of the attorney-client privilege (except as expressly provided herein) or through any other means. As to any such Privileged Communications prior to the Closing Date, Buyer, Seller, the Company and each Company Subsidiary together with any of their respective Affiliates, Subsidiaries, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any Dispute with Seller Stockholder Representative or any Seller Stockholder. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller Stockholder Representative (and not Buyer or the Company or any of their respective Subsidiaries) will be the sole holder of the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege with respect to such communications and such engagement, (ii) to the extent that files of RBLaw or Holland & Knight in respect of such communications or engagement constitute property of the client, only Seller Stockholder Representative (and not Buyer or the Company or any of their respective Subsidiaries) will hold such property rights, and (iii) neither RBLaw nor Holland & Knight will have any duty to reveal or disclose any such attorney-client communications or files to Buyer, the Company or any of their respective Subsidiaries by reason of any attorney-client relationship between RBLaw or Holland & Knight, on the one hand, and the Company or any of the Company Subsidiaries or Affiliates, on the other hand. This Section 12.13 will be irrevocable, and no term of this Section 12.13 may be amended, waived or modified, without the prior written consent of Seller Stockholder Representative. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company, its Subsidiaries or their respective Affiliates, on the one hand, and a third party other than Seller, Seller Stockholders or Seller Stockholder Representative, on the other hand, Buyer, the Company, its Subsidiaries or their respective Affiliates, may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that none of Buyer, Seller, the Company, its Subsidiaries or their respective Affiliates, may waive such privilege without the prior written consent of Seller Stockholder Representative.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

SELLER:

XATOR HOLDINGS CORPORATION

By:
Name: David L. Scott
Title: President

COMPANY:

XATOR CORPORATION

By:
Name: David L. Scott
Title: President

PRINCIPAL SELLER STOCKHOLDERS:

David L. Scott

DLS IRREVOCABLE TRUST

David L. Scott, Trustee

JLS IRREVOCABLE TRUST

Jennifer L. Scott, Trustee

DAVID L. SCOTT 2017 GRAT

Jennifer L. Scott, Trustee

TRUST FBO BRANDON D. SCOTT UNDER SECTION 3.2(B) OF THE DAVID L. SCOTT 2015 GRAT

John Clark, Trustee

TRUST FBO ALYSSA M. SCOTT UNDER SECTION 3.2(B) OF THE DAVID L. SCOTT 2015 GRAT

John Clark, Trustee

TRUST FBO ASHLEY E. CROSSLAND UNDER SECTION 3.2(B) OF THE DAVID L. SCOTT 2015 GRAT

John Clark, Trustee

JERRY M. PFEIFFER GRANTOR RETAINED ANNUITY TRUST OF 2015

Jerry Pfeiffer, Co-Trustee

Anne Pfeiffer, Co-Trustee

JERRY M. PFEIFFER GRANTOR RETAINED ANNUITY TRUST OF 2016

Jerry Pfeiffer, Co-Trustee

Anne Pfeiffer, Co-Trustee

Jerry Pfeiffer

JERRY M. PFEIFFER IRREVOCABLE TRUST OF 2016

Anne Pfeiffer, Trustee

SELLER STOCKHOLDER REPRESENTATIVE:

David L. Scott

BUYER:

Parsons Government Services, Inc.

By:
Name: Michael R. Kolloway
Title: Senior Vice President

ANNEX I

Holders

Principal Seller Stockholders:

1.	David Scott

2.	DLS Irrevocable Trust

3.	David Scott 2017 GRAT

4.	Trust FBO Brandon D. Scott Under Section 3.2(b) of the David L. Scott 2015 Grat

5.	Trust FBO Ashley E. Crossland Under Section 3.2(b) of the David L. Scott 2015 Grat

6.	Trust FBO Alyssa M. Scott Under Section 3.2(b) of the David L. Scott 2015 Grat

7.	JLS Irrevocable Trust

8.	Jerry Pfeiffer

9.	Jerry M. Pfeiffer Grantor Retained Annuity Trust of 2015

10.	Jerry M. Pfeiffer Grantor Retained Annuity Trust of 2016

11.	Jerry M. Pfeiffer Irrevocable Trust of 2016

Other Seller Stockholders:

12.	Michael J. Cromwell

13.	Jonathan R. Wallace

14.	John Chapel

15.	The Jacks 2016 Irrevocable Trust

16.	Wesly H.R. Gaus

17.	Robert J. Hisel, Jr.

18.	John A. Moore Jr.

19.	Ronald Charles Hammond, Jr.

20.	Peter M. Schulte

21.	William Schmale

22.	Mark Skinner

Seller Optionholders:

1.	Mark Skinner

2.	Ted Wrublesky

3.	William Schmale

4.	Chris Hamilton

5.	Jim Snow

6.	Ted Timberlake

7.	Doug Allison

8.	Josh Turner

9.	Gino Amoroso

10.	Hal Smith

Seller SARs Holders:

1.	Anthony Iasso

2.	Tom Heasley

3.	Holly Freedlander

4.	William Schmale

5.	Dave Boyd

6.	John McIntyre

7.	Al Stewart

Seller Warrant Holders:

1.	William Braun Jones, III

2.	Oded Ben-Joseph

3.	Arnold E. Freedman

4.	David L. Scott

5.	Jerry Pfeiffer

ANNEX II

Key Executives

David Scott

Jerry Pfeiffer

Mark Skinner

ANNEX III

Retention Bonus Recipients

Key Retention Bonus Recipients:

Key Retention Bonus Recipient	Bonus Allocation
Hal Smith	$500,000
Anthony Iasso	$500,000
Tom Heasley	$350,000
Will Schmale	$500,000
Ted Wrublesky	$300,000
Gino Amoroso	$150,000
Al Stewart	$200,000

Other Retention Bonus Recipients:

Other Retention Bonus Recipient	Bonus Allocation
Holly Freedlander	$500,000
Jim Snow	$100,000
Doug Allison	$100,000
Craig Vieth	$75,000
Chris Hamilton	$150,000
Matt Giarratana	$125,000
Carolyn Lund	$125,000
Wes Parker	$125,000
Dave Boyd	$150,000
John McIntyre	$150,000

Sandy Thompson	$75,000
Sarah Halye	$150,000
Susan Alvez	$100,000
Adam Orff	$100,000
Jack Irving	$100,000
Rayna Stanley	$150,000
Joe Balskus	$100,000
Ted Timberlake	$100,000
Wendy Piazza	$100,000
Josh Turner	$100,000
Katherine Tempelton	$75,000
Mary Monahan	$75,000
Chuck Watts	$75,000
Dave Cornelius	$75,000
Aric Natercinola	$100,000

Available Retention Bonus Pool: $425,000

Total Retention Bonus Pool: $6,000,000

EXHIBIT A

Sample Net Working Capital Calculation

EXHIBIT B

Form of Escrow Agreement

EXHIBIT C

Form of Restrictive Covenant Agreement

EXHIBIT D

Form of Retention Bonus Agreement

EXHIBIT E-1

Form of Transition Services Agreement

EXHIBIT E-2

Form of Facility Access and Use Agreement

EXHIBIT E-3

Form of Subcontract Pending Novation Agreement

EXHIBIT F

Form of Joinder Agreement

EXHIBIT G

Form of Closing Note

EXHIBIT H-1

Form of Equity Award Holder Acknowledgment Agreement

EXHIBIT H-2

Form of Warrant Holder Acknowledgment Agreement

SCHEDULE I

Accounting Principles

1.	Current assets to exclude any unbilled or billed accounts receivable related to the KSSS task order (Project 04040.003).

2.	Current assets to exclude any unbilled or billed accounts receivable related to the Blue Grass (BGCAPP) contract (Project 04040.000).

3.	Current Liabilities to exclude deferred rent (0277-000) and deferred income tax (0285-000).

4.

Rate variance receivables attributable to the OSIS II contract shall be calculated based on the lower of actual indirect rates and the OSIS II contractual indirect rate ceilings for fringe of 37.0%, client site overhead of 8.9% and G&A of 7.0%. Actual indirect rates used for this calculation will be computed as close as possible to the Post-Closing Adjustment date ignoring any Buyer cost allocations.

5.	Current assets and current liabilities shall exclude any balances related to the Excluded Entities.